As filed  with the  Securities  and  Exchange  Commission  on October  31,  2003
                                                     Registration No. 333-108884

                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                             Washington, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Synergy Financial Group, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

           New Jersey                      6035                 Applied For
---------------------------------    -----------------       -------------------
(State or other jurisdiction         (Primary SIC No.)        (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                310 North Avenue East, Cranford, New Jersey 07016
                                  908-272-3838
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

            Mr. John S. Fiore, President and Chief Executive Officer
                310 North Avenue East, Cranford, New Jersey 07016
                                 (908) 272-3838
--------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

                             Samuel J. Malizia, Esq.
                           Tiffany A. Hasselman, Esq.
                            MALIZIA SPIDI & FISCH, PC
                            1100 New York Ave., N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE
------------------------- ----------------- ------------------- ----------------------- -------------------
Title of Each                    Amount        Proposed Maximum    Proposed Maximum             Amount of
Class of Securities               to be         Offering Price        Aggregate              Registration
To Be Registered               Registered          Per Unit        Offering Price(1)               Fee
------------------------- ----------------- ------------------- ----------------------- -------------------
Common Stock,
$0.10 Par Value                11,218,106(2)        $10.00           $112,181,060           $   1,318.66(3)
Interests of participants
in the 401(k) Plan                412,050(4)        $10.00           $          -           $          -(5)
------------------------- ----------------- ------------------- ----------------------- -------------------

(1)   Estimated solely for purposes of calculating the registration fee.
(2) Includes the maximum numbers of shares that may be sold or exchanged for shares of common stock in connection with this offering.
(3) An additional 1,629,981 shares are being registered with this amendment. The fee for the other 9,588,125 shares was paid with the original filing of the Form S-1 on September 17, 2003.
(4)   These shares are included in the 11,218,106 shares being registered.

(5) The $4,120,500 of participations to be registered are based upon the assets of the 401(k) Plan. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[GRAPHIC OMITTED]

PROSPECTUS


                          SYNERGY FINANCIAL GROUP, INC.
     (Holding Company for Synergy Bank and Synergy Financial Services, Inc.)


                    Up to ^ 9,754,875 Shares of Common Stock
    (Including up to 5,511,951 newly issued shares and up to 4,243,370 shares to be exchanged for existing shares of Synergy Financial Group, Inc.)

         We are offering common stock in connection with the conversion of Synergy, MHC from the mutual to the stock form of organization. The shares being offered represent the 56.5% ownership interest in Synergy Financial Group, Inc. now owned by Synergy, MHC, its mutual holding company parent. Synergy Financial Group, Inc. is the holding company of Synergy Bank and Synergy Financial Services, Inc. The remaining 43.5% ownership interest in Synergy Financial Group, Inc. is owned by the public and will be exchanged for shares of the new Synergy Financial Group, Inc.'s common stock. If you are now a stockholder of Synergy Financial Group, Inc., your shares will be canceled and exchanged for new shares. The number of shares you will receive will be based on an exchange ratio and will depend upon the number of new shares we sell in our offering. All new shares of common stock being offered for sale will be sold at a price of $10.00 per share.


         If you are a current or former depositor of Synergy Bank as of the eligibility dates:

          o You may have priority rights to purchase shares of our common stock.

         If you are currently a stockholder of Synergy Financial Group, Inc.:


          o    Each of your shares will be exchanged automatically for between ^
               2.1557 and ^ 2.9166 new shares of Synergy Financial Group, Inc.

          o    After the  exchange of shares,  your  percentage  ownership  will
               remain   essentially   equivalent  to  your  current   percentage
               ownership interest in Synergy Financial Group, Inc.

          o You may also purchase additional shares in the offering after priority orders are filled.

         If you fit neither of the above categories, but are interested in purchasing shares of our common stock:

          o You may purchase shares of our common stock after orders in the preceding categories are filled.


         We are offering for sale up to ^ 5,511,951 shares of common stock. We may sell up to ^ 6,338,729 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. We must sell a minimum of ^ 4,074,120 shares in order to complete the offering and the exchange of existing shares. The minimum purchase is 25 shares. The offering is expected to terminate on December ^__, 2003 at 12:00 noon, eastern time. We may extend this termination date without notice to you until ^_______, 2004. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond ^_______, 2004. In no event may the offering be extended beyond December __, 2005. Funds received prior to completion of the offering will be held in an escrow account at Synergy Bank and will earn interest at our savings account rate. In the event the offering is terminated, funds will be promptly returned with interest.


         Our stock is currently quoted on the OTC Bulletin Board under the symbol "SYNF." The Nasdaq National Market has given us preliminary approval to list our common stock on the National Market under the same symbol.

         Sandler O'Neill & Partners, L.P. will assist us in our selling efforts on a best efforts basis. Sandler O'Neill & Partners, L.P. is not required to purchase any of the common stock that is being offered.

    This investment involves risk, including the possible loss of principal.
              Please read the "Risk Factors" beginning at page __.

================================================================================
                                    Minimum       Maximum   Maximum, as Adjusted
                                    -------       -------   --------------------

Number of Shares.............   ^ 4,074,120     5,511,951         6,338,729
Total Offering Expenses......    $1,100,000    $1,100,000        $1,100,000
Net Proceeds................. ^ $39,611,200   $54,019,510       $62,287,290
Net Proceeds Per Share.......       ^ $9.72         $9.80             $9.83


         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     For assistance, please contact the conversion center at (908) 956-4011
                        Sandler O'Neill & Partners, L.P.
                The Date of this Prospectus is November __, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary.........................................................................
Risk Factors....................................................................
Use of Proceeds.................................................................
Dividend Policy.................................................................
Market for the Stock............................................................
Capitalization..................................................................
Pro Forma Data..................................................................
Historical and Pro Forma Capital Compliance.....................................
Selected Consolidated Financial and Other Data..................................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations................................
Business of Synergy Financial Group, Inc........................................
Business of Synergy Bank .......................................................
Regulation......................................................................
Taxation........................................................................
Management......................................................................
The Conversion..................................................................
The Stock Offering..............................................................
Restrictions on Acquisition of Synergy Financial Group, Inc.....................
Description of Capital Stock....................................................
Legal and Tax Opinions..........................................................
Experts.........................................................................
Registration Requirements.......................................................
Where You Can Find Additional Information.......................................
Index to Consolidated Financial Statements......................................

--------------------------------------------------------------------------------

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the stock offering, you should read this entire document carefully, including the consolidated financial statements of Synergy Financial Group, Inc. and the notes thereto.

The Companies

Synergy, MHC - 310 North Avenue East, Cranford, New Jersey 07016

         Synergy, MHC is currently the federally-chartered mutual holding company of Synergy Financial Group, Inc. As of June 30, 2003, Synergy, MHC's sole business activity consists of its ownership of 1,889,502 shares of Synergy Financial Group, Inc.'s common stock, which represents 56.5% of its outstanding shares. At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Synergy, MHC, Synergy, MHC will cease to exist.

Synergy Financial Group, Inc. - 310 North Avenue East, Cranford, New Jersey 07016 (908) 272-3838

         Synergy Financial Group, Inc. is currently the middle-tier federal stock holding company of Synergy Bank and Synergy Financial Services, Inc. and owns all of the outstanding common stock of both entities. At June 30, 2003, Synergy Financial Group, Inc. had total assets of $561.4 million and total stockholders' equity of $39.6 million.

         At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Synergy, MHC, Synergy Financial Group, Inc. will cease to exist but will be succeeded by a newly formed New Jersey corporation also called Synergy Financial Group, Inc., which will own all of the outstanding common stock of Synergy Bank and Synergy Financial Services, Inc. As of June 30, 2003, Synergy Financial Group, Inc. had 3,344,252 shares of common stock issued and outstanding. Synergy, MHC owns 1,889,502 shares, or 56.5%, of Synergy Financial Group, Inc.'s outstanding common stock. The remaining shares of common stock are held by the public.

Synergy Bank - 310 North Avenue East, Cranford, New Jersey 07016

         Synergy Bank is a federally-chartered stock savings bank that was organized in 1952 as a federal credit union and converted to a savings bank in 1998. Synergy Bank conducts a traditional community bank operation, offering retail banking services, one- to-four family residential mortgages and home equity loans, multi-family and non-residential mortgages, commercial loans and consumer loans, including automobile loans.

Synergy Financial Services, Inc. - 310 North Avenue East Cranford, New Jersey 07016

         Synergy Financial Services, Inc. was incorporated under New Jersey law in June 1997 and began operation in May 1998. It was organized for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

How the Ownership Structure Will Change After the Conversion

         The following chart shows our current structure which is commonly referred to as a "two-tier" mutual holding company structure:


----------------------------              --------------------------------------
                                          Synergy Financial Group, Inc.
     Synergy, MHC                            Minority Stockholders
                                             (Public Stockholders)
----------------------------              --------------------------------------
             | 56.5%                        | 43.5%
            --------------------------------------------------------------------
                               Synergy Financial Group, Inc.
            --------------------------------------------------------------------
                    | 100%                                 | 100%
            ------------------------       -------------------------------------
                  Synergy Bank                  Synergy Financial Services, Inc.
            ------------------------       -------------------------------------



The following chart shows our ownership structure after the conversion:

     ----------------------
        Public Stockholders
     ----------------------
               | 100%
     ----------------------      --------------------------------------
                                 Synergy Financial Group, Inc.
     ----------------------      --------------------------------------
               | 100%                                | 100%
     ----------------------      --------------------------------------
          Synergy Bank                 Synergy Financial Services, Inc.
     ----------------------      --------------------------------------


The Offering

         We are selling common stock which represents the 56.5% ownership interest in Synergy Financial Group, Inc. now owned by Synergy, MHC in the following order of priority.

          First: Depositors at Synergy Bank with $50 or more on deposit as of March 31, 2002.

          Second: Synergy Financial Group, Inc.'s employee stock ownership plan.

          Third: Depositors at Synergy Bank with $50 or more on deposit as of September 30, 2003.


          Fourth: Depositors at Synergy Bank as of October ^ 31, 2003.

         We are selling between ^ 4,074,120 and ^ 5,511,951 shares of common stock, all at a price of $10.00 per share. The number of shares to be sold may be increased to ^ 6,338,729. The actual number of shares we sell will depend on an independent appraisal performed by FinPro, Inc., an independent appraisal firm. See Stock Pricing and the Number of Shares to be Offered at page __.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


         The subscription offering ^ will terminate at 12:00 noon, eastern time, on ^ December__, 2003. We may extend this expiration date without notice to you for up to 45 days, until _____________, 2004. ^ Once submitted, your order is irrevocable unless the offering is extended beyond _____________, 2004. We may request permission from the Office of Thrift Supervision to extend the offering beyond _____________, 2004, but in no event may the offering be extended beyond _______________. If the offering is extended beyond _____________, 2004, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Synergy Bank's regular savings account rate.

         We may cancel the offering at any time prior to the special meeting of members of Synergy, MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Synergy Financial Group, Inc. to vote on the plan of conversion and reorganization. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest.


         Commencing concurrently with the subscription offering, we may also offer shares of common stock in a community offering. In the community offering, current stockholders of Synergy Financial Group, Inc. will have first preference and people who reside in the communities where Synergy Bank has offices will have second preference. This part of the offering may terminate at any time without notice but no later than __________, 2004.


         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Sandler O'Neill & Partners, L.P. This part of the offering may terminate at any time without notice but no later than __________, 2004.

         You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.


         We have the right to reject any orders of stock in the community offering and syndicated community offering. We have described the offering in greater detail beginning at page __ .

The Exchange of Synergy Financial Group, Inc. Common Stock

         If you are now a stockholder of Synergy Financial Group, Inc., your shares will be canceled and exchanged for new shares. The number of shares you will receive will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our offering.

         The following table shows how the exchange ratio will adjust based on the number of shares sold in our offering. The table also shows how many shares an owner of Synergy Financial Group, Inc. common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                                                    100 Shares of
                                                        Shares of the New                                         Synergy Financial
                                                        Synergy Financial                                       Group, Inc. Would be
                                                        Group, Inc. to be                                          Exchanged for the
                                                          Exchanged for           Total Shares                   Following Number of
                                                        Existing Shares of         of Common                      Shares of the New
                             Shares to be Sold          Synergy Financial         Stock to be       Exchange      Synergy Financial
                               in the Offering              Group, Inc.           Outstanding         Ratio          Group, Inc.
                          ------------------------  --------------------------    -----------     ------------      ------------
                              Amount        Percent       Amount        Percent
                              ------        -------       ------        -------

Minimum.................     4,074,120        56.5%    ^ 3,136,404        43.5%      ^ 7,210,125        2.1557%          215
Midpoint................     4,792,963        56.5     ^ 3,689,887        43.5       ^ 8,482,500        2.5362           253
Maximum.................     5,511,951        56.5     ^ 4,243,370        43.5       ^ 9,754,875        2.9166           291
Adjusted maximum........     6,338,729        56.5     ^ 4,879,876        43.5      ^ 11,218,106        3.3541           335




         If you own your shares of Synergy Financial Group, Inc. in "street name," the exchange will occur automatically; you do not need to take any action. If you have shares registered in your name, you will receive a transmittal form with instructions to surrender your stock certificates after the offering is completed. You will receive new certificates of our common stock within five business days after we receive your properly executed transmittal form.

         No fractional shares of our common stock will be issued to any public stockholder of Synergy Financial Group, Inc. upon consummation of the conversion. Payment for fractional shares will be made after the receipt of surrendered Synergy Financial Group, Inc. stock certificates by Registrar and Transfer Company, which is the transfer agent for our stock and will act as the exchange agent for the conversion.

         We have described the exchange in greater detail beginning at page __.


Tax Effects of the Conversion

         As a general matter, the conversion and reorganization, including the related stock offering and exchange of shares, will not be a taxable transaction for purposes of federal or state income taxes for Synergy, MHC, Synergy Financial Group, Inc., Synergy Bank, persons eligible to subscribe for stock in the offering or existing stockholders of Synergy Financial Group, Inc. Existing stockholders of Synergy Financial Group, Inc. who receive cash in lieu of fractional shares will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. See Federal and State Tax Consequences of the Conversion at page __.


Reasons for the Conversion

         We are pursuing the conversion for several reasons, including the following:

o The proceeds from the sale of common stock will provide us with additional equity capital, which will support future deposit growth and expanded operations. While we currently exceed applicable regulatory capital requirements, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base. If our current growth continues at the same rate and if we expand further as we currently plan, we will need the additional capital to continue to comply with applicable regulatory capital requirements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

o The larger capital base after the offering will allow us to increase our interest-earning assets, which should permit us to increase our earnings.

o Because a greater amount of our outstanding stock will be held by public stockholders after the conversion, we have applied to have our common stock quoted on the Nasdaq National Market. This is expected to provide additional liquidity and visibility for our common stock and is expected to make it easier for you to buy and sell our common stock.

o As a fully converted holding company, we will have greater strategic flexibility in connection with merger and acquisition transactions. Unlike a mutual holding company, we can use stock as a form of payment for acquisitions and merge with any other stock institution or its holding company. Currently, however, we have no plans, agreements or understandings regarding any acquisition.

o As a fully converted company, we believe it will be easier to access the capital markets through possible future equity and debt offerings.


         We completed a minority stock offering in September 2002, at which time shares of our common stock were first issued to public stockholders. A total of 1,454,750 shares were issued to persons other than Synergy, MHC, our parent mutual holding company, representing 43.5% of our outstanding common stock. We are undertaking the second-step conversion at this time due to our high internal growth rate as well as the successful completion of a whole bank acquisition since the time at which we determined to conduct the minority stock offering. Since March 31, 2002, the date of the data used in connection with the first step-conversion, total assets have grown by over $200 million in assets, from $344.9 million at March 31, 2002 to $561.4 million at June 30, 2003, a growth rate in excess of industry levels. The growth during this time frame includes the acquisition of First Bank of Central Jersey, which added $52.1 million of deposits, $22.9 million in loans and two new branch offices. In addition to the First Bank acquisition, the growth during this time frame is attributable in part to the six additional new branch offices opened since March 31, 2002. Due to applicable regulatory capital requirements and the Bank's internal growth projections along with its intent to continue active consideration of the acquisition of local financial institutions, the Board of Directors deemed additional equity capital necessary and decided to undertake this second-step conversion.


Conditions to Complete the Conversion

         We cannot complete our conversion and our offering unless:

         (1) It is approved by a majority of the votes eligible to be cast by members of Synergy, MHC;


         (2) It is approved by at least two-thirds of the votes eligible to be cast by stockholders of Synergy Financial Group, Inc., including those shares held by Synergy, MHC; and

         (3) It is approved by a majority of the votes eligible to be cast by stockholders of Synergy Financial Group, Inc., ^ excluding those shares held by Synergy, MHC.


         We have described the conditions to complete the conversion in greater detail at page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

$10.00 Per Share Stock Pricing and the Number of Shares to be Issued in the Conversion


         As mandated by the regulations of the Office of Thrift Supervision, the number of shares offered is determined by an independent appraisal of the pro forma estimated market value of our stock performed by FinPro, Inc. divided by the purchase price of $10.00 and multiplied by 56.5%, the percentage of Synergy, MHC shares being offered to the public. The amount of stock sold in this offering is required by regulation to be based upon an independent appraisal which is reviewed by the Office of Thrift Supervision. The appraisal is reviewed but is not approved or otherwise determined by the Board of Directors of Synergy.

         FinPro has determined that as of ^ October 3, 2003, our estimated aggregate pro forma market value was ^ $84.8 million, the mid-point of the valuation range. Pursuant to regulations, this value must be within a minimum valuation range of ^ $72.1 million and a maximum valuation range of ^ $97.5 this valuation and the ownership of Synergy, MHC, an offering range between ^ 4,074,120 shares and ^ 5,511,951 shares is being offered.

         ^ The following table compares Synergy Financial Group, Inc.'s pro forma price to core earnings multiple and pro forma price to tangible book ratio at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to tangible book ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ ^ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to tangible book ratios for Synergy Financial Group, Inc.

                                                          Pro Forma         Pro Forma
                                                        Price to Core       Price to
                                                           Earnings         Tangible
                                                           Multiple        Book Ratio
                                                           --------        ----------
Synergy Financial Group, Inc.(1):
     Minimum (4,074,120 shares sold).................       27.03x          98.23%
     Midpoint (4,792,963 shares sold)................       32.26x         106.50%
     Maximum (5,511,951 shares sold).................       37.04x         113.38%
     Maximum, as adjusted (6,338,729 shares sold)....       41.67x         120.34%
                                                        Price to Core       Price to
                                                           Earnings         Tangible
                                                           Multiple        Book Ratio
                                                           --------        ----------
Median for comparable peer group companies...........       16.85x         152.24%
Mean for comparable peer group companies.............       18.74x         166.48%

-----------
(1) The price/core earnings multiples shown here for Synergy Financial Group, Inc. are based on core earnings for the twelve months preceding June 30, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data on page ___ is based on net income for the six months preceding June 30, 2003 and the twelve months preceding December 31, 2002.

         The ratios we have presented are commonly requested by a prospective investor in order to determine whether or not the stock meets his investment criteria. Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent


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                                        6
valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See Risk Factors - You may not be able to sell your shares when you desire or for $10.00 or more per share at page __ and Pro Forma Data at page __ and The Offering - Stock Pricing and the Number of Shares to be Offered at page __.

         We received authorization from the OTS on November __, 2003, based on the independent valuation, to issue between a minimum of 7,210,125 shares and a maximum of 9,754,875 shares, including shares to be exchanged for existing shares of Synergy Financial Group, Inc. The independent valuation must be updated and confirmed by FinPro, Inc. before we may complete the stock offering. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 11,218,106 shares could be issued, including shares to be exchanged for existing shares of Synergy Financial Group, Inc. If the updated independent valuation would result in more than 11,218,106 shares being issued, we will be required to notify all persons who have subscribed and such persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Synergy Bank's savings account rate.


The Amount of Stock You May Purchase

         The minimum number of shares that you may purchase is 25.


         If you are not a Synergy Financial Group, Inc. stockholder, you (or other individuals on a single account on an eligibility record date) may generally not, either alone or together with persons acting in concert with you, purchase more than ^ 10,000 shares of common stock. The maximum number of shares that any individual may generally purchase together with any associate or group of persons acting in concert is ^ 20,000 shares.

         If you are now a Synergy Financial Group, Inc. stockholder, you (or other individuals on a single account on an eligibility record date) may generally not, either alone or together with persons acting in concert with you, purchase shares that, when combined with shares you receive in the exchange for Synergy Financial Group, Inc. stock, exceed ^ 10,000 shares. Any current stockholder, however, will not be required to divest of any stock received in exchange for their current Synergy Financial Group, Inc. stock. The maximum number of shares that any current stockholder may generally purchase together with or group of persons acting in concert, when combined with shares received in the exchange for Synergy Financial Group, Inc. stock, is ^ 20,000 shares.


         For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see The Offering - Limitations on Purchases of Common Stock at page __.


Proposed Stock Purchases by Management.

          We expect our directors and executive officers, together with their associates, to subscribe for approximately 10,500 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Certain of our directors and executive officers will not be eligible to purchase additional stock in the offering or are limited as to the amount of stock they may purchase in the offering due to the purchase limitations and the number of shares held by such individuals prior to the conversion. Purchases


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                                        7

--------------------------------------------------------------------------------

of common stock in the offering by these persons will be counted toward such the minimum of 4,074,120 shares that must be sold in order to complete the conversion and offering. Following the conversion and offering, our directors and executive officers, together with their associates, are expected to own 406,765 shares of common stock, or 4.8% of our shares at the midpoint of the offering range. See Proposed Stock Purchases by Management at page __.


Our Use of the Proceeds Raised from the Sale of Stock


         We estimate that we will receive net proceeds from the sale of the common stock of between ^ $39.6 million at the minimum of the offering range and ^ $54.0 million at the maximum^ of the offering range. Synergy Financial Group, Inc. will use up to 80% of the proceeds of the offering to make a capital contribution to Synergy Bank. Synergy Financial Group, Inc. will also lend its employee stock ownership plan cash to enable the plan to refinance its existing debt and to buy 8.0% of the shares sold in the offering. The balance will be used for general business purposes, which may include investments in securities, repurchasing shares of common stock or paying cash dividends.


         The funds received by Synergy Bank will be used for general business purposes, including funding the origination of loans and investments in securities. We may also use a portion of the proceeds to pay down FHLB advances. We intend to continue to expand our branch office network. We will also evaluate various diversification opportunities, including the development of new lines of business in addition to expanding our core banking business. In addition to expansion of our branch network through opening or acquiring branch offices, we intend to actively consider the acquisition of local financial institutions as a means to expand our banking operations. It is uncertain, however, when or if such diversification or acquisitions will occur. We do not have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations. See Use of Proceeds at page __.

Stock Benefit Plans for Management


         In order to link our officers,' directors' and employees' interests closer to our stockholders' interests, we ^ have established certain benefit plans that use our stock as compensation. At a stockholder meeting in April 2003, stockholders of Synergy Financial Group, Inc. approved the Synergy Financial Group, Inc. 2003 Stock Option Plan and the Synergy Financial Group, Inc.2003 Restricted Stock Plan. Officers and directors of Synergy Financial
Group,  Inc. and its  subsidiaries  were awarded  options to purchase  shares of common stock under the option plan and shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion. The vesting periods under these plans will remain unchanged. See 2003 Stock Awards at page __ for details related to such stock plans. Additionally, we previously established an employee stock ownership plan in connection with our minority stock offering completed in September 2002, and the shares purchased by such plan will be exchanged for new shares in the conversion in accordance with the exchange ratio.

         We intend to establish additional plans in connection with and following this offering. The following table presents information regarding the existing and new employee stock ownership plan and stock-based incentive plans. The table below assumes ^ that 8,482,500 shares are outstanding after the offering, which includes the sale of 4,792,963 shares in the offering (the midpoint) and the issuance of 3,689,887 shares in exchange for shares of the old Synergy Financial Group, Inc. It is assumed that the


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                                        8

--------------------------------------------------------------------------------


value of the stock is $10 per share and that the exchange of existing shares is in accordance with the exchange ratio at the midpoint of the offering range.



                                                                                                                 Percentage of
                                                                                                                   Shares
Existing and New Stock Benefit Plans:                                                         Estimated         Outstanding After
                                                 Participants              Shares          Value of Shares     ^ the ^ Conversion
                                                 ------------              ------       --------------------   ------------------
Existing Employee Stock Ownership Plan.......... Employees               ^ 295,162 (1)         $2,951,620               3.5%
New Employee Stock ^ Ownership Plan............. Employees                 383,437              3,834,370               4.5%
                                                                         ---------            -----------              ----
   Total Employee Stock Ownership Plan..........                           678,599              6,785,990               8.0%
                                                                         ---------            -----------              ----
                                                 Directors and
Existing Restricted Stock Awards................ Officers                ^ 143,764 (2)        ^ 1,437,640             ^ 1.7

                                                 Directors and
New Restricted Stock Awards..................... Officers                  191,719              1,917,190               2.3
                                                                         ---------            -----------              ----
   Total Restricted Stock Awards................                           335,483              3,354,830               4.0%
                                                                         ---------            -----------              ----
                                                 Directors and
Existing Stock Options.......................... Officers                ^ 420,354(3)           ^ 603,198(4)          ^ 4.0

                                                 Directors and
New Stock Options............................... Officers                  479,296                      -(5)            5.7
                                                                         ---------            -----------              ----
   Total ^ Stock Options........................                           899,650                603,198               9.7%
                                                                         ---------            -----------              ----

              Total.............................                         1,913,732            $10,744,018              22.6%
                                                                         =========            ===========              ====

-------------------
(1) The ^ existing employee stock ownership plan holds 116,380 shares, which at the midpoint will be exchanged for 295,160 shares.
(2) A total of 56,685 shares were awarded under the existing restricted stock plan, which at the midpoint will be exchanged for 143,754 shares.
(3) A total of 165,742 options were granted under the existing stock option plan, which at the midpoint will be exchanged for 420,354 options.
(4) In connection with the exchange of the options, the exercise price of $20.80 will be adjusted to $8.202 at the midpoint of the offering range and the value shown is calculated assuming a value of $10.00 per share less the exercise price.
(5) No value is given for new options because their exercise price will be equal to the fair market value ^ of the common stock on the day the options are granted. As a result, value can be realized under an option only if the market price of the common stock increases above the option grant price.

         ^ The issuance of authorized but unissued shares of stock to the new restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.2%. If the 2003 Restricted Stock Plan is also funded with newly-issued shares instead of open market purchases, the aggregate dilution from both plans would be approximately 3.8%.

         The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 5.3%. If the 2003 Stock Option Plan is also funded with newly-issued shares instead of open market purchases, the aggregate dilution from both plans would be approximately 9.6%.

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                                        9

--------------------------------------------------------------------------------

Market For Common Stock

         We have applied to Nasdaq to have our common stock quoted on the Nasdaq National Market under the symbol "SYNF." Quotations for the common stock of Synergy Financial Group, Inc. currently appear on the OTC Bulletin Board under the same symbol. While it is expected that our common stock will be more easily tradeable because there will be significantly more outstanding shares than before the conversion, there can be no assurance of this. Sandler O'Neill has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.


Restrictions on Acquisition of Synergy Financial Group, Inc.

         Our certificate of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of Synergy Financial Group, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

These provisions include:
          o    restrictions on the acquisition of our stock;
          o    limitations on voting rights;
          o    the  election  of only  approximately  one-third  of our Board of
               Directors   each  year;
          o    limiting ability to call special stockholders' meetings to Board;
          o restrictions on the ability of stockholders make stockholder proposals or nominate persons for election as directors;
          o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval; and
          o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.
See Restrictions on Acquisition of Synergy Financial Group, Inc. at page __.

         Additionally, the Office of Thrift Supervision regulations may also prevent anyone from acquiring us for three years after the conversion.


Dividend Policy

         Since the completion of our initial public stock offering in September 2002, Synergy Financial Group, Inc. has not paid a cash dividend. After the conversion, we will consider the payment of a dividend. The payment of a dividend will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will pay dividends in the future.

Receiving a Prospectus and an Order Form

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     For assistance, please contact the conversion center at (908) 956-4011

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                                       10

                                  RISK FACTORS

In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our stock.

A relatively large portion of our total loan portfolio consists of consumer loans, primarily automobile loans, and we intend to maintain our origination of such loans after the offering. The credit risk related to these types of loans is considered to be greater than the risk related to residential lending.

         At June 30, 2003, our loan portfolio included $93.2 million of consumer loans, or 24.6% of our total loan portfolio,$89.2 million of which consisted of automobile loans. Consumer lending is generally considered to involve a higher degree of credit risk than long-term financing of residential real estate and any late payments or the failure to repay such loans would hurt our earnings. See Business of Synergy Bank - Lending Activities - Consumer Loans at page __.

We originate most of our automobile loans though a single source, and we would be unable to maintain the current high volume of automobile loan originations if we were no longer able to obtain business though this source.

         In late 1999, we began to originate direct automobile loans over the Internet through an independent online loan referral web site. Currently, we originate an average of $7.4 million of automobile loans monthly through this source. We intend to continue to originate and purchase automobile loans at a level necessary to maintain the consumer loan portfolio at approximately one-fourth of our total loan portfolio. However, if for any reason we lose this source of business, we would be unable to maintain or increase our level of automobile lending.

We intend to continue to increase our origination of non-residential and multi-family (five or more units) mortgage loans after the offering. These types of loans traditionally involve a higher degree of repayment risk than residential loans.

         At June 30, 2003, our loan portfolio included $60.7 million of non-residential and multi-family mortgage loans, or 16.0% of our total loan portfolio, representing a 25.5% increase from December 31, 2002 and a 219.0% increase from December 31, 2001.

         We intend to continue to increase our origination of non-residential and multi-family mortgage loans after the offering, with the goal of growing this portfolio to approximately one-fourth of our total loan portfolio with non-mortgage loans, including consumer and automobile loans, comprising another fourth of our total loan portfolio, traditional single-family residential real estate lending comprising another fourth of our total loan portfolio, and home equity loans comprising the last fourth of our total loan portfolio.

         Non-residential lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. The likelihood that non-residential mortgage loans will not be repaid or will be late in paying is generally greater than with residential loans. Any failure to pay or late payments would hurt our earnings. See Business of Synergy Bank - Lending Activities - Non-Residential Mortgage Loans at page __.

We have a relatively high percentage of unseasoned credits, which are considered to pose a potentially greater repayment risk than loans that have been outstanding for a longer period of time.

         As a result of our strong growth during the past five years, including growth in our non-residential mortgage loans, a significant portion of our loan portfolio is represented by new credits. Generally, loans that are relatively new, referred to as unseasoned loans, do not have sufficient repayment history to determine the likelihood of repayment in accordance with their terms. At June 30, 2003, 86.7% of our total loan portfolio consisted of loans that we would ^ consider unseasoned (i.e., less than three years).


We intend to continue expanding our branch office network and add a new administrative center, and expenses related to such expansion will negatively impact earnings in future periods.

         We intend to continue to increase our branch network. At June 30, 2003, we had eighteen office locations, including our main office. Four new branch offices are expected to open in 2004. We also plan the relocation of one branch and the opening of an approximately 50,000 square foot administrative center during 2004. In addition to the four branch offices expected to open in 2004, we currently plan to open four additional new branch locations over the next four years. However, there can be no assurance when, or if, these new offices will open. This growth plan will result in an increase in our fixed assets over such period. The expenses associated with opening new branch offices, in addition to the personnel and operating costs that we will have once such offices open, will significantly increase our non-interest expense in future periods and decrease earnings.

We may not continue to experience the same rate of growth that we have in the past, and we may not be able to successfully manage our current growth.

         Over the past several years, we have experienced rapid and significant growth. Our total assets have increased by $357.0 million, or 175%, from $204.4 million at December 31, 1998, to $561.4 million at June 30, 2003. There can be no assurance that we will continue to experience such rapid growth, or any growth, in the future. If we do experience continued growth, we can not assure you that we will be able to adequately and profitably manage such growth or that our earnings will adequately provide the necessary capital to maintain required regulatory capital levels.

Rising interest rates would likely hurt our profits and may affect our ability to pay dividends, repurchase stock or undertake other corporate transactions.

         To be profitable, we must earn more in interest and fees than we pay in interest and expenses. If interest rates rise, the interest we pay on interest-bearing liabilities, such as deposits and borrowings, may increase more quickly than interest earned on interest-earning assets, such as loans and investment securities. This will reduce our net interest income and thereby reduce our net income in the short-term. In addition, rising interest rates are likely to reduce our income via a reduction in the demand for loans and the value of our investment securities and make it more difficult for our borrowers to repay their loans. As a result, this could restrict the capital resources of Synergy Bank and could require us to contribute additional capital to Synergy Bank or may prevent Synergy Bank from paying dividends to us. This could restrict our ability to pay dividends, repurchase stock or undertake other corporate transactions. Currently, a material increase in interest rates would have a material adverse effect on our income and regulatory capital.

Increases in market rates of interest are likely to adversely affect our stockholders' equity.

         At June 30, 2003, Synergy Financial Group, Inc. owned $112.1 million of marketable securities that were held as available-for-sale. Generally accepted accounting principles require that these securities be carried at fair value on the consolidated balance sheet. Unrealized gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, is reflected in stockholders' equity, net of deferred taxes. When interest rates increase, the fair value of Synergy Financial Group, Inc.'s available-for-sale marketable securities generally decreases, which decreases stockholders' equity. As of June 30, 2003, Synergy Financial Group, Inc.'s available-for-sale securities portfolio had unrealized income, net of taxes, of $663,000. Our stockholders' equity is likely to be adversely affected by an increase in market interest rates.

Our subsidiary, Synergy Financial Services, Inc., has negatively affected our earnings.

         Our service corporation subsidiary, Synergy Financial Services, Inc., had a net operating loss of $34,000 and $30,000 for the years ended December 31, 2002 and 2001, respectively and a net operating loss of $66,000 for the six months ended June 30, 2003. We are unable to guarantee when, or if, such subsidiary will be profitable.

We plan to remain independent and you should not invest in our common stock if you are anticipating our sale.

         It is our intention to continue operating as an independent financial institution, and you are urged not to invest in our stock if you are anticipating a quick sale of Synergy Financial Group, Inc. We do not plan to undertake a sale of Synergy Financial Group, Inc. even if the acquisition would result in our stockholders receiving a substantial premium over the market price of our stock at the time of a sale. Our certificate of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of us. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover.

         Directors, officers and employees, directly and through stock benefit plans, own a significant percentage of our outstanding common stock. In addition, certain officers have change in control severance agreements with Synergy Bank, and we have change in control severance payment plans covering our directors, officers and employees.

         Additionally, the Office of Thrift Supervision regulations may also prevent anyone from acquiring us for three years after the conversion. See Restrictions on Acquisitions of Synergy Financial Group, Inc. at page __.

The implementation of certain stock-based benefit plans will increase our future compensation expense and may reduce our earnings and dilute stockholder ownership.


         We adopted a stock option plan and a restricted stock plan in 2003. In connection with this offering, we intend to adopt a new stock option plan that will provide for the granting of further options to purchase common stock and a new restricted stock plan that will provide for further awards of restricted stock to our eligible officers and directors. Our previously established employee stock ownership plan will make additional stock purchases in this offering, and it will distribute stock to all of our qualifying employees over a period of time. The new restricted stock plan and the additional stock purchases by the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the new restricted stock plan will be based on our stock price when the awards are first granted. ^ While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 12.7% if we use newly-issued shares^ to fund stock options and stock awards made under these plans (or taken individually, dilution of approximately 4.7% for the current stock option plan, 5.3% for the new stock option, 1.7% for the current restricted stock plan, and 2.2% for the new restricted stock plan). See Potential Stock Benefit Plan - Dilution at page __.


Our low return on equity after the conversion may negatively impact the value of our common stock.

         As a result of the additional capital that will be raised by us in the conversion, our ability to leverage the net proceeds from the conversion may be limited in the near future. The return on equity is initially expected to be lower than it has been in recent years, which may negatively impact the value of our common stock.

You may not be able to sell your shares when you desire or for $10.00 or more per share.

         Publicly traded stocks have recently experienced substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The purchase price of common stock sold in conversion transactions, including mutual-to-stock conversion transactions of mutual holding companies, is based on an independent appraisal. Independent appraisals are not intended to be, and should not be construed as, a recommendation as to the advisability of purchasing shares. After our common stock begins to trade, the trading price will be determined by the marketplace. The trading price will fluctuate because it will be influenced by many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us and the banking industry in general. We cannot assure you that if you choose to sell shares you purchased in the stock offering, you will be able to sell them at or above the $10 per share offering price.

A downturn in our local economy may adversely affect our earnings.

         Our business of attracting deposits and making loans (other than automobile loans) is primarily conducted within our market area. A downturn in our local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans and could negatively impact collateral values. As a result, our earnings could be adversely affected.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation could have a material impact on Synergy Financial Group, Inc., its subsidiaries and their operations. See Regulation beginning at page __.

                                 USE OF PROCEEDS


         We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the total number of shares of stock issued in the offering, which will depend on the independent valuation and marketing considerations. The net proceeds will also be impacted by the expenses incurred by us in connection with the offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between ^ $39.6 million at the minimum and ^ $54.0 million at the maximum of the offering range.

         Assuming the sale of ^ $40.7 million, ^ $47.9 million, ^ $55.1 million and ^ $63.4 million of common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the offering range, expenses of $1.1 million, and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:


                                                                                                       MAXIMUM,
                                                                                                          AS
                                   MINIMUM                 MIDPOINT              MAXIMUM               ADJUSTED
                               -----------------     -----------------     -----------------      ------------------
                                  $           %         $           %         $           %          $          %
                               -------     -----     -------     -----     -------     -----      -------    -------
                                                                (Dollars in thousands)

Loan to employee stock
    ownership plan...........  $ 3,259       8.2%   ^ $3,834       8.2%   $  4,410       8.2%     $ 5,071    ^ 8.1%
Investment in
    Synergy Bank............. ^ 31,713      80.0    ^ 37,464      80.0    ^ 43,216      80.0     ^ 49,830     80.0
Synergy Financial Group,
    Inc. working capital.....  ^ 4,669      11.8     ^ 5,532      11.8     ^ 6,394      11.8        7,386     11.9
                               -------     -----     -------     -----     -------     -----      -------    -----
         Net Proceeds........  $39,641     100.0%    $46,830     100.0%    $54,020     100.0%   ^ $62,287    100.0%
                               =======     =====     =======     =====     =======     =====      =======    =====


         We will use up to 80% of the cash received in the offering to make a capital contribution to Synergy Bank. We will also lend our employee stock ownership plan cash to enable the plan to buy 8% of the shares sold in the offering. The balance will be retained as our initial capitalization and used for general business purposes which may include investment in securities, repurchasing shares of our common stock, or paying cash dividends. We will initially invest these proceeds in intermediate term mortgage-backed securities issued by government sponsored enterprises.

         The funds received by Synergy Bank from us will be used for general business purposes, including funding the origination of loans and investments in securities. We may also use a portion of the proceeds to pay down FHLB advances. We intend to continue to grow Synergy Bank's branch network either through opening or acquiring branch offices. At June 30, 2003, we had eighteen office locations, including our main office. Four new branch offices are expected to open in 2004. We also plan the relocation of one branch and the opening of an approximately 50,000 square feet administrative center during 2004. In addition to the four branch offices expected to open in 2004, we currently plan to open four additional new branch locations over the next four years. In addition to expansion of our branch network through opening or acquiring branch offices, we intend to actively consider the acquisition of local financial institutions as part of expanding our banking operations. It is uncertain when or if these acquisitions will occur. We do not, however, have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations. Initially, we will invest the proceeds in intermediate term mortgage-backed securities issued by government sponsored enterprises.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase, and the resulting stockholders' equity will decrease.

         The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Synergy Financial Group, Inc. and its subsidiaries. Payments for shares made through withdrawals from existing deposit accounts at Synergy Bank will not result in the receipt of new funds for investment but will result in a reduction of Synergy Bank's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         Since the completion of our stock offering in September 2002, we have not paid a cash dividend. After the conversion, we will consider the payment of a dividend. The payment of a dividend will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will pay dividends in the future, or that, if paid, dividends will not be reduced or eliminated in future periods.

         Under New Jersey law, Synergy Financial Group, Inc. may not pay dividends if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of its business or if its total assets would be less than its total liabilities. Synergy Financial Group, Inc.'s ability to pay dividends also depends on the receipt of dividends from Synergy Bank which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of Synergy Bank - Dividend and Other Capital Distribution Limitations at page __. Furthermore, as a condition to the OTS giving its authorization to conduct the stock offering, Synergy Financial Group, Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of Synergy Financial Group, Inc.

                              MARKET FOR THE STOCK

         Quotations for Synergy Financial Group, Inc.'s common stock currently appear on the OTC Bulletin Board under the symbol "SYNF." The new Synergy
Financial Group, Inc. is a newly formed company and has not issued capital stock. It will not have any stock outstanding until the completion of this offering. It is expected that there will be a more active trading market for the common stock of the new Synergy Financial Group, Inc. because there will be more shares outstanding to the public. We applied to have our common stock quoted on the Nasdaq National Market under the symbol "SYNF." There can be no assurance, however, that an active and liquid trading market for our common stock will develop or, if developed, be maintained.

         The following table sets forth the high and low sales prices for our common stock for the periods indicated. To date, we have not paid dividends to stockholders. Our stock commenced trading on September 18, 2002. The following stock price information represents inter-dealer quotations and, therefore, may not include retail markups, markdowns, or commissions and may not reflect actual transactions. As of June 30, 2003, there were 1,454,750 shares of our common stock outstanding to persons other than Synergy, MHC. In connection with the conversion, each share of our common stock will be converted into shares of common stock of the new Synergy Financial Group, Inc., based upon the exchange ratio that is described under The Conversion - Share Exchange Ratio at page __. Accordingly, the information in this table should be reviewed in conjunction with the exchange ratio at various levels of the offering range.

                                                                 High       Low
                                                                 ----       ---
Fiscal 2002
Fourth Quarter (September 18, 2002 to December 31, 2002)...... $19.00     $12.50
Fiscal 2003
First Quarter.................................................  19.50      16.50
Second Quarter................................................  22.00      19.25
Third Quarter (through November __, 2003).....................


         At July 28, 2003, the business day immediately preceding the public announcement of the conversion and new stock offering, and at November __, 2003, the closing price of our common stock as reported on the OTC Bulletin Board was $20.55 per share and $____ per share, respectively. At October ^ 31, 2003, we had ____ stockholders of record.


                                 CAPITALIZATION

         Set forth below is the historical capitalization as of June 30, 2003 and the pro forma capitalization of Synergy Financial Group, Inc. after giving effect to the offering. The table also gives effect to the assumptions set forth under Pro Forma Data at page __. A change in the number of shares sold in the offering may materially affect the pro forma capitalization.


                                                                                 Pro Forma Capitalization at June 30, 2003
                                                                         -----------------------------------------------------------
                                                                                                                          Maximum,
                                                                            Minimum        Midpoint       Maximum       as adjusted
                                                                         ^ 4,074,120     ^4,792,963     5,511,951      ^ 6,338,729
                                                            Actual at      Shares at       Shares at     Shares at       Shares at
                                                            June 30,       $10.00 per      $10.00 per    $10.00 per      $10.00 per
                                                             2003(1)         share           share         share           share(2)
                                                            --------         --------       --------      --------         --------
                                                                                       (In thousands)
Deposits(3)...........................................      $443,418         $443,418       $443,418      $443,418         $443,418
FHLB advances.........................................        75,202           75,202         75,202        75,202           75,202
                                                            --------         --------       --------      --------         --------
Total deposits and borrowings.........................      $518,620         $518,620       $518,620      $518,620         $518,620
                                                            ========         ========       ========      ========         ========
Stockholders' equity:
Preferred stock, $0.10 par value, 5,000,000
  shares authorized (post conversion);
  none to be issued(4)................................       $     -          $     -        $     -       $     -         $      -
 Common stock, $0.10 par value, 20,000,000
    shares authorized (post conversion); assuming
    shares outstanding as shown(4)....................           334            ^ 721          ^ 848         ^ 975          ^ 1,122
Additional paid-in capital(4)(5)......................        14,888         ^ 54,039         61,101        68,164           76,284
Retained earnings(6)..................................        26,009           26,009         26,009        26,009           26,009
Assets received from Synergy, MHC(7)..................             -               92             92            92               92
Accumulated other comprehensive income, net of tax....           663              663            663           663              663
Less:
   Unearned employee stock ownership plan shares(8)...       ^(1,066)          (4,325)        (4,900)       (5,476)          (6,137)
   Unearned restricted stock ^ plan shares (9)........       ^(1,131)          (2,761)        (3,048)       (3,336)          (3,666)
Treasury stock(10)....................................          (103)               -              -             -                -
                                                             -------          -------        -------       -------          -------
Total stockholders' equity............................       $39,594        ^ $74,438        $80,765       $87,091          $94,367
                                                             =======          =======        =======       =======          =======

------------------
(1) Actual capitalization at June 30, 2003 consists of the existing capitalization of Synergy Financial Group, Inc.
(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(3) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(4) The new Synergy Financial Group, Inc. has 5,000,000 authorized shares of preferred stock and 20,000,000 authorized shares of common stock. Pro forma Synergy Financial Group, Inc. common stock and additional paid-in capital reflect the number of shares of new Synergy Financial Group, Inc. common stock to be outstanding. Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses.
(5) No effect has been given to the issuance of additional shares of stock pursuant to the 2003 Stock Option Plan or any stock option plan that may be adopted by Synergy Financial Group, Inc. and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plan following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __.
(6) The retained earnings of Synergy Bank will be substantially restricted after the conversion. See Regulation - Regulation of Synergy Bank - Dividends and Other Capital Distribution Limitations at page __.
(7) Pro forma data reflects the consolidation of $92,000 of capital from Synergy, MHC.
(8) The purchase price of unearned shares held by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Includes unearned shares held currently by the employee stock ownership plan (as adjusted for the exchange ratio at the respective offering levels) and assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan, and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Synergy Financial Group, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data at page __. Synergy Financial Group, Inc. intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan at page __. If the employee stock ownership plan does not purchase stock in the stock offering and the purchase price in the open market is greater than $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights at page __.

(9) The purchase price of unearned shares held by the restricted stock plans is reflected as a reduction of stockholders' equity. Includes shares held currently by the 2003 Restricted Stock Plan (as adjusted for the exchange ratio at the respective offering levels) and assumes that ^ an amount equal to 4% of the shares of stock sold in the offering are purchased for the new restricted stock plan ^ following the stock offering at $10.00 per share. In addition, the 2003 Restricted Stock Plan intends to continue to make stock purchases in the open market from time to time to fund such plan after the completion of this offering. If the purchase price in the open market is greater than $10.00 per share, there will be a corresponding reduction in stockholders' equity. See footnote (2) to the table under Pro Forma Data at page __. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.
(10) Treasury shares will be canceled in the exchange.


                                 PRO FORMA DATA


         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, investable net proceeds to Synergy Financial Group, Inc. are currently estimated to be between approximately ^ $34.8 million and ^ $47.4 million (or ^ $54.7 million if the independent valuation is increased by 15%) based on the following assumptions:


o    receipt of assets of $92,000 from Synergy, MHC;

o an amount equal to the cost of purchasing 8% of the shares issued will be loaned to the employee stock ownership plan to fund its purchase of 8% of the shares issued;

o an amount equal to 4% of the shares issued will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the offering, funded through open market purchases; and

o    expenses of the offering are estimated to be approximately $1.1 million.

         We have prepared the following table, which sets forth our historical net income and stockholders' equity prior to the offering and our pro forma consolidated net income and stockholders' equity following the offering. In preparing this table, and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 1.5% for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively, which approximates the yield on a three-year U.S. Treasury bill on June 30, 2003. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 0.95% for the six months ended June 30, 2003 and for the year ended December 31, 2002, based on an effective tax rate of 39.94% for both periods.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2003 and December 31, 2002, respectively, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data rely on the assumptions we outlined above, and these data do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated Synergy Financial Group, Inc. The pro forma data do not predict how much we will earn in the future. You should not use the following information to predict future results of operations.


         The following tables summarize historical data and pro forma data of Synergy Financial Group, Inc. at or for the six months ended June 30, 2003 and at or for the year ended December 31, 2002 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the stock offering. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of Synergy Financial Group, Inc. and approved by stockholders following the stock offering. Pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of liquidation of Synergy Bank, to the tax effect of the recapture of the bad debt reserve or the effect of intangible assets. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __ and The Conversion
- Liquidation Rights at page __.



                                                                                   At or For the Six Months Ended June 30, 2003
                                                            -------------------------------------------------------------------
                                                                $40,741,200      $47,929,630      $55,119,510     ^ $63,387,290
                                                                Independent      Independent      Independent      Independent
                                                                 Valuation        Valuation        Valuation        Valuation
                                                                -----------      -----------       ---------        ---------
                                                                ^ 4,074,120      ^ 4,792,963      ^ 5,511,951      ^ 6,338,729
                                                                 Shares at        Shares at        Shares at        Shares at
                                                                 $10.00 per       $10.00 per       $10.00 per        $10.00 per
                                                                    share            share            share            share
                                                                  ---------        ---------        ---------        ----------
                                                                     (Dollars in thousands, except per share amounts)

Gross proceeds.............................................       $^ 40,741        $^ 47,930        $^ 55,120        $ ^ 63,387

Less expenses..............................................          (1,100)          (1,100)          (1,100)           (1,100)
                                                                  ---------        ---------        ---------        ----------
   Estimated net proceeds..................................        ^ 39,641           46,830           54,020            62,287
Less ESOP funded by Synergy Financial Group, Inc...........         ^(3,259)          (3,834)          (4,410)           (5,071)
Less restricted stock ^ plan adjustment....................         ^(1,630)          (1,917)          (2,205)           (2,535)
                                                                  ---------        ---------        ---------        ----------
   Estimated investable net proceeds.......................       $^ 34,752        $^ 41,079        $^ 47,405        $ ^ 54,681
                                                                  =========        =========        =========        ==========

Net Income:
   Historical .............................................       $   1,563        $   1,563        $   1,563        $    1,563
   Pro forma income on net proceeds........................           ^ 165            ^ 195              225               260
   Pro forma ESOP adjustments(1)...........................            ^(98)           ^(115)            (132)             (152)
   Pro forma restricted stock ^ plan adjustment(2).........            ^(98)            (115)            (132)             (152)
                                                                  ---------        ---------        ---------        ----------
   Pro forma net income(1)(3)(4)...........................       $ ^ 1,532        $ ^ 1,528        $ ^ 1,524        $  ^ 1,519
                                                                  =========        =========        =========        ==========
Per share net income:
   Historical .............................................       $  ^ 0.23        $    0.20        $  ^ 0.17        $     0.15
   Pro forma income on net proceeds........................            0.02             0.02             0.02            ^ 0.03
   Pro forma ESOP adjustments(1)...........................           (0.01)           (0.01)           (0.01)            (0.01)
   Pro forma restricted stock ^ plan adjustment(2).........           (0.01)           (0.01)           (0.01)            (0.01)
                                                                  ---------        ---------        ---------        ----------
   Pro forma net income per share(1)(3)(4).................       $  ^ 0.23        $    0.20        $  ^ 0.17        $     0.16
                                                                  =========        =========        =========        ==========

Shares used in calculation of income per share (1).........     ^ 6,670,517        7,847,668        9,024,818        10,378,541

Stockholders' equity:
   Historical .............................................       $  39,594        $  39,594        $  39,594        $   39,594
   Estimated net proceeds..................................        ^ 39,641           46,830           54,020            62,287
  Assets received from Synergy, MHC........................              92               92               92                92
   Less: Common Stock acquired by the ESOP(1)..............         ^(3,259)          (3,834)          (4,410)           (5,071)
   Less: Common Stock acquired by the
              restricted stock ^ plan(2)...................         ^(1,630)         ^(1,917)         ^(2,205)          ^(2,535)
                                                                  ---------        ---------        ---------        ----------
   Pro forma stockholders' equity(1)(3)(4).................        ^ 74,438           80,765           87,091            94,367
   Less intangible assets..................................            (810)            (810)            (810)             (810)
                                                                  ---------        ---------        ---------        ----------
   Pro forma tangible stockholders' equity(1)(3)(4)........       $^ 73,628        $^ 79,955        $^ 86,281        $ ^ 93,557
                                                                  =========        =========        =========        ==========
Stockholders' equity per share:
   Historical .............................................       $  ^ 5.49        $  ^ 4.67        $  ^ 4.06        $   ^ 3.53
   Estimated net proceeds..................................          ^ 5.50             5.52             5.54              5.55
  Assets received from Synergy, MHC........................            0.01             0.01             0.01              0.01
   Less: Common Stock acquired by the ESOP(1)..............           (0.45)           (0.45)           (0.45)            (0.45)
   Less: Common stock acquired by the
              restricted stock ^ plan(2)...................          ^(0.23)          ^(0.23)          ^(0.23)           ^(0.23)
                                                                  ---------        ---------        ---------        ----------
   Pro forma stockholders' equity per share(4).............       $ ^ 10.32        $  ^ 9.52        $  ^ 8.93        $   ^ 8.41
   Less intangible assets..................................          ^(0.11)           (0.10)           (0.08)            (0.07)
                                                                  ---------        ---------        ---------        ----------
   Pro forma tangible stockholders' equity per share(4)....       $ ^ 10.21        $  ^ 9.42        $  ^ 8.85        $   ^ 8.34
                                                                  =========        =========        =========        ==========
Offering price as a percentage of pro forma
  stockholders' equity per share...........................         ^ 96.90%        ^ 105.04%        ^ 111.98%         ^ 118.91%
                                                                  =========        =========        =========        ==========
Offering price as a percentage of pro forma tangible
   stockholders' equity per share..........................         ^ 97.94%        ^ 106.16%        ^ 112.99%         ^ 119.90%
                                                                  =========        =========        =========        ==========
Offering price as a percentage of pro forma
 net income per share......................................         ^ 21.74X           25.00X           29.41X          31.25X ^
                                                                  =========        =========        =========        ==========

Shares used in calculation of stockholders' equity  per share   ^ 7,210,125        8,482,500        9,754,875        11,218,106

                                                                                                   (Footnotes on following page)

                                       20

-------------------
(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Synergy Financial Group, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Synergy Financial Group, Inc. intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan at page __. The pro forma net earnings assumes: (i) that Synergy Financial Group, Inc.'s contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the six months ended June 30, 2003 was made at the end of the period; (ii) that ^ 16,296, 19,172, 22,048 and 25,355 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 2003, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by Synergy Financial Group, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or ^ 162,965, 191,719, 220,478 and 253,549 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. ^ Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock ^ plan by Synergy Financial Group, Inc. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for ^ the plan, that the shares were acquired by ^ the restricted stock ^ plan at the beginning of the six months ended June 30, 2003 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the six months ended June 30, 2003. The restricted stock ^ plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to ^ the restricted stock ^ plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately ^ 2.2% and pro forma net income per share for the six months ended June 30, 2003 would be ^ $0.23, $0.19 ^, $0.17 and $0.14 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at June 30, 2003 would be ^ $10.10, $9.31, $8.73 and $8.23 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of ^ the restricted stock ^ plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.


(3) The retained earnings of Synergy Financial Group, Inc. and Synergy Bank will continue to be substantially restricted after the stock offering. See Dividend Policy at page __ and Regulation - Regulation of Synergy Bank - Dividends and Other Capital Distribution Limitations at page __.


(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by Synergy Financial Group, Inc. following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or ^ 407,412, 479,296, 551,195 and 633,873 shares, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately ^ 5.3%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $0.22, $0.18 ^, $0.16 and $0.14, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range for the six months ended June 30, 2003; pro forma stockholders' equity per share would be ^ $10.31, $9.55, $8.99, and $8.50, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range at June 30, 2003. See Management - Potential Stock Benefit Plans - Stock Option Plan at page
         __.


                                                                             At or For the Year Ended December 31, 2002
                                                                 ------------------------------------------------------------------
                                                                  ^$40,741,200     $47,929,630      $55,119,510      $63,387,290
                                                                   Independent      Independent      Independent      Independent
                                                                    Valuation        Valuation        Valuation        Valuation
                                                                   -----------      -----------       ---------        ---------
                                                                  ^ 4,074,120      ^ 4,792,963      ^ 5,511,951      ^ 6,338,729
                                                                    Shares at        Shares at        Shares at        Shares at
                                                                   $10.00 per       $10.00 per       $10.00 per       $10.00 per
                                                                      share            share            share            share
                                                                    ----------      ----------       ----------      -----------
                                                                           (Dollars in thousands, except per share amounts)
Gross proceeds...............................................       $ ^ 40,741      $ ^ 47,930       $ ^ 55,120      $  ^ 63,387

Less expenses................................................           (1,100)         (1,100)          (1,100)          (1,100)
                                                                    ----------      ----------       ----------      -----------
   Estimated net proceeds....................................         ^ 39,641          46,830           54,020           62,287
Less ESOP funded by Synergy Financial Group, Inc.............          ^(3,259)         (3,834)          (4,410)          (5,071)
Less restricted stock ^ plan adjustment......................          ^(1,630)         (1,917)          (2,205)          (2,535)
                                                                    ----------      ----------       ----------      -----------
   Estimated investable net proceeds.........................       $ ^ 34,752      $ ^ 41,079       $ ^ 47,405      $  ^ 54,681
                                                                    ==========      ==========       ==========      ===========
Net Income:
   Historical ...............................................       $    2,031      $    2,031       $    2,031      $     2,031
   Pro forma income on net proceeds..........................            ^ 330           ^ 390              450              519
   Pro forma ESOP adjustments(1).............................            ^(196)           (230)            (265)            (305)
   Pro forma restricted stock ^ plan adjustment(2)...........            ^(196)           (230)            (265)            (305)
                                                                    ----------      ----------       ----------      -----------
   Pro forma net income(1)(3)(4).............................       $  ^ 1,969      $  ^ 1,961       $  ^ 1,951      $   ^ 1,940
                                                                    ==========      ==========       ==========      ===========
Per share net income:
   Historical ...............................................       $   ^ 0.30      $     0.26       $   ^ 0.22      $      0.20
   Pro forma income on net proceeds..........................             0.05            0.05             0.05             0.05
   Pro forma ESOP adjustments(1).............................            (0.03)          (0.03)           (0.03)           (0.03)
   Pro forma restricted stock ^ plan adjustment(2)...........            (0.03)          (0.03)           (0.03)           (0.03)
                                                                    ----------      ----------       ----------      -----------
   Pro forma net income per share(1)(3)(4)...................       $   ^ 0.29      $     0.25       $   ^ 0.21      $      0.19
                                                                    ==========      ==========       ==========      ===========

Shares used in calculation of income per share (1)...........      ^ 6,690,996       7,871,760        9,052,524       10,410,403

Stockholders' equity:
   Historical ...............................................       $   37,872      $   37,872       $   37,872      $    37,872
   Estimated net proceeds....................................         ^ 39,641          46,830           54,020           62,287
   Assets received from Synergy, MHC.........................               92              92               92               92
   Less: Common Stock acquired by the ESOP(1)................          ^(3,259)         (3,834)          (4,410)          (5,071)
   Less: Common Stock acquired by the
              restricted stock ^ plan(2).....................          ^(1,630)        ^(1,917)         ^(2,205)         ^(2,535)
                                                                    ----------      ----------       ----------      -----------
   Pro forma stockholders' equity(1)(3)(4)...................         ^ 72,716          79,043           85,369           92,645
   Less intangible assets....................................                -               -                -                -
                                                                    ----------      ----------       ----------      -----------
   Pro forma tangible stockholders' equity(1)(3)(4)..........       $ ^ 72,716      $ ^ 79,043       $ ^ 85,369      $  ^ 92,645
                                                                    ==========      ==========       ==========      ===========
Stockholders' equity per share:
   Historical ...............................................       $   ^ 5.25      $   ^ 4.46       $   ^ 3.88      $    ^ 3.38
   Estimated net proceeds....................................           ^ 5.50            5.52             5.54             5.55
   Assets received from Synergy, MHC.........................             0.01            0.01             0.01             0.01
   Less: Common Stock acquired by the ESOP(1)................            (0.45)          (0.45)           (0.45)           (0.45)
   Less: Common stock acquired by the
              restricted stock ^ plan(2).....................           ^(0.23)         ^(0.23)          ^(0.23)          ^(0.23)
                                                                    ----------      ----------       ----------      -----------
   Pro forma stockholders' equity per share(4)...............   ^   $    10.08      $     9.31       $     8.75      $      8.26
   Less intangible assets....................................                -               -                -                -
                                                                    ----------      ----------       ----------      -----------
   Pro forma tangible stockholders' equity per share(4)......       $  ^ 10.08      $   ^ 9.31       $   ^ 8.75      $    ^ 8.26
                                                                    ==========      ==========       ==========      ===========
Offering price as a percentage of pro forma
  stockholders' equity per share.............................            99.21%       ^ 107.41%        ^ 114.29%          121.07%
                                                                    ==========      ==========       ==========      ===========
Offering price as a percentage of a pro forma tangible
   stockholders' equity per share............................          ^ 99.21%       ^ 107.41%        ^ 114.29%          121.07%
                                                                    ==========      ==========       ==========      ===========
Offering price as a percentage of pro forma
  net income per share.......................................          ^ 34.48X          40.00X           47.62X         52.63X ^
                                                                    ==========      ==========       ==========      ===========

Shares used in calculation of stockholders' equity per share.      ^ 7,210,125       8,482,500        9,754,875       11,218,106

                                                                                      (Footnotes on following page)

                                                        22

(1) Assumes that 8% of the shares of stock sold in the offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from Synergy Financial Group, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Synergy Financial Group, Inc. intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan at page __. The pro forma net earnings assumes: (i) that Synergy Financial Group, Inc.'s contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended December 31, 2002 was made at the end of the period; (ii) that ^ 32,593, 38,344, 44,096 and 50,710 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 2002, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by Synergy Financial Group, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or ^ 162,965, 191,719, 220,478 and 253,549 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. ^ Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock ^ plan by Synergy Financial Group, Inc. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for ^ the plan, that the shares were acquired by ^ the restricted stock ^ plan at the beginning of the year ended December 31, 2002 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended December 31, 2002. The restricted stock ^ plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to ^ the restricted stock ^ plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately ^ 2.2% and pro forma net income per share for the year ended December 31, 2002 would be ^ $0.29, $0.25 ^, $0.21 and $0.18 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at December 31, 2002 would be ^ $9.86, $9.11, $8.56 and $8.08 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of ^ the restricted stock ^ plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.


(3) The retained earnings of Synergy Financial Group, Inc. and Synergy Bank will continue to be substantially restricted after the stock offering. See Dividend Policy at page __ and Regulation - Regulation of Synergy Bank - Dividends and Other Capital Distribution Limitations at page __.


(4) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by Synergy Financial Group, Inc. following the stock offering which, in turn, would be presented for approval at a meeting of stockholders to be held after the completion of the stock offering. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or ^ 407,412, 479,296, 551,195 and 633,873 shares, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately ^ 5.3%. Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be ^ $0.28, $0.23, $0.20 and $0.18, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 2002; pro forma stockholders' equity per share would be ^ $10.08, $9.35, $8.82, and $8.35, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range at December 31, 2002. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents Synergy Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 2003. Pro forma capital levels assume receipt by Synergy Bank of up to 80% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data at pages __, __ and __. The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to Synergy Bank, see Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements at page __.


                                                                         Pro Forma at June 30, 2003
                                             ---------------------------------------------------------------------------------------
                        Actual, at            ^ $40,741,200          ^ $47,929,630         ^ $55,119,510           ^ $63,387,290
                       June 30, 2003             Offering                Offering              Offering              Offering (1)
                     -------------------     --------------------  ---------------------  ---------------------  -------------------
                             Percentage              Percentage             Percentage             Percentage           Percentage
                      Amount of Assets(2)    Amount  of Assets(2)  Amount   of Assets(2)  Amount   of Assets(2)  Amount of Assets(2)
                     ------  -----------     ------  ------------  ------   ------------  ------   ------------  ------ ------------
                                                                   (Dollars in thousands)
GAAP Capital(3)..... $37,680       6.70%    $64,504        10.94% $69,393      11.68%    $74,281      12.40%    $79,904     13.21%

Tangible Capital:
  Actual or Pro
    Forma........... $36,249       6.46%    $63,073        10.73% $67,962      11.47%    $72,850      12.19%    $78,473     13.01%
  Required..........   8,413       1.50       8,815         1.50    8,888       1.50       8,962       1.50     ^ 9,046      1.50
                    --------       ----      ------         ----   ------       ----      ------       ----    --------      ----
  Excess............ $27,836       4.96%    $54,258         9.23% $59,074       9.97%    $63,888      10.69%    $69,427     11.51%
                      ======     =====       ======       =====    ======     =====       ======     =====       ======    =====
Core Capital:
  Actual or Pro
    Forma........... $36,249       6.46%    $63,073        10.73% $67,962      11.47%    $72,850      12.19%    $78,473     13.01%
  Required(4).......  22,434       4.00      23,507         4.00   23,702       4.00      23,898       4.00    ^ 24,123      4.00
                     -------       ----     -------         ----  -------       ----     -------       ----    --------      ----
  Excess............ $13,815       2.46%    $39,566         6.73% $44,260       7.47%    $48,952       8.19%    $54,350      9.01%
                      ======     =====       ======       =====    ======     =====       ======     =====       ======    =====
Risk-Based Capital:
  Actual or Pro
    Forma(5)(6)..... $39,218      10.77%    $66,042        17.49% $70,931      18.66%    $75,819      19.82%    $81,442     21.14%
  Required..........  29,137       8.00      30,210         8.00   30,405       8.00      30,601       8.00    ^ 30,826      8.00
                     -------     ------     -------       ------  -------     ------     -------     ------    --------    ------
  Excess............ $10,081       2.77%    $35,832         9.49% $40,526      10.66%    $45,218      11.82%    $50,616     13.14%
                      ======    ======       ======       =====    ======    ======       ======     =====       ======    =====
Tier 1 Risk-Based
Capital:
  Actual or Pro
    Forma(5)(6)..... $36,249       9.95%    $63,073        16.70% $67,962      17.88%    $72,850      19.05%    $78,473     20.37%
  Required..........  14,568       4.00      15,105         4.00   15,203       4.00      15,300       4.00    ^ 15,413      4.00
                     -------      -----     -------        -----  -------      -----     -------     ------    --------    ------
  Excess............ $21,681       5.95%    $47,968        12.70% $52,759      13.88%    $57,550      15.05%    $63,060     16.37%
                      ======     =====       ======       =====    ======     =====       ======     =====       ======    =====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the offerings.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements at page __.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the subtraction of $663,000 of accumulated other comprehensive income.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables set forth selected consolidated historical financial and other data of Synergy Financial Group, Inc. for the years and at the dates indicated. On March 1, 2001, Synergy Bank was reorganized from a mutual savings bank into a mutual holding company structure and Synergy Financial Group, Inc. was formed. Accordingly, the financial and other data prior to March 1, 2001 represents the financial condition and results of operations of Synergy Bank. On September 17, 2002, Synergy Financial Group, Inc. completed a minority stock offering. Prior to completion of the minority stock offering, Synergy Financial Group, Inc. existed but had no significant assets, liabilities or operations and all of its outstanding common stock was held by Synergy, MHC. The information at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is derived in part from and should be read together with the audited consolidated financial statements and notes thereto beginning at page F-1. The information at and for the years ended December 31, 1999 and 1998 was derived in part from audited consolidated financial statements which are not included in this prospectus. The information at and for the six months ended June 30, 2003 and 2002 is unaudited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2003, are not necessarily indicative of the results that may be expected for the full year or any other period.


Selected Financial Highlights (Dollars in thousands)

Balance Sheet:                                               December 31,
                            At June 30, ----------------------------------------------------
                               2003       2002       2001       2000       1999       1998
                             --------   --------   --------   --------   --------   --------
                           (Unaudited)
Assets ...................   $561,365   $431,275   $296,963   $244,742   $222,917   $204,368
Loans receivable, net ....    376,270    319,423    224,689    189,098    163,173    133,366
Investment securities ....    147,636     79,710     51,047     38,225     46,377     51,780
Deposits .................    443,418    354,142    249,813    191,144    180,943    169,176
FHLB advances ............     75,202     36,456     22,500     31,500     21,700     16,000
Total stockholders' equity     39,594     37,872     22,390     20,362     18,196     17,890


Summary of Operations:                For the Six
                                      Months Ended                              For the Year Ended
                                        June 30,                                  December 31,
                                         2003         2002          2002         2001          2000         1999          1998
                                      -------      -------       -------      -------       -------       -------      -------
                                    (Unaudited)
Interest income....................   $14,927      $10,902       $23,359      $19,071       $17,120       $15,575      $14,195
Interest expense...................     5,322        4,118         9,044        9,296         7,959         6,830        6,161
                                      -------      -------       -------      -------       -------       -------      -------
Net interest income................     9,605        6,784        14,315        9,775         9,161         8,745        8,034
Provision for loan losses..........       470          551         1,077          363           480           125        1,210
                                      -------      -------       -------      -------       -------       -------      -------
Net interest income after
    provision for loan losses......     9,135        6,233        13,238        9,412         8,681         8,620        6,824
Net (losses) gains on sales of
   loans and investment
   securities......................         -          117           112          893             -            14          137


Other income.......................     1,034          768         1,608        1,622         1,770         1,098          684
Operating expense..................     7,763        5,389        11,726        9,001         8,209         7,876        6,479
Income before income tax expense...     2,406        1,729         3,232        2,926         2,242         1,856        1,166
Income tax expense.................       843          600         1,201        1,024           712           670          195
                                      -------      -------       -------      -------       -------       -------      -------
Net income(1)......................   $ 1,563      $ 1,129       $ 2,031      $ 1,902       $ 1,530       $ 1,186     $    971
                                      =======      =======       =======      =======       =======       =======     ========

--------------
(1) Earnings per share for the period from September 17, 2002 (the date of the minority stock offering of Synergy Financial Group, Inc.) through December 31, 2002 and all prior periods is not presented because the calculation is not meaningful.

Selected Financial Ratios                    At or For the                        At or For
                                           Six Months Ended                    the Year Ended
                                              June 30,                          December 31,
                                       ---------------------  -----------------------------------------------
Performance Ratios (1):                     2003     2002      2002      2001      2000      1999      1998
                                            ----     ----      ----      ----      ----      ----      ----
  Return on average assets
    (net income divided by
    average total assets) .........        0.61%     0.66%     0.54%     0.69%     0.65%     0.55%     0.52%
  Return on average equity
    (net income divided by
    average equity) ...............        8.08      9.76      7.31      8.95      8.04      6.63      5.63
  Net interest rate spread ........        3.90      4.19      4.12      3.54      3.91      4.02      4.27
  Net interest margin on
    average interest-earning
    assets ........................        3.97      4.21      4.13      3.72      4.08      4.21      4.39
  Average interest-earning
     assets to average
     interest-bearing liabilities .      103.29    100.94    101.74    104.17    105.15    104.85    107.33
  Efficiency ratio (operating
     expenses divided by the
     sum of net interest income
     and other income) ............       72.97     70.28     72.87     73.84     75.35     79.91     73.17
Asset Quality Ratios:
  Non-performing loans to
     total loans, net at period end        0.14      0.02      0.14      0.03      0.10      0.08      0.16
  Non-performing assets to
     total assets at period end ...        0.10      0.03      0.10      0.02      0.08      0.06      0.11
  Net charge-offs to average
     loans outstanding ............        0.22      0.05      0.15      0.08      0.17      0.19      0.87
  Allowance for loan losses to
     total loans at period end ....        0.79      0.66      0.70      0.61      0.62      0.60      0.85
Capital Ratios:
  Average equity to average assets
     ratios (average equity divided
     by average total assets) .....        7.57      6.80      7.45      7.70      8.12      8.29      9.20
  Equity to assets at period end ..        7.03      6.43      8.78      7.54      8.31      8.11      8.64
Full-service offices:(2) ..........       18        12        16        11        11        11        10

------------
(1) Performance ratios for the six month periods ended June 30, 2003 and 2002 are annualized, where appropriate.
(2) At June 30, 2003, we had eighteen office locations, including our main office. Four new branch offices are expected to open in 2004. We also plan the relocation of one branch and the opening of an approximately 50,000 square foot administrative center during 2004. In addition to the four branch offices expected to open in 2004, we currently plan to open four additional new branch locations over the next four years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Management's discussion and analysis of financial condition and results of operations is intended to provide assistance in understanding the consolidated financial condition and results of operations of Synergy Financial Group, Inc. The information in this section should be read with the consolidated financial statements and the notes thereto beginning at page F-1.

         Our results of operations are primarily dependent on our net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on those loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. To a lesser extent, our results of operations are also affected by the relative levels of our non-interest income and operating expenses. Our non-interest income consists primarily of fees and service charges, and to a lesser extent, gains (losses) on the sale of loans and investments. The operating expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees, office supplies, and telephone and postage costs. Our results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, are dependent upon, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. Our results of operations are affected by general economic, regulatory and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Forward-Looking Statements

         This document contains statements that project our future operations, which involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of Synergy Financial Group, Inc., are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Synergy Financial Group, Inc.'s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that might cause a difference in results include, but are not limited to, those discussed in "Risk Factors" beginning at page __ of this document.

Business Strategy

         Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. Generally, we have sought to implement this strategy by maintaining a substantial part of our assets in loans secured by one-to four-family residential real estate located in our market area and home equity and consumer loans. During recent years, we have significantly increased our origination of automobile loans outside our market area and non-residential mortgage loans within our market area. To the extent that new deposits have exceeded loan originations, we have invested these deposits primarily in investment securities.

         We intend to continue to emphasize a variety of deposit and loan products, with the latter consisting primarily of one-to-four family mortgages, home equity loans, multi-family and non-residential mortgages and consumer loans. We will continue to evaluate our business beyond traditional retail banking to include other financial services such as trust and asset management services, either through internal development of such lines of business, third party affiliations or through acquisitions. We intend to grow our branch office network, which will expand our geographic reach, and will consider the acquisition of other financial institutions. We do not, however, have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations.

         Synergy Bank converted its charter in May of 1998 from a credit union, known as Synergy Federal Credit Union, to a federal savings bank. As a credit union, Synergy was primarily limited to serving employees of its former credit union sponsor corporation and its operations consisted primarily of accepting deposits and originating residential mortgages and consumer loans. Since its conversion from a credit union, Synergy has undertaken an aggressive branch expansion strategy in order to lessen its dependence on deposits primarily obtained from branch offices located within the corporate facilities of its former credit union sponsor corporation and has implemented a strategy to grow into a full-service financial institution offering a variety of financial products to the general public. The highlights of this strategy include the following:

o In May 1998, Synergy had nine offices, including its main office, eight of which were located on various corporate premises of its former credit union sponsor. Subsequent to its conversion to a federal savings bank, Synergy opened additional branch offices accessible to the general public: one office in each of the years 1998, 1999, 2001; six offices in 2002; and two more offices in 2003 in connection with the acquisition of First Bank of Central Jersey ("First Bank"). At June 30, 2003, Synergy had eighteen office locations, including its main office. Four new branch offices are expected to open in 2004. The relocation of one branch and the opening of an approximately 50,000 square foot administrative center are also planned during 2004. In addition to the four branch offices expected to open in 2004, Synergy currently plans to open four additional new branch locations over the next four years.

o Management intends to actively grow Synergy Bank not only through branching, but also via the possible acquisition of local financial institutions. On January 10, 2003, Synergy acquired First Bank for $2.1 million in cash. First Bank was a $54.3 million New Jersey-based financial institution with its main office located in North Brunswick and a branch office in Monroe. This transaction added $52.1 million of deposits and $22.9 million in loans.

o Synergy Bank has actively increased its volume of loan originations and the size of its loan portfolios. It began to originate automobile loans through an Internet source in late 1999 and began to originate non-residential and multi-family mortgage loans in 2000. As of June 30, 2003, Synergy Bank had total automobile loans of $89.2 million and total non-residential mortgage loans, including multi-family loans, of $60.7 million. Automobile loans and non-residential mortgage loans generally have shorter terms than residential mortgages.

o Synergy Financial Services, Inc., a subsidiary of Synergy Financial Group, Inc., began operations in 1998 for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public. See Subsidiary Activity at page __.

Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the majority of our assets and liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. We are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. Our assets include long-term, fixed rate loans and investments, while our primary source of funds is deposits with substantially shorter maturities. Although having interest-bearing liabilities that reprice more frequently than interest-earnings assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         The Board of Directors has established an Asset and Liability Management and Budget Committee that consists of Directors Scott (Chairman), De Perez, Fiore, LaCorte and Stender. The Committee meets monthly with management to review current investments; average lives, durations and repricing frequencies of loans and securities; loan and deposit pricing and production volumes and alternative funding sources; interest rate risk analysis; liquidity and borrowing needs; and a variety of other assets and liability management topics. The results of the monthly meetings of the committee are reported to the full Board at its regular monthly meeting. In addition, the Committee generally meets during October and November each year with the goal of developing an annual business and operating plan for presentation to the full Board.

         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies intended to enable us to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

o originate loans with adjustable-rate features or fixed-rate loans with short maturities, such as home equity and consumer loans;

o lengthen the maturities of time deposits and borrowings when it would be cost effective through the aggressive pricing and promotion of certificates of deposit and utilization of FHLB advances;

o increase core deposits (i.e., transaction and savings accounts) which tend to be less interest rate sensitive; and

o    purchase  intermediate  and  adjustable-rate   investment  securities  that
     provide a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk which calculates changes in net portfolio value. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and the net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward shift (shock) in the Treasury yield curve.

         The following table presents Synergy's NPV as of June 30, 2003. The NPV was calculated by the OTS, based on information provided by Synergy Bank. At June 30, 2003, the Bank was in compliance with the interest rate risk limits established by the Board of Directors.

                    Net Portfolio Value      NPV as % of Present Value of Assets
                    -------------------      -----------------------------------
   Changes in                                                        Basis Point
     Rates          $ Amount         $ Change   % Change  NPV Ratio    Change
     -----          --------         --------   --------  ---------    ------
                 (Dollars in thousands)
+300 bp               35,084         (22,922)     (40)%      6.28%     (357)bp
+200 bp               43,664         (14,342)     (25)%      7.66      (218)bp
+100 bp               51,837          (6,169)     (11)%      8.93       (91)bp
   0 bp               58,006             -          -        9.85         -
-100 bp               60,621           2,616        5%      10.19        35 bp


----------
(1) The -200bp and -300bp scenarios are not shown due to the prevailing low interest rate environment.

         Future interest rates or their effect on NPV or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debts may decrease in the event of an interest rate increase.

Critical Accounting Policies, Judgments and Estimates

         The accounting and reporting policies of Synergy Financial Group, Inc. conform with the accounting principals generally accepted in the United States of America and general practices within the financial services industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

         Allowance for Credit Losses. Synergy Financial Group, Inc. considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact earnings in future periods.

         Intangible Assets. Intangible assets such as goodwill and core deposits are subject to annual impairment tests and, in the case of the core deposit, amortization of the asset through a charge to expense. To the extent the outcome of the impairment tests differ from the carrying value, additional charges to expense could be required to reduce the carrying value to fair value, which would adversely impact earnings in future periods.

         Income Taxes. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities. Deferred tax assets are subject to management's judgment based upon available evidence that future realization is more likely than not. The realization of deferred tax assets is assessed and a valuation allowance provided for that portion of the asset for which the allowance is more likely than not to be realized. If management determines that Synergy Financial Group, Inc. may be unable to realize all or part of the net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax assets to the expected realizable amount.

Comparison of Financial Condition at June 30, 2003 and December 31, 2002

         Assets. Total assets increased $130.1 million, or 30.2%, to $561.4 million at June 30, 2003, from $431.3 million at December 31, 2002. The increase in total assets resulted primarily from a $67.9 million increase in investment securities and a $56.8 million increase in net loans receivable. The increase in investment securities included $23.1 million of investment securities acquired from the First Bank acquisition. In addition, the increase in loans was also a result of acquiring $21.9 million of loans from First Bank, which were adjusted to reflect their fair market value. These credits were predominantly commercial and non-residential mortgage loans.

         For the six-month period ended June 30, 2003, the Bank originated $120.7 million in loans, compared with $116.3 million for the corresponding 2002 period. The low market interest rate environment in 2002 and the first six months of 2003 accelerated our loan originations due to increased loan refinancing.

         The outstanding balances in consumer loans, home equity loans, and multi-family and non-residential mortgage loans increased by $25.4 million, $13.3 million and $12.4 million, respectively, from December 31, 2002 to June 30, 2003. First mortgage loans decreased by $3.4 million, as a result of an increase in prepayments during this same period. Consumer loans increased due to greater volume. Home equity loans increased due to continued promotional efforts aimed at increasing the proportion of these credits to our total loan portfolio. Commercial loans also increased by $5.9 million from December 31, 2002 to June 30, 2003 as a direct result of our acquisition of First Bank.


         The other assets category increased by $3.4 million from December 31, 2002 to June 30, 2003. The increase is primarily attributable to a $1.1 million increase in accounts receivable as the investment securities portfolio increased by $49.8 million during this period, which created a delay in principal payments. In addition, our deferred tax account increased over this period by $1.1 million primarily due to a net operating loss carry forward in connection with our acquisition of First Bank of Central Jersey. In addition, a large percentage of the increase during this period is also associated with the First Bank of Central Jersey acquisition as the balance of the core deposit intangible is $794,000 and goodwill is $42,000, respectively. The acquisition of this financial entity occurred in January 2003.


         Liabilities. Total liabilities increased $128.4 million, or 32.6%, to $521.8 million at June 30, 2003 from $393.4 million at December 31, 2002. The increase in total liabilities resulted primarily from an increase of $89.3 million in deposits, of which $35.0 million was in core deposits. A large portion, $52.2 million or 58.5%, of the deposit growth was a result of the acquisition of First Bank. The majority of the deposit growth consisted of an increase in certificates of deposit, with terms predominantly in excess of one year, which were offered at competitive rates to lock in prevailing low interest rates. FHLB advances increased by $38.7 million or 106.3% over the December 31, 2002 balance. The increase in FHLB advances was to fund both the purchase of investment securities and loan originations during this period. It is projected that the deposit flow from existing and new branches will be used to fund our loan demand and pay down the FHLB advances.

         Equity. Stockholders' equity increased $1.7 million to $39.6 million at June 30, 2003 from $37.9 million at December 31, 2002. This increase was primarily attributable to $1.6 million in net income for the six months ended June 30, 2003 and an increase of $90,000 in accumulated other comprehensive income, net of tax.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

         Assets. Total assets increased $134.3 million, or 45.2%, to $431.3 million at December 31, 2002 from $297.0 million at December 31, 2001, primarily as a result of increased lending activity and the purchase of investment securities.

         Cash increased $4.2 million from $3.7 million at December 31, 2001 to $7.9 million at December 31, 2002. This increase was due primarily to the completion of the stock offering in September 2002 and earnings from operations.

         Investment securities available-for-sale increased $18.4 million from $43.9 million at December 31, 2001 to $62.3 million at December 31, 2002. This increase was due primarily to the purchase of mortgage-backed securities using funds from loan repayments and FHLB borrowings, as well as unrealized gains attributable to market conditions. Investment securities held-to-maturity increased from $7.2 million at December 31, 2001 to $17.4 million due to reinvestment of cash inflows from loans, and investment of borrowed funds.

         Net loans receivable increased $94.7 million, or 42.2%, to $319.4 million at December 31, 2002 from $224.7 million at December 31, 2001, due primarily to increased lending activity, as well as the purchase of participations in externally originated loans. The latter included $13.7 million in indirect automobile loans purchased from First Bank prior to the acquisition of First Bank in January 2003 and a $2.5 million commercial loan participation.

         Liabilities. The Bank's deposits increased $104.3 million, or 41.8%, to $354.1 million at December 31, 2002 from $249.8 million at December 31, 2001. Increases were due primarily to growth in certificates of deposit, savings and checking accounts.

         FHLB advances increased $14.0 million, or 62.0%, to $36.5 million at December 31, 2002. The borrowings were utilized to finance operations.

         Equity. Stockholders' equity increased $15.5 million, or 69.1%, from $22.4 million at December 31, 2001, to $37.9 million at December 31, 2002, due primarily to the receipt of proceeds from the stock offering completed in September 2002 and net income.

         Average Balance Sheet. The following tables set forth certain information at June 30, 2003 and for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. The tables do not include the allowance for loan losses in the average balances of loans receivable. Management does not believe that this causes any material differences in the information presented.

                                                                               For the Six Months Ended June 30,
                                                   At June 30,      --------------------------------------------------------
                                                      2003                    2003                            2002
                                            ----------------------- ---------------------------  ----------------------------
                                                                                        Average                        Average
                                                           Yield/   Average              Yield/    Average              Yield/
                                               Balance     Cost(1)  Balance  Interest    Cost      Balance   Interest    Cost
                                               -------    --------  -------  -------- ---------    -------   --------  -------
                                                                                   (Dollars in thousands)
Interest-earning assets:
 Loans receivable(2)......................       $378,839   6.70%   $350,783  $12,544      7.15%  $261,147   $ 9,340     7.15%
 Investment securities(3).................        147,636   3.08     127,311    2,275      3.57     57,888     1,558     5.38
 Other interest-earning assets............          6,841   2.42       6,119      108      3.53      3,147         4     0.25
                                                ---------           --------  -------             --------   -------
     Total interest-earning assets........        533,316   5.65     484,213   14,927      6.17    322,182    10,902     6.77
Non-interest-earning assets...............         28,049             26,452                        20,151
                                                  -------           --------                      --------
     Total assets.........................       $561,365           $510,665                      $339,854
                                                  =======           ========                      ========
Interest-bearing liabilities:
 Checking accounts........................       $ 48,339    0.02    $46,435  $    54      0.23   $ 34,611   $     -     0.00
 Savings and club accounts................         75,007    0.85     71,639      348      0.97     62,052       368     1.19
 Money market accounts....................         63,517    1.07     59,238      400      1.35     43,790       383     1.75
 Certificates of deposit..................        256,554    2.88    238,857    3,695      3.09    138,617     2,493     3.60
 FHLB advances............................         75,202    2.52     52,640      825      3.13     40,103       874     4.36
                                                 --------           --------  -------             --------   -------
     Total interest-bearing liabilities..         518,619    2.04    468,809    5,322      2.27    319,173     4,118     2.58
                                                                              -------                        -------
Non-interest-bearing liabilities..........          3,152              3,164                         2,791
                                                ---------           --------                      --------
     Total liabilities....................        521,771            471,973                       321,964
Stockholders' equity......................         39,594             38,694                        17,890
                                                  -------           --------                      --------
     Total liabilities and stockholders'
         equity...........................       $561,365           $510,667                      $339,854
                                                  =======           ========                      ========
Net interest income.......................                                    $ 9,605                        $ 6,784
                                                                              =======                        =======
Interest rate spread(4)...................                   3.61                          3.90                          4.19
Net yield on interest-earning  assets(5)..                   3.67                          3.97                          4.21
Ratio of average interest-earning assets to                102.88                        103.29                        100.94
   average interest-bearing liabilities...

-------------------------------
(1) Interest yields at June 30, 2003 are calculated using the annualized interest for the month of June divided by the average balance for the month of June.
(2) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(3) Includes U.S. government obligations, mortgage-backed securities, interest-bearing deposits in banks, and FHLB stock.
(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                                                      For the Year Ended December 31,
                                            ---------------------------------------------------------------------------------------
                                                      2002                          2001                          2000
                                            --------------------------   ---------------------------  ----------------------------
                                                               Average                     Average                         Average
                                            Average             Yield/   Average             Yield/    Average              Yield/
                                            Balance  Interest    Cost    Balance  Interest    Cost     Balance   Interest    Cost
                                            -------  --------  -------   --------  --------  -------    -------   --------  -------
                                                                            (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net(1).................. $280,665  $20,191     7.19% $204,494   $15,989     7.82%  $177,525    $14,247     8.03%
 Investment securities(2)..................   54,505    2,950     5.41    52,393     2,595     4.95     43,997      2,689     6.11
Other interest-earnings assets.............   11,308      218     1.93     5,768       487     8.44      2,471        184     7.45
                                            --------  -------           --------   -------            --------    -------
     Total interest-earning assets.........  346,477   23,359     6.74   262,655    19,071     7.26    223,993     17,120     7.64
Non-interest-earning assets................   25,156                       9,390                         9,358
                                            --------                    --------                      --------
     Total assets.......................... $371,634                    $272,045                      $233,351
                                            ========                    ========                      ========
Interest-bearing liabilities:
 Checking accounts ........................$  36,743        -        -  $ 28,561         -        -   $ 27,104          -        -
 Savings and club accounts.................   62,310      765     1.23    53,527       973     1.82     52,117      1,095     2.10
 Money market accounts.....................   44,966      784     1.74    36,325     1,038     2.86     34,305      1,131     3.30
 Certificates of deposit...................  160,305    5,773     3.60   101,594     5,452     5.37     65,598      3,601     5.49
 FHLB advances.............................   40,532    1,722     4.25    29,809     1,833     6.15     33,943      2,132     6.28
                                            --------  -------           --------   -------            --------    -------
     Total interest-bearing liabilities....  344,856    9,044     2.62   249,816     9,296     3.72    213,068      7,959     3.74
                                                      -------                      -------                        -------
Non-interest-bearing liabilities...........    1,742                       1,308                         1,315
                                            --------                    --------                      --------
     Total liabilities.....................  346,598                     251,124                       214,383
Stockholders' equity.......................   25,036                      20,921                        18,968
                                            --------                    --------                      --------
     Total liabilities and stockholders'
       equity.............................. $371,634                    $272,045                      $233,351
                                            ========                    ========                      ========
Net interest income........................           $14,315                       $9,775                        $ 9,161
                                                       ======                        =====                         ======
Interest rate spread(3)....................                       4.12                         3.54                           3.90
Net yield on interest-earning assets(4)....                       4.13                         3.72                           4.09
Ratio of average interest-earning
   assets to average interest-bearing
   liabilities.............................                     100.47                       105.14                         105.13

-------------------------------
(1) Non-accruing loans have been included in loans receivable, and the effect of such inclusion was not material.
(2) Includes U.S. government obligations, mortgage-backed securities, interest-bearing deposits in banks, and FHLB stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The relationship between the volume and rates of our interest-earning assets and interest-bearing liabilities influences our net interest income. The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (change in rate multiplied by the change in volume); and (4) net change. The net change attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.

                             For the Six Months Ended                 For the Year Ended                  For the Year Ended
                                     June 30,                           December 31,                          December 31,
                       -------------------------------------   ---------------------------------  ----------------------------------
                                   2003 vs. 2002                        2002 vs. 2001                        2001 vs. 2000
                       -------------------------------------   ---------------------------------   ---------------------------------
                                Increase (Decrease)                  Increase (Decrease)                   Increase (Decrease)
                                      Due to                             Due to                                 Due to
                       -------------------------------------  ----------------------------------   ---------------------------------
                                             Rate/                                Rate/                               Rate/
                        Volume      Rate    Volume    Net     Volume     Rate     Volume   Net     Volume    Rate    Volume     Net
                        ------     ------   ------   -----    ------    ------    ------  -----    ------   ------   ------    ----
                                                                        (In thousands)
Interest and
dividend income:
   Loans receivable .... $ 3,204  $     -  $     -  $ 3,204  $ 5,960   $(1,280) $  (479) $ 4,201  $ 2,226 $  (447) $   (51) $ 1,728
   Investments,
     mortgage-backed
     securities and
     other .............   1,867     (523)    (627)     717      105       241        9      355      736    (368)    (102)     266
   Other ...............       4       52       48      104      468      (376)    (361)    (269)       -       -        -        -
                         -------  -------  -------  -------  -------   -------  -------  -------  ------- -------  -------  -------
 Total interest-
   earning assets ...... $ 5,075  $  (471) $  (579) $ 4,025  $ 6,533   $(1,415) $  (831) $ 4,287  $ 2,962 $  (815) $  (153) $ 1,994
                         =======  =======  =======  =======  =======   =======  =======  =======  ======= =======  =======  =======

Interest expense:
   Checking accounts ... $     -  $    40  $    14  $    54  $     -   $     -  $     -  $     -  $     - $     -  $     -  $     -
   Savings and
     club accounts .....      57      (67)     (10)     (20)     160      (316)     (52)    (208)      34    (152)      (7)    (125)
   Money market
     accounts ..........     134      (87)     (30)      17      248      (406)     (96)    (254)      64    (148)      (7)     (91)
   Certificate
     accounts ..........   1,805     (351)    (253)   1,201    3,153    (1,797)  (1,035)     321    1,887     (27)      (8)   1,852
   FHLB advances .......     274     (246)     (77)     (49)     659      (566)    (204)    (111)    (126)   (184)      11     (299)
                         -------  -------  -------  -------  -------   -------  -------  -------  ------- -------  -------  -------
Total interest-
  bearing liabilities... $ 2,270  $  (711) $  (356) $ 1,203  $ 4,220   $(3,085) $(1,387) $  (252) $ 1,859 $  (511) $   (11) $ 1,337
                         =======  =======  =======  =======  =======   =======  =======  =======  ======= =======  =======  =======

Change in net
  interest income ...... $ 2,790  $   238  $  (206) $ 2,822  $40,586   $(4,650) $(1,902) $ 4,539  $ 1,103 $  (304) $  (142) $   657
                         =======  =======  =======  =======  =======   =======  =======  =======  ======= =======  =======  =======

Comparison of Operating Results for the Six Months Ended June 30, 2003 and 2002

         Net Income. Net income increased by $434,000, to $1.6 million, for the six months ended June 30,2003 compared to $1.1 million for the same period in 2002, a 38.5% increase. The increase was primarily attributable to a $2.8 million increase in net interest income and a $149,000 increase in total other income, offset by a $2.4 million increase in total other expenses and a $243,000 increase in income tax expense as a result of higher taxable income.

         Net Interest Income. Net interest income grew $2.8 million, or 41.6%, for the six months ended June 30, 2003 compared to the same period in 2002. Total interest income increased by $4.0 million, to $15.0 million, for the six months ended June 30, 2003, while total interest expense increased by $1.2 million, to $5.3 million, for the six months ended June 30, 2003.

         The 36.9% increase in total interest income was primarily due to a $162.0 million, or 50.3%, increase in the average balance of interest-earning assets, offset by a 60 basis point decrease in the average yield earned on these investments. The increase in interest-earning assets was a direct result of management's strategy of combining internal growth with an acquisition. The average balance of interest-earning loans increased by $89.6 million, to $350.8 million, or 34.3%, over last year's comparable period. The decrease in the average yield was primarily attributable to lower market interest rates during the 2003 period.

         The 29.2% increase in total interest expense resulted primarily from a 46.9% increase in the average balance of interest-bearing liabilities, offset by a 31 basis point decrease in the average cost of these funds. The increase in the average balance of interest-bearing liabilities during this period reflects organic growth as well as the acquisition of First Bank in the first-quarter of 2003. More specifically, the average balance of both certificates of deposit and core deposits increased by $100.2 million and $36.9 million, respectively. Deposits acquired from First Bank totaled $52.2 million. Further, the average balance of interest-bearing liabilities reflected an increased level of borrowings, with the average balance increasing by $12.5 million for this period. The decrease in the average cost of interest-bearing liabilities was primarily attributable to lower market yields during this time period, as well as the acquisition of core deposits from First Bank.


         Provision for Loan Losses. We maintain an allowance for loan losses through provisions for loan losses which are charged to operations. The provision is made to adjust the total allowance for loan losses to an amount that represents management's best estimate of losses known and inherent in the loan portfolio at the balance sheet date that are both probable and reasonable to estimate. In estimating the known and inherent loan losses in the loan portfolio that are both probable and reasonable to estimate, management considers factors such as internal analysis of credit quality, general levels of loan delinquencies, collateral values, Synergy Bank's historical loan loss experience, changes in loan concentrations by loan category, the level of unseasoned loans, peer group information and economic and market trends affecting our market area. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses at page __. The provision established for loan losses each month reflects management's assessment of these factors in relation to the level of the allowance at such time.

         As a result of our strong growth during the past five years, including growth in our non-residential mortgage loans, a significant portion of our loan portfolio is represented by new credits. Generally, loans that are relatively new, referred to as unseasoned loans, do not have sufficient repayment history to determine the likelihood of repayment in accordance with their terms. At June 30, 2003, 86.7% of our total loan portfolio consisted of loans that we would consider unseasoned (i.e., less than three years).

Unseasoned credits are considered to pose a potentially greater repayment risk than loans that have been outstanding for a longer period of time and we have considered that factor in assessing the level of the allowance. To the extent, however, that loan growth has occurred in certain loan categories, such as non-residential, multi-family and commercial loans, the changes in loan concentrations by loan category has been given high consideration as well.


         The provision for loan losses was $470,000 for the six months ended June 30, 2003, compared to $551,000 for the same period in 2002. The decrease in the provision reflects our present level of allowance requirements based on our credit risk exposure utilizing the above noted allowance for loan losses methodologies. The Bank experienced an increase in charge-offs from $8,000 for the first six months of 2002, as compared to $554,000 for the same period in 2003, of which $326,000 was a direct result of the acquisition of indirect automobile loans from First Bank. The Bank is maintaining a higher percentage of valuation allowances against these higher risk credits. The balance of this indirect automobile loan portfolio is steadily decreasing through principal amortization. These loans are closely monitored through an in-house collection process as well as within the Asset and Liability Management Committee. There can be no assurance, however, that the Bank will not recognize additional future losses on its indirect automobile loan portfolio.

         The allowance for loan losses was $3.0 million at June 30, 2003 compared to $1.9 million at June 30, 2002. We allocate the allowance to various categories based on our classified assets, historical loan loss experience, and our assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from June 30, 2002 to June 30, 2003. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses at page __ and - Allocation of Allowance for Loan Losses at page __.

         Other Income. Other income, which is primarily comprised of deposit account fees, ATM fees, loan fees, service charges and a bank-owned life insurance policy, increased by $149,000, to $1.0 million, for the six months ended June 30, 2003 from the $885,000 reported during the same period in 2002. Excluding a net gain from the sale of assets of $117,000 during the comparable period last year, other income increased $266,000, primarily due an increase in other service charges.

         Other Expenses. Other expenses increased by $2.4 million, to $7.8 million, for the six months ended June 30, 2003 when compared to the same period in 2002. The increase resulted mostly from higher operating expenses associated with six additional full-service branch offices opened in 2002 and the acquisition of two full-service branches in 2003 from the First Bank transaction. This included increases of $983,000 and $657,000, respectively, in total salary compensation and office premises expenses.

         Historically, we have had a high level of operating expense because of the large number of branch offices relative to our asset size. In future periods, management anticipates a similar impact on future earnings resulting from the continued expansion of the Bank's branch office network consistent with implementation of our strategic plan.

         During the 2003 period, we also absorbed increased expenses not present in the 2002 period associated with being a public company, such as periodic reporting, an annual stockholder meeting, retention of a transfer agent and professional fees associated with complying with the mandated requirements of the Sarbanes-Oxley Act, as well as management of an employee stock ownership plan.

         Income Tax Expense. Income tax expense increased by $243,000 for the six months ended June 30, 2003 compared to the same period in 2002, reflecting higher taxable income for the 2003 period.

Comparison of Operating Results for Years Ended December 31, 2002 and 2001

         Net Income. Net income totaled $2.0 million for 2002 compared to net income of $1.9 million for 2001. The $129,000, or 6.8%, increase was primarily due to an increase in net interest income of $4.5 million, or 46.4%.

         Net Interest Income. Net interest income for 2002 was $14.3 million as compared to $9.8 million for 2001. The net interest rate margin was 4.13% for 2002 and 3.72% for 2001. The increase in margin was primarily due to a lower cost of funds for both deposits and borrowings during 2002.

         Total interest income amounted to $23.4 million and $19.1 million for 2002 and 2001, respectively. The $4.3 million, or 22.5%, increase for 2002 compared to 2001 was primarily due to increased interest income from loans and securities.

         Total interest expense was $9.0 million for 2002 and $9.3 million for 2001. The $252,000, or 2.7%, decrease for 2002 compared to 2001 was primarily due to a 116 basis point drop in deposit interest rates, along with a 190 basis point drop in FHLB advance rates, for 2002. The average rates paid on interest-bearing deposits decreased to 2.45% for 2002 from 3.39% for 2001.


         Provision for Loan Losses. The provision for loan losses was $1.1 million and $363,000 for the years ended December 31, 2002 and 2001, respectively. The total loan portfolio grew by $95.4 million, or 42.2%, during 2002, representing a significant increase in the level of unseasoned loans. The major change in the loan portfolio during 2002 was an increase in non-residential and multi-family mortgage loans of $28.9 million, or 151.9%. Non-performing loans increased by $378,000, or 532%, from 2001 to 2002. We had net charge-offs of $218,000 for the year ended December 31, 2002 compared to net charge-offs of $167,000 for 2001. ^


         The allowance for loan losses was $2.2 million at December 31, 2002 compared to $1.4 million at December 31, 2001. We allocate the allowance to various categories based on our classified assets, historical loan loss experience, and our assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from December 31, 2001 to December 31, 2002. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses at page __ and - Allocation of Allowance for Loan Losses at page __.


         Other Income. Other income during 2002 and 2001 amounted to $1.7 million and $2.5 million, respectively. Other income was predominantly service charges and other fees on deposit accounts. The higher income during 2001 was primarily the result of a one-time gain on the sale of the Bank's credit card portfolio during 2001; which provided a gross gain of $888,000 or ^ $568,000 after tax. The remaining portion of that portfolio was sold during 2002, with gross gains of $66,000 or $40,000 after tax for 2002.

         Other Expenses. Other expenses were $11.7 million for 2002 and $9.0 million for 2001. ^ The principal component of other expenses, compensation and employee benefits, increased to $6.1 million for 2002 from $4.8 million for 2001. The increase was also due to higher operating expenses associated with expansion of the branch network and increased advertising expenses. Total advertising expenses amounted to $733,000 for 2002 as compared to 2001. This represents an increase of $369,000 or 101.4% over 2001. In 2002, Synergy opened six new branch offices, two of which where in New Jersey counties in which Synergy did not previously have any offices, compares to one branch opening in 2001. Typically, we incur grand opening costs of $35,000 to $40,000 per branch. In addition to more zoned advertising, we promoted and launched our new online banking product during 2002 as well as introduced plasma screen advertising within selected branch offices.


         Income Tax Expense. For 2002 and 2001, the Bank incurred income tax expenses of $1.2 million and $1.0 million, respectively. The increase in taxes reflected higher income and changes in income tax rates. Synergy Financial Group, Inc. and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, with certain adjustments. In July, 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in the state, making thrift institutions subject to the 9% tax rate applicable to New Jersey corporations. Such change was retroactive to January 1, 2002. Our state tax rate has been reduced by holding investment securities in Synergy Capital Investments, Inc., a wholly-owned subsidiary of Synergy Bank, formed in November 2002.

Comparison of Operating Results for Years Ended December 31, 2001 and 2000

         Net Income. Net income for 2001 increased $372,000 to $1.9 million compared to net income of $1.5 million for 2000. This increase was primarily attributable to a $614,000 increase in net interest income, a $745,000 increase in other income, and a $117,000 decrease in the provision for loan losses, partially offset by a $792,000 increase in operating expenses and a $312,000 increase in income tax expense.

         Net Interest Income. Net interest income increased by $614,000, or 6.7%, to $9.8 million for 2001 compared to $9.2 million for 2000. This increase was attributable to a $2.0 million increase in total interest income, partially offset by a $1.3 million increase in interest expense.

         Total interest income increased by 11.4% to $19.1 million for 2001 compared to $17.1 million for 2000 as a result of a $38.7 million increase in the average balance of interest-earning assets, consisting of a $27.0 million, or 15.2%, increase in the average balance of loans and an $8.4 million, or 19.1%, increase in the average balance of securities. Interest income on loans increased by $1.7 million, reflecting the increase in the average balance of loans, offset by a decrease in the average yield thereon of 21 basis points, from 8.03% for 2000 to 7.82% for 2001. Interest income on securities decreased by $94,000, or 3.5%, for 2001, reflecting the increase in the average balance of securities, offset by a decrease in the average yield thereon of 116 basis points, from 6.11% for 2000 to 4.95% for 2001.

         Total interest expense increased by 16.8%, to $9.3 million in 2001, primarily as a result of a $36.7 million increase in the average balance of interest-bearing liabilities to $249.8 million for 2001 as compared to $213.1 million for 2000. The majority of this increase was in certificates of deposit, the average balance of which increased by 54.9%. The average cost of total interest-bearing liabilities fell 2 basis points to 3.72% for 2001 as compared to 3.74% for 2000, with the decrease primarily attributable to a 13 basis point decrease in the average rate paid on FHLB advances.

         Provision for Loan Losses. The provision for loan losses was $363,000 for the year ended December 31, 2001 and $480,000 for the same period in 2000. We had net charge-offs of $167,000 for the year ended December 31, 2001 compared to net charge-offs of $299,000 for 2000. The major changes in the loan portfolio during 2001 were an increase in loans secured by real estate from 67.8% of total loans at December 31, 2000 to 74.2% at December 31, 2001 and a drop in our unsecured loan portfolio from 8.2% of total loans at December 31, 2000 to 2.7% at December 31, 2001 resulting from the sale of the credit card portfolio.

         Our allowance for loan losses stood at $1.4 million at December 31, 2001 compared to $1.2 million at December 31, 2000. Management allocates the allowance to various categories based on its assessment of the risk characteristics of each loan category and the relative balances at month end of each loan category. The allocation did not change materially from December 31, 2001 to December 31, 2000. See Business of Synergy Bank - Non-Performing Loans and Problem Assets - Allowance for Loan Losses at page __ and - Allocation of Allowance for Loan Losses at page __.


         Other Income. Other income increased $745,000 to $2.5 million for 2001 from $1.8 million for 2000, primarily attributable to the gain on the sale of loans of $888,000 comprised mostly of the sale of the credit card portfolio, partially offset by a $345,000 decrease in commissions on securities and insurance sales through Synergy Financial Group, Inc.'s wholly-owned subsidiary, Synergy Financial Services, Inc. Other income for 2001 also included ^ $259,000 in loan service charges for 2001 as compared to $256,000 for 2000, and a $5,000 gain in 2001 on the sale of investment securities held as available-for-sale.

         Other Expenses. Other expenses increased $792,000, or 9.7%, to $9.0 million for 2001 compared to $8.2 million for 2000. This increase was primarily due to a $425,000, or 9.6%, increase in compensation and employee benefits and a ^ $384,000, or 13.8%, increase in office operation and office occupancy expenses due primarily to the opening of one new branch and the costs associated with renovating our main office.

         Provision for Income Taxes. Income tax expense increased by $312,000, or ^ 43.8%, to $1.0 million for 2001 compared to $712,000 for 2000, reflecting higher income for 2001.

Liquidity and ^ Capital Resources


         We maintain liquid assets at levels we consider adequate to meet liquidity needs. The liquidity of a savings institution reflects its ability to provide funds to meet loan requests, accommodate possible outflows in deposits, fund current and planned expenditures and take advantage of interest rate market opportunities in connection with asset and liability management objectives. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of earning assets with specific types of deposits and borrowings. Savings institution liquidity is normally considered in terms of the nature and mix of the savings institution's sources and uses of funds.

         Our primary sources of liquidity are deposits, scheduled amortization and prepayment of loans and mortgage-backed securities. In addition, we invest excess funds in overnight federal funds investments, which provide liquidity. Our cash and cash equivalents, defined as cash and deposits in other financial institutions with original maturities of three months or less, totaled $6.9 million at June 30, 2003. To a lesser extent, the earnings and funds provided from our operating activities are a source of liquidity.

         Liquidity management is both a daily and long-term function of business management. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. If we require funds beyond our ability to generate them internally, we have the ability to obtain advances from the FHLB of New York, which provides an additional source of funds. At June 30, 2003, our borrowing limit with the FHLB of New York was $104.4 million. Subsequent to June 30, 2003, the limit was increased to $156.2 million. See Business of Synergy Bank - Sources of Funds - Borrowings at page __. At June 30, 2003, we had $75.2 million of borrowings outstanding.

         Synergy Bank is subject to federal regulations that impose minimum capital requirements. For a discussion on these capital levels, see Historical and Pro Forma Capital Compliance at page __ and Regulation - Regulation of Synergy Bank - Regulatory Capital Requirements at page __.

         We are not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations nor are we aware of any current recommendation by regulatory authorities, which, if implemented, would have a material effect on liquidity, capital or operations. The total amount of our commitments to extend credit for mortgage and consumer loans as of June 30, 2003 was $51.7 million, excluding commitments on unused lines of credit which totaled $18.3 million.


         We intend to continue to grow Synergy Bank's branch network either through opening or acquiring branch offices. Four new branch offices, the relocation of one branch and the opening of an approximately 50,000 square feet administrative center are planned for 2004. In addition, we currently plan to open four additional new branch locations over the next four years. We also intend to actively consider the acquisition of local financial institutions as part of expanding our banking operations. We do not, however, have any current understandings, agreements or arrangements for the expansion of our business, other than opening new branch office locations. The proceeds from this stock offering will provide us with additional equity capital, which will support future growth and expanded operations. While we currently exceed applicable regulatory capital requirements, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base. If our current growth continues at the same rate and if we expand further as we currently plan, we will need the additional capital to continue to comply with applicable regulatory capital requirements.


         The following table discloses our contractual obligations as of June 30, 2003.

                                              Less Than                        After
                                     Total      1 Year   1-3 Years  4-5 Years 5 Years
                                   ---------   --------  ---------  --------- -------
FHLB advances(1)...................  $75,000    $55,000   $ 9,000     $2,000  $ 9,000
Rentals under operating leases.....    5,000        400     1,000      1,000    2,600
                                     -------    -------   -------     ------  -------
    Total..........................  $80,000    $55,400   $10,000     $3,000  $11,600
                                     =======    =======   =======     ======  =======

----------------
(1) At June 30, 2003, the total collateralized borrowing limit was $104.4 million of which we had $75.2 million outstanding. Subsequent to June 30, 2003, the limit was increased to $156.2 million.

         The following table discloses our commercial commitments as of June 30, 2003.

                                             Total
                                           Amounts     Less Than                            Over
                                         Committed       1 Year    1-3 Years   4-5 Years  5 Years
                                         ---------      --------   ---------   --------- --------
Lines of credit(1)......................   $18,300     $      90  $     140   $     270   $17,800
Other commitments to extend credit(1)...    51,700        51,700          -           -         -
                                           -------       -------  ---------   ---------   -------
    Total...............................   $70,000       $50,790  $     140   $     270   $17,800
                                           =======       =======  =========   =========   =======

----------------
(1)  Represents amounts committed to customers.

         For additional information about cash flows from our operating, financing, and investing activities, see the Statements of Cash Flows included in the Consolidated Financial Statements beginning at page F-1.

Impact of Inflation and Changing Prices

         The consolidated financial statements and accompanying notes presented elsewhere in this document have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as prices of goods and services.

Change in Auditor

         On December 5, 2002, Synergy Financial Group, Inc. dismissed Fontanella and Babitts, Certified Public Accountants, as its independent auditors and appointed Grant Thornton LLP as its new independent auditors. The decision to change accountants was recommended by the audit committee and approved by the Board of Directors. Fontanella and Babitts' reports on Synergy Financial Group, Inc.'s consolidated financial statements for the two fiscal years ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with audits of the two fiscal years ended December 31, 2001 and any subsequent interim period preceding the date hereof, there were no disagreements or reportable events between Synergy Financial Group, Inc. and Fontanella and Babitts on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Fontanella and Babitts, would have caused them to make a reference to the subject matter of the disagreements or reportable events in connection with their reports. During the two most recent fiscal years and the subsequent interim period to the date hereof, Synergy Financial Group, Inc. did not consult with Grant Thornton LLP regarding the application of accounting principles to any transaction or as to any accounting, auditing or financial reporting issues.

Recent Accounting Pronouncements

         Synergy Financial Group, Inc. adopted Statement of Financial Accounting Standard (SFAS) No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, on July 1, 2003. SFAS No. 149 clarifies and amends SFAS No. 133 for implementation issues raised by constituents or includes the conclusions reached by the Financial Accounting Standards Board (FASB) on certain FASB Staff Implementation Issues. Statement No. 149 also amends SFAS No. 133 to require a lender to account for loan commitments related to mortgage loans that will be held for sale as derivatives. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. Synergy Financial Group, Inc. periodically enters into commitments with its customers, which it intends to sell in the future. Management does not anticipate the adoption of SFAS No. 149 to have a material impact on Synergy Financial Group, Inc.'s financial position or results of operations.

         The FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, on May 15, 2003. SFAS No. 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS No. 150 is effective for public companies for financial instruments entered into or modified after May 31, 2003 and is effective at the beginning of the first interim period beginning after June 15, 2003. Management has not entered into any financial instruments that would qualify under SFAS No.
150. As a result, management does not
anticipate the adoption of SFAS No. 150 to have a material impact on Synergy Financial Group, Inc.'s financial position or results of operations.

         Synergy Financial Group, Inc. adopted FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Financial letters of credit require Synergy Financial Group, Inc. to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require Synergy Financial Group, Inc. to make payments if the customer fails to perform certain non-financial contractual obligations. Synergy Financial Group, Inc. previously did not record a liability when guaranteeing obligations unless it became probable that Synergy Financial Group, Inc. would have to perform under the guarantee. FIN 45 applies prospectively to guarantees Synergy Financial Group, Inc. issues or modifies subsequent to December 31, 2002. At June 30, 2003, Synergy Financial Group, Inc. was not contingently liable for any financial and performance letters of credit. It is the Bank's practice to generally hold collateral and/or obtain personal guarantees supporting any outstanding letter of credit commitments. In the event that the Bank is required to fulfill its contingent liability under a standby letter of credit, it could liquidate the collateral held, if any, and enforce the personal guarantee(s) held, if any, to recover all or a portion of the amount paid under the letter of credit.

         In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Synergy Financial Group, Inc. does not anticipate FIN 46 to have a material impact on its consolidated financial position and results of operations.

                    BUSINESS OF SYNERGY FINANCIAL GROUP, INC.

         Synergy Financial Group, Inc. is currently the middle-tier federal stock holding company of Synergy Bank and Synergy Financial Services, Inc. and owns all of the outstanding common stock of both entities. It was organized for the purpose of acquiring all of the capital stock that Synergy Bank issued upon its mutual holding company reorganization from the mutual-to-stock form of ownership in 2001. Synergy Financial Group, Inc. completed a minority stock offering in September 2002, at which time shares of its common stock were first issued to public stockholders. A total of 1,454,750 shares were issued to persons other than Synergy, MHC, the parent mutual holding company of Synergy Financial Group, Inc., representing 43.5% of the outstanding common stock of Synergy Financial Group, Inc.

         At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of Synergy, MHC, Synergy Financial Group, Inc. will cease to exist, but will be succeeded by a newly formed New Jersey corporation also called Synergy Financial Group, Inc., which will own all of outstanding common stock of Synergy Bank and Synergy Financial Services, Inc. As of June 30, 2003,

Synergy Financial Group, Inc. had 3,344,252 shares of common stock issued and outstanding. Synergy, MHC owns 1,889,502 shares, or 56.5%, of Synergy Financial Group, Inc.'s outstanding common stock. The remaining shares of common stock are held by the public.

         Synergy Financial Group, Inc. has not engaged in any significant business to date. Its primary activity will be to hold all of the stock of Synergy Bank and Synergy Financial Services, Inc., a wholly-owned subsidiary engaged in offering insurance and securities products. Synergy Financial Group, Inc. will invest the proceeds of the offering as discussed under Use of Proceeds at page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. Synergy Financial Group, Inc. does not maintain offices separate from those of Synergy Bank or employ any persons other than certain of Synergy Bank's officers. Officers of Synergy Financial Group, Inc. are not separately compensated for their service.

                            BUSINESS OF SYNERGY BANK

General

         Synergy Bank was originally founded in 1952 as a federal credit union for a pharmaceutical research and manufacturing company. Synergy Bank converted its charter in 1998 to a federal mutual savings bank and in 2001 became a federal stock savings bank upon the completion of its mutual holding company reorganization. Synergy Bank's deposits are federally insured by the Savings Association Insurance Fund ("SAIF") as administered by the Federal Deposit Insurance Corporation ("FDIC"). Synergy Bank is regulated by the OTS and the FDIC.

         Synergy Bank is in the business of offering financial services, including offering retail banking services, one- to four-family residential mortgage loans, home equity loans, multi-family and non-residential mortgage loans and consumer loan products, including automobile and personal loans.

         We attract deposits from the general public and borrow money from the FHLB and use these deposits and FHLB advances primarily to originate loans and to purchase investment securities. Our principal sources of funds for lending and investing activities are deposits, FHLB advances, the repayment and maturity of loans and the sale, maturity, and call of securities. Our principal source of income is interest on loans and investment securities. Our principal expense is interest paid on deposits and FHLB advances.

Market Area

         Our main office is located in Cranford, New Jersey, and our branches are located in Middlesex, Monmouth, Morris and Union counties, New Jersey. Our primary market area is Essex, Middlesex, Monmouth, Morris, Somerset and Union counties, New Jersey. Essex and Union counties are highly urbanized and densely populated counties in the New York City metropolitan area, lying at the heart of the northeast corridor, one of the largest population and industrial areas in the country. The remaining counties are suburban areas located in central New Jersey. The market areas surrounding each of Synergy Bank's branches are mostly growth markets, with population densities and income levels generally above the average levels for New Jersey.

Competition

         We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.

         Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking companies for real estate loans. Competition for funds also comes from investment products such as mutual funds, short-term money funds and corporate and government securities.


         Based upon the deposits listed in the counties included in Synergy Bank's Community Reinvestment Act delineated assessment area, Essex, Middlesex, Monmouth, Morris, Somerset and Union counties, New Jersey, Synergy Bank holds market share of approximately 0.38% based on the most current available data. The Bank's market share ranking is 35th out of the 97 FDIC-insured depositories operating branches in these counties.


Lending Activities

         General. We primarily originate real estate loans, including one- to four-family first mortgage loans, home equity loans, multi-family and non-residential mortgages, and consumer loans, comprised mostly of direct automobile loans for both new and used vehicles. The loan portfolio is predominately comprised of one- to four-family residential real estate loans, most of which have fixed rates of interest.

         Loan   Portfolio   Composition.   The  following   table  analyzes  the
composition of the loan portfolio by loan category at the dates indicated.


                                                                                At December 31,
                                At June 30, ----------------------------------------------------------------------------------------
                                 2003            2002               2001            2000               1999              1998
                            --------------  ---------------    --------------   ---------------   ----------------  ---------------
                            Amount Percent  Amount  Percent    Amount Percent   Amount  Percent   Amount   Percent  Amount  Percent
                            ------ -------  ------  -------    ------ -------   ------  -------   ------   -------  ------  -------
                                                                                                (Dollars in thousands)
Type of Loans:
--------------

Mortgage loans:
  One- to Four-Family
  Residential(1)(2).....  $216,666  57.15% $202,325   62.92% $148,826   65.81% $127,004   66.69% $116,727   70.95% $ 91,746   68.07%
  Non-Residential
    and Multi-Family....    60,749  16.03    48,386   15.05    19,044    8.43     2,072    1.08         -    -            -       -
Automobile..............    89,219  23.53    63,796   19.83    52,206   23.08    45,812   24.06    30,171   18.34    22,475   16.68
Commercial..............     8,465   2.23     2,472    0.77         -       -         -    -            -    -            -       -
Credit Card.............        97   0.03       136    0.04        30    0.01     6,969    3.66     7,260    4.41     8,093    6.01
Other ^ Consumer(3).....     3,909   1.03     4,454    1.39     6,033    2.67     8,594    4.51    10,363    6.30    12,457    9.24
                          -------- ------  --------   -----  --------  ------  --------  ------   -------  ------  --------  ------
     Total loans........   379,105 100.00%  321,569  100.00%  226,139  100.00%  190,451  100.00%  164,521  100.00%  134,771  100.00%
                                   ======            ======            ======            ======            ======            ======
  Deferred loan
    fees and costs......       135               85               (78)             (177)             (353)             (257)
Less:
  Allowance for
   loan losses..........    (2,970)          (2,231)           (1,372)           (1,176)             (995)           (1,148)
                          --------         --------          --------          --------          --------          --------

     Total loans, net...  $376,270         $319,423          $224,689          $189,098          $163,173          $133,366
                          ========         ========          ========          ========          ========          ========

----------------
(1)  This category includes home equity loans.
(2) This category includes $2.3 million of loans held-for-sale at June 30, 2003. There were no loans held-for-sale in previous periods presented.
(3) This category consists of personal loans (unsecured) and savings secured loans.

         Loan Maturity Schedule. The following tables set forth the maturity or repricing of the loan portfolio at December 31, 2002 and June 30, 2003. Demand loans, loans having no stated maturity and overdrafts are shown as due in one year or less.

                                                                           At December 31, 2002
                                 ---------------------------------------------------------------------------------------------
                                   One-to     Non-Residential
                                 Four-Family        and                                     Credit         Other
                                 Residential   Multi-Family   Automobile      Commercial     Card        Consumer(2)   Total
                                 -----------   ------------   ----------      ----------     ----        -----------   -----
                                                                            (In thousands)
Amounts Due:
Within 1 Year...................   $    324      $     -         $ 1,480         $    -     $   136       $  505     $  2,445
                                   --------      -------         -------         ------     -------       ------     --------
After 1 year:
  1 to 3 years..................      4,201            -          39,595              -           -        2,784       46,580
  3 to 5 years..................     10,026            -          22,694          2,472           -        1,154       36,346
  5 to 10 years.................     33,968        2,008              26              -           -            -       36,002
  10 to 15 years................     83,218       21,108               -              -           -            2      104,328
  Over 15 years.................     70,588       25,270               1              -           -            9       95,868
                                   --------      -------         -------         ------     -------       ------     --------
     Total due after one year...    202,001       48,386          62,316          2,472           -        3,949      319,124
                                   --------      -------         -------         ------     -------       ------     --------
     Total amount due...........   $202,325      $48,386         $63,796         $2,472     $   136       $4,454     $321,569
                                   ========      =======         =======         ======     =======       ======     ========

----------------
(1)  This category includes home equity loans.
(2) This category consists of personal loans (unsecured) and savings secured loans.


                                                                           At June 30, 2003
                                 --------------------------------------------------------------------------------------------------
                                   One-to           Non-Residential
                                 Four-Family             and                                     Credit          Other
                              Residential(1)(2)      Multi-Family   Automobile      Commercial     Card       ^Consumer(3)   Total
                              -----------------     -------------   ----------      ----------     ----        -----------   -----
                                                                                 (In thousands)
Amounts Due:
Within 1 Year...................   $  2,727            $    859       $ 1,969         $1,374       $97          $  336     $  7,362
                                                                      -------          -----        --          ------     --------
After 1 year:
  1 to 3 years..................      1,145               2,843        21,386          2,199         -           1,498       29,071
  3 to 5 years..................     11,991               2,508        58,534          3,856         -           2,070       78,959
  5 to 10 years.................     30,359               4,077         7,304            158         -               -       41,898
  10 to 15 years................     97,988              20,206            25             35         -               1      118,255
  Over 15 years.................     72,456              30,256             1            843         -               4      103,560
                                   --------              ------     ---------         ------      ----        --------      -------
     Total due after one year...    213,939              59,890        87,250          7,091         -           3,573      371,743
                                    -------              ------        ------          -----      ----           -----      -------
     Total amount due...........   $216,666             $60,749       $89,219         $8,465       $97          $3,909     $379,105
                                   ========             =======       =======         ======       ===          ======     ========

----------------
(1)  This category includes home equity loans.
(2) This category includes $2.3 million of loans held-for-sale at June 30, 2003. There were no loans held-for-sale in previous periods presented.
(3) This category consists of personal loans (unsecured) and savings secured loans.

         The following tables set forth the dollar amount of all loans at December 31, 2002 and June 30, 2003, respectively, due after December 31, 2003 and June 30, 2004, respectively, which have fixed interest rates and which have floating or adjustable interest rates.

                                                   At December 31, 2002
                                        --------------------------------------
                                                        Floating or
                                        Fixed Rates   Adjustable Rates   Total
                                        -----------   ----------------   -----
                                                       (In thousands)
Mortgage loans:
   One-to Four-Family
      Residential(1)...................    $165,571        36,430      $202,001
    Non-Residential and Multi-
      Family...........................       5,527        42,859        48,386
Automobile.............................      62,316             -        62,316
Commercial.............................       2,472             -         2,472
Other Consumer(2)......................       3,949             -         3,949
                                           --------    ----------         -----
     Total.............................    $239,835       $79,289      $319,124
                                            =======        ======       =======
 ----------------
(1)  This category includes home equity loans.
(2) This category consists of personal loans (unsecured) and savings secured loans.

                                                     At June 30, 2003
                                        --------------------------------------
                                                        Floating or
                                        Fixed Rates   Adjustable Rates   Total
                                        -----------   ----------------   -----
                                                       (In thousands)

Mortgage loans:
    One-to Four-Family
      Residential(1)(2)................    $196,814         $17,125    $213,939
    Non-Residential and
      Multi-Family.....................       6,030          53,860      59,890
Automobile.............................      87,250               -      87,250
Commercial.............................       7,091               -       7,091
Other ^ Consumer(3)....................       3,573               -       3,573
                                           --------         -------    --------
     Total.............................    $300,758         $70,985    $371,743
                                           ========         =======    ========
----------------
(1)  This category includes home equity loans.
(2) This category includes $2.3 million of loans held-for-sale at June 30, 2003. There were no loans held-for-sale in previous periods presented.
(3) This category consists of personal loans (unsecured) and savings secured loans.


         Residential Lending. Our primary lending activity consists of the origination of one- to four-family mortgage loans. The majority of our residential lending is secured by property located in New Jersey. We will generally originate a mortgage loan in an amount up to 80% of the lesser of the appraised value or the purchase price of a mortgaged property. For loans exceeding this guideline, private mortgage insurance for the borrower is required.

         The majority of our residential loans are originated with fixed rates and have terms of fifteen to thirty years. Our adjustable rate loans have terms of fifteen to thirty years and adjustment periods of one, three, five or ten years according to the terms of the loan. These loans provide for an interest rate that is tied to a U.S. Treasury security index.

         We generally make fixed rate mortgage loans that meet the secondary mortgage market standards of the Federal Home Loan Mortgage Corporation ("FHLMC"). In accordance with our interest rate risk management policy, we occasionally sell qualifying one- to four-family residential mortgages in the secondary market to FHLMC without recourse and with servicing retained. During the year ended December 31, 2002, we sold $4.9 million of residential mortgages, all of which were 30 year fixed-rate loans. We may continue to sell loans in the future when doing so will assist in mitigating interest rate risk.

         Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We require title insurance policies on all first mortgage real estate loans originated. All property secured loans require fire and casualty insurance. Loans made on property located in designated flood zones require minimum flood insurance coverage based on the amount of the loan.

         Our residential loan portfolio includes home equity loans, which are originated in our market area and have maturities of up to fifteen years. At June 30, 2003, home equity loans totaled $91.5 million, or 24.1%, of total loans. Collateral value is determined through the use of an Internet based on-line value estimator, a drive-by appraisal or a full appraisal. All loans over $250,000 require a full appraisal and title insurance policy.

         Non-Residential and Multi-Family Mortgage Loans. In 2000, we began to originate non-residential mortgage loans, including loans on retail/service space, and other income-producing properties. Our non-residential loan portfolio also includes multi-family (five or more units) mortgage loans. We require no less than a 25% down payment or equity position for non-residential and multi-family mortgage loans. Typically these loans are made with variable rates of interest with terms of up to twenty years. Essentially all of these mortgage loans are on properties located within our market area and all are within New Jersey. We occasionally sell participation interests in non-residential and multi-family mortgage loans originated by us that would otherwise exceed our loans-to-one-borrower limit. At June 30, 2003, the average balance of a multi-family and non-residential mortgage loan was $333,000 and $519,000, respectively.

         Non-residential and multi-family mortgage loans generally are considered to entail significantly greater risk than that which is involved with residential real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the real estate and the borrower. These risks can be significantly affected by economic conditions. In addition, non-residential and multi-family real estate lending generally requires substantially greater evaluation and oversight efforts compared to one- to four-family residential real estate lending.

         Consumer Loans. At June 30, 2003, consumer loans amounted to $93.2 million, or 24.6% of the total loan portfolio, the vast majority of which are automobile loans. At June 30, 2003, automobile loans totaled $89.2 million.

         In late 1999, we began to originate direct automobile loans over the Internet through an independent online loan referral web site. A bank participating in the referral program sets certain criteria with the referral company to select those borrowers who meet that bank's lending standards. The borrower completes a qualification form online and submits it via the web site. The referral company's automated system screens the borrower's qualification form and, if it meets our preset criteria, we receive the borrower's qualification form. The borrower's qualification form is sent to no more than four of the more than two hundred participating banks. Once we receive a qualification form, we check the borrower's credit report via an automated computer system. If the credit report is consistent with our criteria, the automated system sends a notice to the borrower that he or she is pre-approved and we make the borrower a loan offer. The borrower then decides whether to accept the loan offer. We pay a fee to the referral company for each qualification form we receive (even if that borrower does not accept our loan offer) and for each loan that is originated. Currently, an average of $7.4 million, or 37.2% of our monthly automobile loan originations are generated from this referral source. We intend to continue to originate and purchase automobile loans at a level necessary to maintain the non-mortgage loan portfolio at approximately one-fourth of our total loans. We will generally lend up to 100% of the purchase price of a new or used vehicle.

         Consumer loans also consist of personal loans (unsecured) and savings secured loans. We will generally lend up to 100% of the account balance on a savings secured loan.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. Consumer loans generally have maturities of up to six years. Consumer loans can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of rate sensitive assets and liabilities.

         Consumer loans entail greater risks than residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets, such as automobiles, or loans that are unsecured. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and additionally from any verifiable secondary income. Credit worthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. Certain of our officers are authorized to approve unsecured consumer loan applications of up to $20,000.

         Commercial Loans. During the fourth quarter of 2002, we participated in a $2.5 million secured commercial loan without recourse with a financial institution that also operates in the state of New Jersey. The loan is guaranteed by the borrower, a luxury limousine company that is expanding its business, and is securitized by vehicles used in the business. At December 31, 2002, the commercial loan portfolio consisted of this single loan participation, representing 0.77% of the total loan portfolio at that date. At June 30, 2003, the commercial loan portfolio had grown to $8.5 million. The increase is the result of commercial loans acquired in connection with our acquisition of First Bank. Aside from these loans, we do not currently originate or purchase commercial loans.

         Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. Commercial business loans, therefore, have greater credit risk than residential mortgage loans. In addition, commercial loans generally carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. In addition, commercial lending generally requires substantially greater evaluation and oversight efforts compared to residential or non-residential real estate lending.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of June 30, 2003, our loans to one borrower limit was $5.9 million, and we had seventy-two borrowers with loan balances in excess of $500,000.

         At June 30, 2003, our largest single borrower had an aggregate balance of $3.3 million, representing five non-residential mortgage loans secured by apartment buildings located in our market area and two residential one- to four-family mortgage loans. Our second largest single borrower had an aggregate balance of $3.0 million, representing seven mortgage loans secured by multi-family and non-residential properties, including retail strip mall shopping centers located in our market area. Our third largest borrower had an aggregate balance of $2.7 million, representing two mortgage loans secured by retail strip mall shopping centers located in our market area. At June 30, 2003, all of these three lending relationships were current and performing in accordance with the terms of their loan agreements.

         Loan Originations, Purchases, Sales, Solicitation and Processing. Our customary sources of loan applications include newspaper advertisements, employees, repeat customers, on-line applications through Synergy Bank's Internet site, real-estate broker referrals, and "walk-in" customers. A significant source for our automobile loan originations is an independent online loan referral web site, through which we currently originate an average of $7.4 million, or 37.2% of our monthly automobile loan originations.

         The following table shows total loans originated, sold and repaid at Synergy during the periods indicated.


                                                              ^ Six Months Ended
                                                                     June 30,                     Year Ended December 31,
                                                            ------------------------        ----------------------------------------
                                                                 2003         2002               2002          2001          2000
                                                              --------      --------           --------     --------      --------
Loan originations and purchases:
    Loan originations:
        One- to Four-Family Residential.................      $ 54,431      $ 66,965           $110,578     $ 60,490      $ 26,721
        Non-Residential and Multi-Family................         9,957        12,780             31,116       19,893         2,180
        Automobile......................................        44,517      ^ 16,198             31,820       27,333        29,819
        Commercial......................................         1,070             -              2,472            -             -
        Credit Card.....................................             -             -                  -            -             -
        Other...........................................        10,721         6,636             13,026        6,772         7,151
                                                              --------      --------           --------     --------      --------
    Total loan originations:............................       120,696       102,579            189,012      114,488        65,871

Loans purchased through acquisition of First Bank:              21,880
    Loan purchases:
        One- to Four-Family Residential.................             -             -                  -            -             -
        Non-Residential and Multi-Family................             -             -                  -            -             -
        Automobile......................................             -        13,717           ^ 13,717        2,981         2,974
        Commercial......................................             -             -                  -            -             -
        Credit Card.....................................             -             -                  -            -             -
        Other...........................................             -             -                  -            -             -
                                                              --------      --------           --------     --------      --------
    Total loan purchases:...............................             -        13,717           ^ 13,717        2,981         2,974

Sales and loan principal repayments:
    Loans sold:
        One- to Four-Family Residential.................             -       ^ 4,852              4,852        9,336             -
        Non-Residential and Multi-Family................             -           500                500        1,000             -
        Automobile......................................             -             -                  -            -             -
        Commercial......................................             -             -                  -            -             -
        Credit Card.....................................             -             -                  -        6,158             -
        Other...........................................             -             -                  -            -             -
                                                              --------      --------           --------     --------      --------
    Total loan sold:....................................             -       ^ 5,352              5,352       16,494             -
    Loan principal repayments...........................        85,040        44,854            101,947       65,287        42,915
                                                              --------      --------           --------     --------      --------
        Total loans sold and principal repayments.......        85,040        63,923            107,267       81,781        42,915
Decrease due to other items.............................           689           543                696           97             5
                                                              --------      --------           --------     --------      --------
Net increase (decrease) in loan portfolio...............      $ 56,847      $ 65,547           $ 94,734     $ 35,591      $ 25,925
                                                              ========      ========           ========     ========      ========


         The sale of mortgage loans is part of management's strategy to mitigate interest rate risk. During 2002, $4.9 million of the loan sales consisted of residential mortgages, all of which were 30 year fixed-rate loans. We occasionally sell participation interests in non-residential mortgage loans originated by us that are considered large credits in order to reduce credit exposure. We may continue to sell loans in the future when doing so will mitigate interest rate risk or reduce our credit risk exposure.

         We generally sell loans on a non-recourse basis, with servicing retained and with an average loan servicing fee of 0.25% of the loan balance. At June 30, 2003, loans serviced for the benefit of other lenders totaled $8.8 million, compared to $13.0 million at December 31, 2002.

         We occasionally purchase loans through other financial institutions' participation programs. During the year ended December 31, 2002, we purchased an aggregate of $3.1 million of loans through two participations, one a 90% interest in a commercial loan secured by a fleet of luxury automobile limousines. This participation was without recourse and had a balance of $2.0 million at June 30, 2003. The second participation was a 37.5% interest in a loan secured by a first mortgage on non-residential property in our market area. This participation had a balance of $585,000 as of June 30, 2003. In addition to these two participations, we purchased a portfolio of $13.7 million of indirect automobile loans from First Bank prior to our whole bank acquisition of First Bank was completed in January 2003. At June 30, 2003, $7.4 million of these loans remained on our books, including those acquired in the automobile loan purchase and the whole bank acquisition.

         As of June 30, 2003, we also had participations in three indirect automobile loan pools (each a 90% participation interest). Two of the three indirect automobile loan pools were purchased with full recourse and at June 30, 2003 had a remaining balance of $2.3 million. The third automobile loan pool was purchased without recourse and at June 30, 2003 had a remaining balance of $87,000. The seller retained servicing of each of these three automobile loan participations. We do not, however, pay a servicing fee on these loans.

         In addition, at June 30, 2003, we had a $1.0 million participation in one non-residential mortgage loan secured by real estate in our market area that was purchased without recourse. We pay a servicing fee of 0.25% of the loan balance under the terms of this agreement.

         Loan Commitments. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of June 30, 2003 was $51.7 million, excluding commitments on unused lines of credit of $18.3 million.

         Loan Origination and Other Loan Fees. In addition to interest earned on loans, we receive commitment fees, loan origination fees and points on certain loans. We also receive other fees and charges relating to existing loans, which include late charges and fees collected in connection with loan modifications. These fees and charges have not constituted a material source of income.

Non-Performing Loans and Problem Assets

         Collection Procedures. The borrower is notified by mail when a loan is ten days delinquent. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a collateralized loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

         In the case of mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until it is sold or otherwise disposed of. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial write-down of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At June 30, 2003, we held no real estate owned.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Non-Performing Assets. The following table provides information regarding our non-performing loans and other non-performing assets as of the dates indicated. As of each of the dates indicated, we did not have any troubled debt restructurings or any impaired loans.

                                                                                  At December 31,
                                                            At June 30,    ---------------------------------
                                                           2003     2002     2001     2000    1999      1998
                                                           ----     ----     ----     ----    ----      ----
                                                                            (Dollars in thousands)
Loans accounted for on a non-accrual basis:

  One- to Four-Family Residential(1)..................    $   -    $   -   $    -    $  57      58     $ 113
  Non-Residential and Multi-Family....................        -        -        -        -       -         -
  Automobile..........................................      502      374       32       19      55        45
  Credit Card.........................................        3        5       22       32      67        38
  Other Consumer(1)...................................       28       70       17       79     112       125
                                                          -----    -----   ------    -----   -----     -----
     Total............................................    $ 533    $ 449   $   71    $ 187   $ 292     $ 321
                                                          =====    =====   ======    =====   =====     =====
Accruing loans which are contractually past
  due 90 days or more:

  Residential mortgages...............................        -    $   -   $    -    $   -   $   -     $   -
  Non-Residential mortgages...........................        -        -        -        -       -         -
  Automobile..........................................        -        -        -        -       -         -
  Credit Card.........................................        -        -        -        -       -         -
  Other Consumer(2)...................................        -        -        -        -       -         -
                                                          -----    -----   ------    -----   -----     -----
     Total............................................    $   -    $   -   $    -    $   -   $   -     $   -
                                                          =====    =====   ======    =====   =====     =====
     Total non-performing loans.......................    $ 533    $ 449   $   71    $ 187   $ 292     $ 321
                                                          =====    =====   ======    =====   =====     =====
Other non-performing assets...........................    $   -    $   -   $    -    $   -   $   -     $   -
                                                          =====    =====   ======    =====   =====     =====
     Total non-performing assets......................    $ 533    $ 449   $   71    $ 187   $ 292     $ 321
                                                          =====    =====   ======    =====   =====     =====
     Total non-performing loans to net loans..........     0.14%    0.14%    0.03%    0.10%   0.18%     0.24%
                                                          =====    =====   ======    =====   =====     =====
     Total non-performing loans to total assets.......     0.09%    0.10%    0.02%    0.08%   0.13%     0.16%
                                                          =====    =====   ======    =====   =====     =====
     Total non-performing assets to total assets......     0.09%    0.10%    0.02%    0.08%   0.13%     0.16%
                                                          =====    =====   ======    =====   =====     =====

----------------
(1)  This category includes home equity loans.
(2) This category consists of personal loans (unsecured) and savings secured loans. secured loans.

         For the year ended December 31, 2002 and the six months ended June 30, 2003, the amount of interest that would have been recorded on loans accounted for on a non-accrual basis if those loans had been current according to the original loan agreements for the entire period was $17,000 and $9,000, respectively. This amount was not included in our interest income for the period. No interest income on loans accounted for on a non-accrual basis was included in income during the year ended December 31, 2002 or the six months ended June 30, 2003.


         At June 30, 2003, there were no loans for which management had serious doubts as to the ability of such borrowers to comply with the present loans repayment terms that are not included in the table above as loans accounted for on a non-accrual basis.


         Classified Assets. Management, in compliance with OTS guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a monthly basis. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount considered prudent by management. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of so little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but which have credit deficiencies or potential weaknesses are required to be designated as "special mention" by management.

         Management's classification of assets and its estimation of the amount of known and inherent loan losses in the loan portfolio is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At June 30, 2003, classified loans totaled $787,000. This amount included $324,000 of loans classified as "substandard." Management has deemed $70,000 of the loans classified as substandard as non-performing assets, as shown in the table at page __. At June 30, 2003, we had $463,000 of loans classified as "doubtful," all of which amount is included under non-performing assets, as shown in the table at page __. At June 30, 2003, we had no loans classified as "loss."

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses known and inherent in our loan portfolio that are both probable and reasonable to estimate associated with both lending activities and particular problem assets. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         Our estimation of known and inherent loan losses in the loan portfolio includes a separate review of all loans on which the collectibility of principal may not be reasonably assured. We evaluate all classified loans individually and base our determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan. Larger loans, which would generally include multi-family mortgages and other non-residential mortgage loans, are also generally evaluated for impairment individually. We also segregate loans by loan category and evaluate homogenous loans as a group.

         Although there may be other factors that also warrant consideration in estimating the amount of known and inherent loan losses in the loan portfolio, we consider the following factors in connection with our determination of loss factors and as part of our overall estimation of the amount of known and inherent loan losses in the loan portfolio:

          o    our historical loan loss experience;
          o    internal analysis of credit quality;
          o    general  levels  of  non-performing  loans and  delinquencies;
          o    changes in loan concentrations by loan category;
          o    current estimated collateral values;
          o    peer group information;
          o    analysis  of  credit   quality   conducted  in  bank   regulatory
               examinations; and
          o    economic and market trends impacting our lending area.

         In recent years, our charge-offs have been low and, consequently, our estimation of the amount of known and inherent loan losses in the loan portfolio has been more reflective of other factors.

         This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OTS as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated:

                                                  For the Six Months                       For the Year Ended
                                                    Ended June 30,                             December 31,
                                                ---------------------   --------------------------------------------------------
                                                    2003        2002        2002        2001        2000       1999      1998
                                                 ---------    -------    ---------   ---------    --------  ----------  --------
                                                                                   (Dollars in thousands)
Allowance balance (at beginning of period).....  $   2,231    $ 1,372    $   1,372   $   1,176    $    995  $    1,148  $  1,041
                                                 ---------    -------    ---------   ---------    --------  ----------  --------
Charge-offs:

  One- to Four Family Residential(1)...........          -          -            -           -           -          35         -
  Non-Residential and Multi-Family.............
  Automobile...................................        626         50          280          61         101          27       141
  Credit Card..................................          8          6           26         108         127         135       264
  Other Consumer(2)............................        139         70          128         248         267         329       902
                                                 ---------    -------    ---------   ---------    --------  ----------  --------
     Total.....................................        773        126          434         417         495         526     1,307

Recoveries:
  One- to Four-Family Residential..............          -          3            3           2           1           5         -
  Non-Residential and Multi-Family.............          -          -            -           -           -           -         -
  Automobile...................................        148         21           42          39          26          36        32
  Credit Card..................................         10         11           27          49          25          25        14
  Other Consumer(2)............................         61         83          144         160         144         182       158
                                                 ---------    -------    ---------   ---------    --------  ----------  --------
     Total.....................................        219        118          216         250         196         248       204
                                                 ---------    -------    ---------   ---------    --------  ----------  --------

Net (charge-offs) recoveries...................       (554)        (8)        (218)       (167)       (299)       (278)   (1,103)
Acquisition of First Bank......................        823          -            -           -           -           -         -
Provision for loan losses......................        470        551        1,077         363         480         125     1,210
                                                 ---------    -------    ---------   ---------    --------  ----------  --------
Allowance balance (at end of period)...........  $   2,970      1,915   $    2,231   $   1,372    $  1,176  $      995  $  1,148
                                                  ========  =========    =========    ========    ========   ========= =========

     Total gross loans outstanding
      (at end of period).......................   $379,105   $292,039     $321,569    $226,139    $190,451    $164,521  $134,771
                                                  ========   ========     ========    ========    ========    ========  ========

Allowance for loan losses as a
   percent of totalloans outstanding...........       0.78%      0.66%        0.69%       0.61%       0.62%       0.60%     0.85%
                                                  ========   ========     ========    ========    ========    ========  ========
Net loans charged off as a percent of average
   loans outstanding during the period.........       0.15%     0.003%        0.07%       0.08%       0.17%       0.19%     0.87%
                                                  ========   ========     ========    ========    ========    ========  ========

----------------
(1) This category includes home equity loans.
(2) This category consists of personal loans (unsecured) and savings secured loans.

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by collateral and the percent of loans in each category to total loans receivable, net, at the dates indicated. Management determines the allocation of our allowance for loan losses based on its assessment of the risk characteristics of each loan category. The change in allocation of the allowance from period to period also reflects the relative balances of each loan category. The portion of the loan loss allowance allocated to each loan category does not represent the total available for losses which may occur within the loan category since the total loan loss allowance is a valuation reserve applicable to the entire loan portfolio. The allocation is subject to change as management's assessment of the risk characteristics of each loan category may change from time to time.

                                                                             At December 31,
                          At June 30,     ------------------------------------------------------------------------------------------
                             2003              2002              2001             2000               1999               1998
                        ----------------  ----------------  --------------- -----------------  ------------------  -----------------
                                Percent           Percent          Percent            Percent            Percent           Percent
                                of Loans          of Loans         of Loans          of Loans            of Loans          of Loans
                                to Total          to Total         to Total          to Total            to Total          to Total
                        Amount   Loans    Amount   Loans    Amount  Loans    Amount   Loans      Amount  Loans     Amount   Loans
                        ------   -----    ------   -----    ------  -----    ------   -----      ------  -----     ------   -----
                                                                    (Dollars in thousands)
At end of period allocated to:

  One- to Four-Family
    Residential(1)....  $  637   62.51%   $  517   68.54%  $  813    68.15%  $  409    67.65%     $312    70.95%   $  293    68.07%
  Non-Residential
    and Multi-Family..     328   10.67       256    9.43      105     6.09        8     0.12         -        -         -        -
  Automobile..........   1,678   23.53     1,113   19.83      319    23.08      158    24.06        86    18.34        96    16.68
  Commercial..........      69    2.23         9    0.77        -        -        -        -         -        -         -        -
  Credit Card.........       3    0.03         -    0.04        -     0.01      268     3.66       216     4.41       198     6.01
  Other Consumer(1)...     255    1.03       336    1.39      135     2.67      333     4.51       381     6.30       561     9.24
                        ------  ------    ------  ------   ------   ------   ------   ------      ----   ------    ------   ------
     Total allowance..  $2,970  100.00%   $2,231  100.00%  $1,372   100.00%  $1,176   100.00%     $995   100.00%   $1,148   100.00%
                        ======  ======    ======  ======   ======   ======   ======   ======      ====   ======    ======   ======

----------------
(1)  This category includes home equity loans.
(2) This category consists of personal loans (unsecured) and savings secured loans.

Investment Securities Portfolio

         General. Federally-chartered savings banks have the authority to invest in various types of liquid assets, including U.S. government and government agency obligations, securities of various federal agencies and government-sponsored entities (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities and corporate debt securities.

         SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held-to-maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as "held-to-maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held-to-maturity."

         We do not currently use or maintain a trading account. Investment securities not classified as "held to maturity" are classified as
"available-for-sale."   These   securities  are  reported  at  fair  value,  and
unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity. On occasion, we sell available-for-sale securities based on the evaluation of price levels obtained through multiple dealers. Our analysis in selling available-for-sale securities includes tracking the Treasury yield curve through Bloomberg and tracking the price of similar securities offered through dealers' inventory listings using their individual web sites.

         All of our investment securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, asset/liability position and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, and when investable funds exceed loan demand.

         Our investment policy, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing our lending activities. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policy, investment quality, marketability and performance objectives. The Asset/Liability Management Committee reviews the securities portfolio on a monthly basis. The results of the committee's monthly review are reported to the full Board at its regular monthly meeting.

         We do not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance-sheet derivative financial instruments. Further, we do not invest in investment securities that are not rated investment grade.

         Mortgage-backed Securities. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-backed securities secured by one- to four-family mortgages.

         The mortgage originators use intermediaries (generally U.S. government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Such U.S. government agencies and government-sponsored entities guarantee the payment of principal and interest to investors. At June 30, 2003, all of our mortgage-backed securities were issued by either U.S. government agencies or government-sponsored entities.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. Our mortgage-backed securities consist primarily of securities issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac") and the Federal National Mortgage Association ("FNMA" or "Fannie Mae"). Mortgage-backed securities generally yield less than the mortgage loans underlying such securities because of their payment guarantees or credit enhancements which offer nominal credit risk to the security holder.

         Expected maturities will differ from contractual maturities due to scheduled repayments and because the mortgagor may have the right to prepay the obligation with or without prepayment penalties.

         Other Securities. In addition, at June 30, 2003 we held an investment of $3.8 million in FHLB of New York common stock (this amount is not shown in the securities portfolio). As a member of the FHLB of New York, ownership of FHLB of New York common shares is required.

         The following table sets forth the carrying value of our investment securities portfolio at the dates indicated.

                                                             At December 31,
                                          At June 30, -----------------------------
                                            2003        2002        2001     2000
                                          ---------  ---------    -------   -------
                                                         (In thousands)
Investment Securities Available-for-Sale:

 U.S. Government Obligations.............. $  3,563    $     -    $     -   $ 5,952
  Mortgage-Backed Securities:
         FHLMC(1).........................   44,236     21,407     24,595     3,819
         FNMA     ........................   63,335     40,886     19,299    13,398
         GNMA     ........................        -          -          -     2,806
  Equity Securities.......................    1,003         10          -         -
                                           --------    -------    -------   -------

      Total Available-for-Sale............  112,137     62,303     43,894    25,975

Investment Securities Held-to-Maturity:

  Other Debt Securities................... $     10    $     -    $     -   $     -
  U.S. Government Obligations.............        -          -          -     2,491
  Mortgage-Backed Securities:
         FHLMC(2).........................    5,403      3,249          -       821
         FNMA     ........................   19,827     11,395      2,458     2,374
         GNMA     ........................   10,259      2,763      4,695     6,564
                                           --------    -------    -------   -------
  Total Held-to-Maturity..................   35,499     17,407      7,153    12,250
                                           --------    -------    -------   -------

        Total............................. $147,636    $79,710    $51,047   $38,225
                                           ========    =======    =======   =======

---------------
(1) At June 30, 2003, includes $296,000 of agency-issued collateralized mortgage obligations.
(2) At June 30, 2003, includes $387,000 of agency-issued collateralized mortgage obligations.

         Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment securities portfolio at the dates indicated.

                                                                       At June 30, 2003
                         -----------------------------------------------------------------------------------------------------------
                         One Year or Less  One to Five Years   Five to Ten Years  More than Ten Years              Total
                         ---------------- -------------------  -----------------  ------------------- ------------------------------
                         Carrying Average  Carrying   Average  Carrying  Average   Carrying  Average    Carrying   Average   Market
                          Value    Yield     Value     Yield    Value     Yield      Value    Yield      Value      Yield     Value
                          -----    -----     -----     -----    -----     -----      -----    -----      -----      -----     -----
                                                                      (Dollars in thousands)
Investment Securities
Available-for-Sale:
------------------------
  U.S.
    Government
    Obligations.........  $   -      -  %  $ 1,565     1.96%    $1,998    3.11%    $     -         -%  $  3,563     2.61%  $  3,563
  Mortgage-Backed
  Securities:
     FHLMC..............    225     5.66    21,459     3.10        624    2.11      21,928      3.34     44,236     3.22     44,236
     FNMA...............      -        -     1,034     4.01     10,484    4.60      51,817      3.36     63,335     3.58     63,335
     GNMA...............      -        -         -        -          -       -           -         -          -        -          -
                          -----     ----   -------     ----    -------    ----     -------      ----   --------     ----   --------
      Total
        Available-
        for-Sale(1).....    225     5.66    24,058     3.06     13,106    4.24      73,745      3.35    111,134     3.32    111,134

Investment Securities
Held-to-Maturity:
------------------------
  Mortgage-Backed
  Securities:
     FHLMC..............      -        -     2,146     2.54      2,455    3.37         802      2.52      5,403     2.91      5,425
     FNMA...............      -        -         -        -      7,849    3.70      11,978      3.98     19,827     3.87     20,093
     GNMA...............      -        -         -        -        453    6.55       9,806      4.08     10,259     4.19     10,446
  Other Debt
    Securities..........      -        -        10     2.25          -       -           -         -         10     2.25         10
                          -----     ----   -------     ----    -------    ----     -------      ----   --------     ----   --------
      Total Held-to-
        Maturity........      -        -     2,156     2.54     10,757    3.74      22,586      3.97     35,499     3.82     35,974
                          -----     ----   -------     ----    -------    ----     -------      ----   --------     ----   --------
Total(1)................  $ 225     5.66%  $26,214     3.02%   $23,863    4.02%    $96,331      3.49%  $146,633     3.44%  $147,108
                          =====     ====   =======     ====    =======    ====     =======      ====   ========     ====   ========

------------
(1) Total securities available-for-sale excludes equity securities that do not have stated maturities with a carrying value of $1.0 million and an average yield of 3.71%.

Sources of Funds

         General. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and investment securities principal repayments, and proceeds from the maturity, call and sale of investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the FHLB) are also periodically used to supplement the amount of funds for lending and investment.

         Deposits. Our current deposit products include checking, savings, money market, club accounts, certificate of deposit accounts ranging in terms from three months to ten years, and individual retirement accounts ("IRAs"). Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Deposits are obtained primarily from within New Jersey. Traditional methods of advertising are used to attract new customers and deposits, including print media, radio, direct mail and inserts included with customer statements. We do not utilize the services of deposit brokers. Premiums or incentives for opening accounts are generally not offered. Periodically we select a particular certificate of deposit term for promotion.

         We pay interest rates on certificates of deposits that are toward the high range of rates offered by our competitors. Rates on savings and money market accounts are generally priced toward the middle range of rates offered in our market. The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets and asset/liability position; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the FHLB. Interest rates are reviewed by senior management on at least a weekly basis.

         A significant percentage of our deposits are in certificates of deposit (57.9% at June 30, 2003). Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. A significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

         The following tables set forth the distribution of the average deposits in Synergy Bank for the periods indicated and the weighted average nominal interest rates for each period on each category of deposits presented.

                                                                  For the Six Months Ended June 30,
                                                ------------------------------------------------------------------
                                                            2003                             2002
                                                -----------------------------   ----------------------------------
                                                          Percent                           Percent
                                                Average   of Total   Average     Average    of Total      Average
                                                Balance   Deposits  Rate Paid    Balance    Deposits     Rate Paid
                                                -------   --------  ---------    -------    --------     ---------
                                                                     (Dollars in thousands)
Money market accounts........................   $59,238    14.23%      1.35%    $ 43,790       15.69%       1.75%
Savings and club accounts....................    71,639    17.21       0.97       62,052       22.24        1.19
Certificates of deposit and other
  time deposit accounts......................   238,857    57.40       3.09      138,617       49.67        3.60
Non-interest-bearing checking accounts(1)....    46,435    11.16       0.23       34,611       12.40           -
                                               --------   ------       ----     --------      ------        ----

    Total deposits...........................  $416,169   100.00%      1.80%    $279,070      100.00%       2.05%
                                               ========   ======       ====     ========      ======        ====


                                                                       For the Year Ended December 31,
                                             --------------------------------------------------------------------------------------
                                                          2002                        2001                         2000
                                             ----------------------------  ---------------------------  ---------------------------
                                                        Percent   Average            Percent   Average            Percent   Average
                                               Average  of Total   Rate     Average  of Total   Rate     Average  of Total   Rate
                                               Balance  Deposits   Paid     Balance  Deposits   Paid     Balance  Deposits   Paid
                                               -------  --------   ----     -------  --------   ----     -------  --------   ----
                                                                             (Dollars in thousands)
Money market accounts........................ $ 44,966    14.78%   1.74%   $ 36,325    16.51%   2.86% $  34,305     19.15%   3.30%
Savings and club accounts....................   62,310    20.47    1.23      53,527    24.33    1.82     52,117     29.10    2.10
Certificates of deposit and
  other time deposit accounts................  160,305    52.68    3.60     101,594    46.18    5.37     65,598     36.62    5.49
Non-interest-bearing checking accounts(1)....   36,743    12.07       -      28,561    12.98       -     27,104     15.13    -
                                              --------   ------    ----    --------   ------    ----   --------    ------    ----

    Total deposits........................... $304,324   100.00%   1.90%   $220,007   100.00%   2.92%  $179,124    100.00%   2.62%
                                              ========   ======    ====    ========   ======    ====   ========    ======    ====

---------
(1) On March 28, 2003, Synergy Bank converted interest-earning checking accounts acquired from First Bank into non-interest-bearing checking accounts.

         The following table sets forth the time deposits in Synergy Bank classified by interest rate as of the dates indicated.

                                                      At December 31,
                          At June 30,     --------------------------------------
                             2003           2002            2001          2000
                           --------       --------        --------       -------
                                               (In thousands)
Interest Rate
Less than 2%...........    $ 35,857       $    177        $      -       $     -
2.00-2.99%.............      97,969         52,621          11,816            95
3.00-3.99%.............      99,104        120,057          26,303           832
4.00-4.99%.............      18,298         22,787          51,783         5,436
5.00-5.99%.............       4,750          5,907          25,626        45,182
6.00-6.99%.............         577            672           5,414        23,019
7.00-7.99%.............           -             99              96           425
                           --------       --------        --------       -------

  Total................    $256,555       $202,320        $121,038       $74,989
                           ========       ========        ========       =======


         The following table sets forth the amount and maturities of time deposits at June 30, 2003.

                                                                        After
                          June 30,   June 30,    June 30,   June 30,   June 30,
Interest Rate               2004      2005        2006        2007      2007        Total
-------------            --------    -------     -------      ------    ------    --------
Less than 2%..........   $ 33,483    $ 2,374     $     -      $    -    $    -    $ 35,857
2.00-2.99%............     50,402     43,196       4,371           -         -      97,969
3.00-3.99%............     73,764     18,352       4,618           -     2,370      99,104
4.00-4.99%............      9,558      5,738         896       1,212       894      18,298
5.00-5.99%............      3,488        326         515         384        37       4,750
6.00-6.99%............        255        218         104           -         -         577
                         --------    -------     -------      ------    ------    --------
  Total...............   $170,950    $70,204     $10,504      $1,596    $3,301    $256,555
                         ========    =======     =======      ======    ======    ========

         The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2003.


                                                             Certificates
Remaining Time Until Maturity                                of Deposits
-----------------------------                                -----------
                                                            (In thousands)

Within three months...................................         $13,795
Three through six months..............................          10,867
Six through twelve months.............................           8,913
Over twelve months....................................          19,699
                                                               -------

                                                               $53,274
                                                               =======

         Borrowings. As the need arises or in order to take advantage of funding opportunities or to supplement our deposits as a source of funds, we borrow funds in the form of advances from the FHLB to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are typically secured by the FHLB stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. We use convertible FHLB advances for a portion of our funding needs. These borrowings are fixed rate advances that can be called at the option of the FHLB. At June 30, 2003, our borrowing limit with the Federal Home Loan Bank of New York was $104.4 million, consisting of an overnight line of credit of $17.2 million, an adjustable rate line of credit of $17.2 million and a regular advance limit of $69.0 million. Subsequent to June 30, 2003, the limit was increased to $156.2 million, consisting of an overnight line of credit of $26.0 million, an adjustable rate line of credit of $26.0 million and a regular advance limit of $104.2 million.

         Short-term FHLB advances generally have maturities of less than one year. The details of these advances are presented below:

                                                                        At or for the
                                                Six Months          Year Ended December 31,
                                                  Ended          -----------------------------
                                               June 30, 2003       2002        2001      2000
                                               -------------     --------    -------   -------
                                                          (Dollars in thousands)
FHLB Advances:
Average balance outstanding...................    $21,526         $ 7,053    $    -    $ 4,173
Maximum amount outstanding
  at any month-end during the period..........    $47,140         $19,225    $    -    $11,200
Balance outstanding at period end.............    $47,140         $ 2,500    $    -    $     -
Weighted average interest rate during
   the period.................................       1.33%           1.98%        -%      6.69%
Weighted average interest rate at
   period end.................................       1.21%           1.35%        -%         -%

         At June 30, 2003, long-term FHLB advances totaled $28,062. Advances consist of fixed-rate advances that will mature within one to eight years. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. These advances had a weighted average interest rate of 4.28%. Unused overnight lines of credit at the FHLB at June 30, 2003 were $0.

         As of June 30, 2003, long-term advances mature as follows:


                                                    (Dollars in thousands)
                 2004.............................          $ 8,000
                 2005.............................            6,062
                 2006.............................            3,000
                 2007.............................            2,000
                 2008.............................                -
                 Thereafter.......................            9,000
                                                            -------
                        Total.....................          $28,062
                                                            =======

Subsidiary Activity

         In addition to Synergy Bank, Synergy Financial Group, Inc. has one service corporation subsidiary, Synergy Financial Services, Inc., which was incorporated under New Jersey law in June 1997 and began operation in May 1998. It was organized for the purpose of providing securities brokerage, insurance and investment services and products, including mutual funds and annuities, to customers of Synergy Bank and the general public. Synergy Bank has entered into an agreement with INVEST Financial Corporation of

Tampa, Florida, one of the nation's largest full-service providers of investment and insurance products through financial institutions. At June 30, 2003, Synergy Financial Services, Inc. had total assets of $177,000. For the year ended December 31, 2002, it had commission income of $249,000, however, it reported a net operating loss of $34,000.

         In November 2002, Synergy Bank incorporated a wholly-owned subsidiary, Synergy Capital Investments, Inc., under New Jersey law, as an investment company primarily to hold investment securities. At June 30, 2003, Synergy Capital Investments, Inc. had total assets of $148.9 million.

Personnel

         As of June 30, 2003, we had 116 full-time employees and 61 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Properties and Equipment

         Our main office is located at 310 North Avenue East, Cranford, New Jersey. At June 30, 2003, we had eighteen locations, including our main office. All of our branch offices are located in Middlesex, Monmouth, Morris and Union counties, New Jersey. All data-processing is performed internally.

         The following table sets forth the location of our main office and branch offices, the year the offices were opened, the net book value of each office and per branch deposits at each office.

                                                                     Net Book              Branch
                             Year Facility        Leased or          Value at           Deposits at
Office Location                 Opened              Owned         June 30, 2003        June 30, 2003
---------------                 ------              -----         -------------        -------------
Main Office
310 North Avenue East            1991               Owned           $2,501,000          $104,512,000(1)
Cranford, New Jersey

Branch Offices:

2000 Galloping Hill Road         1989             Leased(2)             -               $ 25,740,000
  Building K-6
Kenilworth, New Jersey
                                                                        -
2000 Galloping Hill Road         1978             Leased(2)                              $ 9,273,000
   Building K-2
Kenilworth, New Jersey

1011 Morris Avenue               1952             Leased(2)             -                $12,658,000
Union, New Jersey

One Giralda Farms                1983             Leased(2)             -                $ 4,450,000
Madison, New Jersey

1095 Morris Avenue               1993             Leased(2)             -                $ 5,195,000
Union, New Jersey

2000 Galloping Hill Road         1993             Leased(2)             -                $30,488,000
   Building K-15
Kenilworth, New Jersey

15 Market Street                 1998             Leased(3)          $681,000            $61,495,000
Kenilworth, New Jersey


                                                                     Net Book           Branch
                             Year Facility        Leased or          Value at        Deposits at
Office Location                 Opened              Owned         June 30, 2003     June 30, 2003
---------------                 ------              -----         -------------     -------------

315 Central Avenue                 1999          Leased(4)          $382,000          $55,709,000
Clark, New Jersey

225 North Wood Avenue              2001          Leased(5)          $159,000          $21,167,000
Linden, New Jersey

1162 Green Street                  2002           Owned           $1,954,000          $18,903,000
Iselin, New Jersey

168-170 Main Street                2002           Owned           $2,578,000          $16,133,000
Matawan, New Jersey

473 Route 79                       2002           Owned           $1,890,000          $11,974,000
Morganville, New Jersey

101 Barkalow Avenue                2002           Owned(6)        $2,164,000           $9,722,000
Freehold, New Jersey

1887 Morris Avenue                 2002           Owned           $2,060,000          $ 6,303,000
Union, New Jersey

Renaissance Plaza                  2002           Leased(7)       $1,229,000          $ 4,014,000
3665 Route 9 North
Old Bridge, New Jersey

1727 Route 130 South               1997           Leased(8)          $22,000          $33,671,000
North Brunswick, New Jersey

337 Applegarth Road                2000           Leased(9)          $13,000          $12,008,000
Monroe Township, New Jersey

---------------
(1)  Includes deposit balances through our automated services and Call Center.
(2) Branch is located within a corporate facility of Synergy Bank's former credit union sponsor. Synergy Bank makes no rent payments for such branch. These branch locations are occupied pursuant to a written agreement that provides for two-year terms that are automatically renewed upon expiration unless written notice of termination is given by either party.
(3) Lease term of fifteen years to expire in 2013. Terms provide for four five-year renewal options.
(4) Lease term of ten years to expire in 2009. Terms provide for one ten-year renewal option.
(5) Lease term of five years to expire in 2005. Terms provide for one five-year renewal option.
(6)  Synergy Bank leases space in the building to three tenants.
(7) Lease term of twenty years to expire in 2022. Terms provide for two ten-year renewal options.
(8) Branch in the acquisition of First Bank in January 2003. Lease term renewed in 2002 and expires in 2007. Synergy Bank subleases space in the building to one subtenant.
(9) Branch in the acquisition of First Bank in January 2003. Lease term renewed in 2002 and expires in 2003. Terms provide for three five-year renewal options.

Legal Proceedings

         Synergy Financial Group, Inc. and its subsidiaries, from time to time, are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which Synergy Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of Synergy Bank. There were no lawsuits pending or known to be contemplated against us at June 30, 2003 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of Synergy Bank and Synergy Financial Group, Inc. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. Synergy Bank and Synergy Financial Group, Inc. operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

         Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on the operations of Synergy Financial Group, Inc. and Synergy Bank. The adoption of regulations or the enactment of laws that restrict the operations of Synergy Bank and/or Synergy Financial Group, Inc. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of Synergy Bank's franchise which could hurt the trading price of Synergy Financial Group, Inc. common stock.

Regulation of Synergy Bank

         General. As a federally-chartered, SAIF-insured savings bank, Synergy Bank is subject to extensive regulation by the OTS and the FDIC. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity management, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements of the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

         Synergy Bank must file regular reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The OTS regularly examines Synergy Bank and prepares reports to Synergy Bank's Board of Directors on deficiencies, if any, found in its operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the Savings Association Insurance Fund ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines such increases are appropriate to maintain the reserves of either the BIF or SAIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The assessment rate for most savings institutions, including Synergy Bank, is currently 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For Synergy Bank's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance at page __.

         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. Synergy Bank does not have any non-withdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and Synergy Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Prompt Corrective Regulatory Action. Under the OTS Prompt Corrective Action regulations, the OTS is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as Synergy Bank, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations.

         Synergy Bank is required to file a capital distribution notice or application with the OTS before paying any dividend to Synergy Financial Group, Inc. However, capital distributions by Synergy Financial Group, Inc., as a savings and loan holding company, are not subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account. See The Conversion - Liquidation Account at page __.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. Synergy Bank met the QTL test as of June 30, 2003 and in each of the last twelve months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including Synergy Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, such as a merger or the establishment of a branch office by Synergy Bank. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS.

         Federal Home Loan Bank System. Synergy Bank is a member of the FHLB of New York, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, Synergy Bank is required to purchase and maintain stock in the FHLB of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

Regulation of Synergy Financial Group, Inc.

         General. Upon completion of the conversion, Synergy Financial Group, Inc., the newly-formed New Jersey corporation, will be a federal savings and loan holding company, subject to regulation and supervision by the OTS. In addition, the OTS has enforcement authority over Synergy Financial Group, Inc. and any non-savings institution subsidiaries. This permits the OTS to restrict or prohibit activities that it determines to be a serious risk to Synergy Bank. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of Synergy Financial Group, Inc.

         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, Synergy Financial Group, Inc. is not a grandfathered unitary savings and loan holding company under the Gramm-Leach-Bliley Act (the "GLB Act"). As a result, Synergy Financial Group, Inc. and its non-savings institution subsidiaries are subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the GLB Act, the non-banking activities of Synergy Financial Group, Inc. are restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of Synergy Bank unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. Synergy Financial Group, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such an institution or holding company by merger, consolidation or purchase of its assets. In evaluating an application for Synergy Financial Group, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of Synergy Financial Group, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

         The USA Patriot Act. In response to the events of September 11, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act, was signed into law on October 26, 2001. The USA Patriot Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

         Among other requirements, Title III of the USA Patriot Act imposes the following requirements with respect to financial institutions:

o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

o Section 326 authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

o Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

o        Bank   regulators   are  directed  to  consider  a  holding   company's
         effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

         The federal banking agencies have begun to propose and implement regulations pursuant to the USA Patriot Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA Patriot Act.

         Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The  Act  also  increases  the  oversight  of,  and  codifies   certain
requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

         We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of such institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         Synergy Financial Group, Inc. may exclude from its income 100% of dividends received from Synergy Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         Synergy Financial Group, Inc.'s and Synergy Bank's federal income tax returns have not been audited by the IRS during the past five years.

State Taxation

         Synergy Financial Group, Inc. and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. In July 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in New Jersey, and such institutions are now subject to the 9% tax rate applicable to New Jersey corporations. Such change was retroactive to January 1, 2002. Our state tax rate has been reduced by holding investment securities in Synergy Capital Investments, Inc., a wholly-owned subsidiary of Synergy Bank, formed in November 2002.

         The state income tax returns of Synergy Financial Group, Inc. and its subsidiaries have not been audited during the past five years.

                                   MANAGEMENT

Directors and Executive Officers of Synergy Financial Group, Inc.

         Synergy Financial Group, Inc.'s Board of Directors is composed of nine members each of whom serves for a term of three years. Synergy Financial Group, Inc.'s certificate of incorporation requires that directors be divided into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected each year. Synergy Financial Group, Inc.'s executive officers are appointed annually by the Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and executive officers of Synergy Financial Group, Inc.

                            Age at                                                         Current
                           June 30,                                         Director         Term
Name                         2003      Position                             Since(1)       Expires
----                        ------     --------                             ---------      -------
Kenneth S. Kasper             48       Chairman of the Board                    1993         2005
Nancy A. Davis                63       Director                                 1977         2006
Magdalena M. De Perez         53       Director                                 2001         2005
John S. Fiore                 45       President, Chief Executive Officer       2000         2006
                                       and Director
David H. Gibbons, Jr.         33       Director                                 2001         2004
Paul T. LaCorte               50       Director                                 2001         2004
George Putvinski              54       Director                                 1993         2005
W. Phillip Scott              51       Director                                 1996         2006
Albert N. Stender             58       Director                                 1999         2004

                            Age at                                                         Current
                           June 30,                                         Director         Term
Name                         2003      Position                             Since(1)       Expires
----                        ------     --------                             ---------      -------
Kevin M. McCloskey           45       Senior Vice President and Chief           N/A           N/A
                                      Operating Officer
Kevin A. Wenthen             49       Senior Vice President, Chief              N/A           N/A
                                      Administrative Officer and Secretary
Ralph A. Fernandez           38       Vice President and Chief Financial        N/A           N/A
                                      Officer

----------------------
(1) Indicates the year the individual first became a director of Synergy Bank or Synergy Financial Group, Inc. Following the completion of Synergy Bank's mutual holding company reorganization and the formation of Synergy Financial Group, Inc. in 2001, each director of Synergy Bank automatically became a director of Synergy Financial Group, Inc.

         The business experience of each of our directors and executive officers is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

         Kenneth S. Kasper has served as chairman of the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001. He has been a director of Synergy Bank since 1993, and has served as chairman of the Board of Directors of Synergy Bank since 1998. Mr. Kasper is a compliance director of corporate EHST audits for Schering-Plough Corporation, a pharmaceutical research and manufacturing company, a position he has held since 1991. Prior to that time, Mr. Kasper served as senior counsel for Schering-Plough. Mr. Kasper is also actively involved in civic activities, serving as chairman for the Chester Borough Board of Adjustment, chair-elect of the Board of Environmental Health & Safety Auditor Certifications ("BEAC") and a director of the Council of Engineering and Scientific Specialty Boards.

         Nancy A. Davis has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001 and Synergy Bank since 1977. Ms. Davis retired from Schering-Plough Corporation in 2002. She was employed by Schering-Plough since 1965, most recently as a senior legal assistant.

         Magdalena M. De Perez has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Ms. De Perez is a vice president of investments for Prudential Securities, a division of Wachovia Securities, LLC. She has worked in the financial services industry since 1983 and acts as a financial advisor to several community service organizations in Union County.


         John S. Fiore has been the president and chief executive officer of Synergy Financial Group, Inc. since its formation in 2001 and has served as president and chief executive officer of Synergy Bank since 1995. He also serves as a member of both Boards of Directors. He has been employed by Synergy Bank since 1989. Mr. Fiore also serves as ^ president and chief executive officer of Synergy Financial Services, Inc., a wholly-owned subsidiary of Synergy Financial Group, Inc.


         David H. Gibbons, Jr. has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Mr. Gibbons is the executive vice president and general counsel of David O. Evans, Inc. and Gibbons Realty Group, Inc., the operating companies for the affiliate commercial real estate holding companies known as Vestal Development Co., Elberon Development Co., Pitney Partners, L.P., and Portview Properties, LLC. Since 1999, Mr. Gibbons has been a salesperson with Kay Realty Services, LLC, a real estate brokerage company. Mr. Gibbons is also active in the community and serves as a trustee for Trinitas Hospital, as a director of the YMCA of Eastern Union County, the Union County Alliance and Elizabeth Chamber of Commerce, and is a past chairman of the Board of Directors of

Elizabeth Development Co. In addition, Mr. Gibbons serves as a trustee for the National Association of Office and Industrial Properties, a commercial real estate trade and lobbying organization.

         Paul T. LaCorte has served on the Board of Directors of Synergy Financial Group, Inc. and Synergy Bank since 2001. Mr. LaCorte is currently the president of Hamilton Holding Company and V & F, Inc., and a partner with Ditullio and LaCorte Associates, LLC, all of which are real estate management service companies. He is currently a member and former chairman of the Cranford Downtown Management Corporation and the Union County Economic Development Corporation. He is also a member and former president of the Cranford Chamber of Commerce.

         George Putvinski has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001 and Synergy Bank since 1993. Mr. Putvinski is employed as the director of global planning and reporting - technical operations for Schering-Plough Corporation. He has been employed by Schering-Plough Corporation since 1979.

         W. Phillip Scott has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001 and Synergy Bank since 1996. Mr. Scott is employed as the manager of sales accounting and logistics finance for Schering-Plough Corporation. He has been employed by Schering-Plough Corporation since 1980. Mr. Scott is a certified public accountant.

         Albert N. Stender has served on the Board of Directors of Synergy Financial Group, Inc. since its formation in 2001 and Synergy Bank since 1999. Mr. Stender is a partner with the law firm of Stender & Hernandez where he has practiced law since 1985. He is also a partner in Mid-October Company. Mr. Stender serves as a director of the Cranford Chamber of Commerce, is municipal attorney for the Township of Cranford and prosecutor for the boroughs of Kenilworth and Roselle Park.

         Kevin M. McCloskey has served as senior vice president and chief operating officer since 2000. Prior to that time, Mr. McCloskey was the vice president and chief operating officer for Lakeview Savings Bank. Mr. McCloskey is a board member and treasurer of the YMCA of Eastern Union County, a member of the Board of Trustees for Union County Economic Development Corporation and is a trustee of the Trinitas Health Foundation.


         Kevin A. Wenthen has served as senior vice president and chief administrative officer since 1996 and as secretary since 2002. ^


         Ralph A. Fernandez has served as vice president and chief financial officer for Synergy Financial Group, Inc. and Synergy Bank since 2000 and was vice president of finance for Synergy Bank from 1999. Prior to that time, Mr. Fernandez was a regional executive policy committee member, a senior examiner and a senior analyst for the Office of Thrift Supervision.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended December 31, 2002, the Board of Directors met thirteen times, including regularly scheduled meetings and special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the year ended December 31, 2002. The Board maintains an Audit Committee, as well as an Executive Committee and Compensation Committee, an Asset and Liability Management and Budget Committee and a Nominating Committee.

         The Audit Committee consists of Directors Gibbons (Chair), Davis, Kasper, LaCorte and Putvinski. Director Putvinski serves as the Audit Committee financial expert. All members of the Audit Committee are independent under the rules of the Nasdaq Stock Market. This committee typically meets every other month with the internal auditor and periodically as needed with the external auditors. Its main responsibilities include oversight of the internal and external auditors and monitoring of management and staff compliance with the Board's audit policies, and applicable laws and regulations. During the year ended December 31, 2002, this committee met eight times.

         The Executive Committee consists of Directors Kasper (Chair), De Perez, Fiore, Gibbons and Scott. This committee serves as an interim decision-making body to address matters that arise between regularly scheduled meetings of the full Board. This committee also makes recommendations to the Board of Directors on corporate governance matters and exercises supervision of major agenda items for and periodic reports presented at full Board meetings. During the year ended December 31, 2002, this committee met two times.

         The Compensation Committee consists of Directors Kasper (Chair), De Perez, Gibbons, Scott and Stender. The responsibilities of this committee include appraisal of the chief executive officer's performance, administration of management incentive compensation plans and review of the directors' compensation. During the year ended December 31, 2002, this committee met two times.

         The Asset and Liability Management and Budget Committee consists of Directors Scott (Chair), De Perez, Fiore, LaCorte and Stender. This committee oversees Synergy Bank's investments, loans, other assets and its liabilities, primarily its sources of funds, for the purpose of maintaining profitable spreads between the cost of liabilities and the yield on assets consistent with prudent risk. This committee meets monthly with management to review investment policies, loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics. The results of each monthly meeting are presented to the full Board. In addition, this committee generally meets during October and November each year with the goal of developing an annual business and operating plan for presentation to the full Board at the regular November meeting. During the year ended December 31, 2002, this committee met eleven times.

         The Nominating Committee consists of Directors De Perez (Chair), Davis, Kasper, Putvinski and Scott. This committee recommends candidates for election to the Board of Directors. During the year ended December 31, 2002, this committee met one time.

Director Compensation

         Board Fees. Directors of Synergy Financial Group, Inc. and Synergy, MHC do not receive compensation. Each director of the Bank is paid a fee of $1,000 per Board meeting and $300 per committee meeting for each such meeting attended. The Chairman receives an additional annual fee of $3,000. The total compensation paid to the directors for the year ended December 31, 2002, including profit sharing, was $144,650. Directors who also serve as employees of Synergy Bank do not receive compensation as directors.

         Other Director Compensation. During the 2003 fiscal year, Synergy Financial Group, Inc. adopted the 2003 Stock Option Plan and the 2003 Restricted Stock Plan. Each non-employee director of Synergy Financial Group, Inc. was awarded options to purchase shares of common stock under the option plan and shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion.^ See 2003 Stock Awards at page __ for details related to such stock plans.


Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our president and chief executive officer and certain other executive officers for the years ended December 31, 2002, 2001, and 2000. No other officer received a total annual salary and bonus in excess of $100,000 during the reporting period. Awards to these officers under the 2003 Restricted Stock Plan and the 2003 Stock Option Plan in April 2003 are not shown in the following table.


                                          Annual Compensation(1)
                                          ----------------------
                                  Fiscal                              All Other
Name and Principal Position        Year     Salary       Bonus      Compensation
---------------------------       ------    ------       -----      ------------
John S. Fiore,                     2002    $204,120    $205,140       $56,831(2)
  President and Chief              2001     189,000      68,040        49,333
  Executive Officer                2000     175,000      94,500        44,969
Kevin M. McCloskey,                2002    $130,000    $124,150       $26,745(3)
  Senior Vice President and        2001     122,000      37,820         6,288
  Chief Operating Officer          2000     115,000      42,263             -
Kevin A. Wenthen,                  2002    $125,000    $119,375       $25,790(4)
  Senior Vice President and        2001     115,000      35,650        11,443
  Chief Administrative Officer     2000     103,000      49,870         9,904
Ralph A. Fernandez,                2002     $95,000     $90,725       $19,609(5)
  Vice President and Chief         2001      88,000      27,280         8,760
  Financial Officer                2000      80,000      39,200         6,077

--------------
(1)  All compensation set forth in the table was paid by the Bank
(2) For 2002, includes the Bank's accrual of $8,306 under the individual's Phantom Stock Plan, which was terminated in 2002 and replaced with a Deferred Compensation Plan, under which the Bank's accrual for 2002 totaled $4,718. The Deferred Compensation Plan was terminated upon adoption of the 2003 Stock Option Plan in April 2003. For 2002, also includes the Bank's contribution under the individual's Supplemental Executive Retirement Plan of $22,188, the Bank's contribution to the individual's account under a 401(k) Plan of $16,951, and the award of 263 shares under the ESOP as of December 31, 2002, based on the last reported sales price of the Common Stock on the OTC Electronic Bulletin Board on December 31, 2002 of $17.75 per share.
(3) For 2002, includes the Bank's contribution under the individual's Supplemental Executive Retirement Plan of $13,000, the Bank's contribution to the individual's account under a 401(k) Plan of $10,710, and the award of 171 shares under the ESOP as of December 31, 2002, based on the last reported sales price of the Common Stock on the OTC Electronic Bulletin Board on December 31, 2002 of $17.75 per share.
(4) For 2002, includes the Bank's contribution under the individual's Supplemental Executive Retirement Plan of $12,500, the Bank's contribution to the individual's account under a 401(k) Plan of $10,379, and the award of 164 shares under the ESOP as of December 31, 2002, based on the last reported sales price of the Common Stock on the OTC Electronic Bulletin Board on December 31, 2002 of $17.75 per share.
(5) For 2002, includes contribution to the individual's account under the Bank's Supplemental Executive Retirement Plan of $9,500, the Bank's contribution to the individual's account under a 401(k) Plan of $7,890, and the award of 125 shares under the ESOP as of December 31, 2002, based on the last reported sales price of the Common Stock on the OTC Electronic Bulletin Board on December 31, 2002 of $17.75 per share.

         Employment Agreements. Synergy Bank has entered into an employment agreement with Mr. Fiore. Mr. Fiore's base salary under the employment agreement for the year ended December 31, 2002 was $204,120. Mr. Fiore's employment agreement has a term of three years and may be terminated by

Synergy Bank for "cause" as defined in the agreement. If Synergy Bank terminates Mr. Fiore's employment without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that after Mr. Fiore's employment is terminated in connection with any change in control, he will be paid a lump sum amount equal to 2.99 times the sum of his base salary and the highest rate of bonus awarded to him during the three years prior to such termination. If payment had been made under the agreement as of December 31, 2002, the payments would have equaled $724,483. In addition, the Board has entered into Change in Control Severance Agreements with Officers McCloskey, Wenthen and Fernandez. Under such agreements, if their employment is terminated within eighteen months of a change in control of Synergy Bank, such individuals would receive severance benefits equal to three times their average annual compensation. At December 31, 2002, such payments would have equaled $435,429, $393,672 and $300,742, respectively, upon termination following a change in control. All payments to be made under these agreements shall be reduced as may be necessary so that such payments will not exceed the tax deductible limits under Section 280G of the Code.

         Supplemental Executive Retirement Plan. Synergy Bank has adopted a Supplemental Executive Retirement Plan ("SERP" or "Plan") for the benefit of John S. Fiore, president and chief executive officer. Annually, the Bank accrues an expense of 11% of his salary including projected increases through his retirement at age 60, plus projected earnings on prior year accruals at the rate of 7% per annum. Such accruals are projected to furnish Mr. Fiore with an annual pension benefit upon retirement at age 60 of $102,366 per year for a period of fifteen years. In addition, on January 1, 2002, Synergy Bank implemented a SERP for the benefit of executive officers McCloskey, Wenthen and Fernandez. In accordance with the Plan for Messrs. McCloskey, Wenthen and Fernandez, an annual accrual equal to 10% of each participant's base salary will be credited to the Plan reserve. The accumulated deferred compensation account for each participant will be payable to such participant at anytime following termination of employment after three years following Plan implementation, the death or disability of the participant, or termination of employment following a change in control of Synergy Bank whereby Synergy Bank or Synergy Financial Group, Inc. is not the resulting entity.

401(k) Savings Plan

         Synergy Financial Group, Inc. sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees and employees of its subsidiaries. Employees become eligible to participate under the 401(k) Plan on the first day of any calendar quarter following the completion of twelve months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 15% of compensation, not to exceed applicable limits under the Code. In calendar year 2002, an employee could defer up to the lower of $11,000 or 15% of his or her salary. In addition, the 401(k) Plan provides for matching contributions up to a maximum of 5% of such person's salary for each participant under the 401(k) Plan. Employee contributions are immediately fully vested under the 401(k) Plan and matching contributions are vested at a rate of 20% per year and completely vested after five years of service. Participants under the 401(k) Plan may direct Plan assets to be invested in company stock.

         It is intended that the 401(k) Plan will operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code. Contributions to the 401(k) Plan for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan at page __.

Employee Stock Ownership Plan

         Synergy Financial Group, Inc. has previously established an employee stock ownership plan for the exclusive benefit of participating employees of Synergy Financial Group, Inc. and its subsidiaries. We intend to continue this plan after the conversion. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan has been received by the IRS.


         The employee stock ownership plan is funded by contributions made by Synergy Financial Group, Inc. in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In addition to the common stock previously acquired by the plan with funds borrowed by Synergy Financial Group, Inc., with an outstanding loan balance of $1,067,000 as of June 30, 2003, we intend for the plan trust to borrow additional funds with which to acquire up to 8% of the common stock to be issued in the offering, or 383,437 shares at the midpoint of the offering range, requiring a loan of $3,834,370. The employee stock ownership plan intends to borrow such funds for such new stock purchase and to refinance the existing plan trust debt from Synergy Financial Group, Inc. The combined outstanding balance of the new debt and the refinanced debt will total $4,901,370. The new loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. ^ The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.


         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by Synergy Financial Group, Inc. and its subsidiaries are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

         The Board of Directors appointed all non-employee directors to serve as ESOP Trustees and appointed John S. Fiore, president and chief executive officer, Kevin A. Wenthen, senior vice president, and Janice L. Ritz, a vice president of the Bank, as members of the ESOP Plan Committee. The ESOP Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares.

2003 Stock Awards

         Directors and officers were awarded options to purchase shares of common stock on April 22, 2003, the date of stockholder approval of the Synergy Financial Group, Inc. 2003 Stock Option Plan, at an exercise price of $20.80, equal to the fair market value of the Common Stock on that date. Each non-employee director was awarded 6,215 options. President and Chief Executive Officer Fiore was awarded 41,026 options. Officers McCloskey, Wenthen and Fernandez were each awarded 20,000 options. These options are first exercisable at a rate of 20% one year after the date of grant and 20% annually thereafter during such period of service as an employee, director or director emeritus. Upon disability, death, or a change in control, such awards become 100% exercisable. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion.

         Directors and officers were awarded shares of restricted stock on April 22, 2003, the date of stockholder approval of the Synergy Financial Group, Inc. 2003 Restricted Stock Plan. Each non-employee director was awarded 2,125 shares of restricted stock. President and Chief Executive Officer Fiore was awarded 14,110 shares of restricted stock. Officers McCloskey, Wenthen and Fernandez were each awarded 6,400 shares of restricted stock. Restricted stock awards are earned at the rate of 20% one year after the date of grant and 20% annually thereafter during periods of service as an employee, director or director emeritus. All awards become immediately 100% vested upon death or disability or termination of service following a change in control. The restricted stock awards will be adjusted for the exchange ratio in connection with the conversion. The 2003 Restricted Stock Plan intends to continue to make stock purchases in the open market from time to time to fund such plan after the completion of this offering.


^
^^

         Equity Compensation Plan Information. Set forth below is information as of June 30, 2003 with respect to compensation plans under which equity securities of Synergy Financial Group, Inc. are authorized for issuance.

                                                       (a)                   (b)                            (c)
                                                                                                    Number of securities
                                               Number of securities       Weighted-average           remaining available
                                                 to be issued upon       exercise price of        for future issuance under
                                                    exercise of             outstanding           equity compensation plans
                                               outstanding options,      options, warrants          (excluding securities
                                               warrants and rights          and rights            reflected in column (a))
                                               --------------------         -----------           ------------------------
Equity compensation plans
  approved by shareholders (1)
Synergy Financial Group, Inc. 2003
    Stock Option Plan......................          165,742                   $20.80                              -
Synergy Financial Group, Inc. 2003
    Restricted Stock Plan..................           56,685                     0.00                              -
Equity compensation plans
  not approved by shareholders (2)                         -                        -                              -
                                                     -------                   ------                       --------
     TOTAL................................           222,431                   $15.50                              -
                                                     =======                   ======                       ========

----------------

(1) Plans approved by shareholders as of June 30, 2003 include the 2003 Stock Option Plan and the 2003 Restricted Stock Plan.
^(2) Not applicable.


Potential Stock Benefit Plans

         Stock Option Plan. We intend to adopt a new stock option plan for the benefit of directors and officers following the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the stock option plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the stock option plan is implemented within one year of the completion of the conversion, it will comply with the OTS regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. Such stock option plan may reserve an amount of common stock equal to up to 10% of the shares of common stock sold in the offering for awards under such plan. No determinations have been made as to the time of implementation of such stock option plan, the specific terms of such plan or any allocation of awards that may be made under such plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in Synergy Financial Group, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including length of service, job duties and responsibilities and job performance.

         Restricted Stock Plan. We also intend to establish a new restricted stock plan to provide our directors and officers with an additional proprietary interest in Synergy Financial Group, Inc. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the restricted stock plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the restricted stock plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to such plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible directors and officers.

         We expect to contribute funds to the restricted stock plan to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering, provided, however, that, pursuant to the regulations of the OTS, the plan will be limited to up to 3% if such plan is established within one year of the conversion and if Synergy Bank does not have in excess of 10% tangible capital following the conversion. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan or any allocation of awards that may be made under such plan.


         Dilution. The issuance of authorized but unissued shares of stock to the new restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.2%. If the 2003 Restricted Stock Plan is also funded with newly-issued shares instead of open market purchases, the aggregate dilution from both plans would be approximately 3.8%.

         The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 5.3%. If the

2003 Stock Option Plan is also funded with newly-issued shares instead of open market purchases, the aggregate dilution from both plans would be approximately 9.6%.


Transactions with Management and Others

         Synergy Bank makes loans to its officers, directors and employees in the ordinary course of business and on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons, other than a 1% discount on the interest rate paid on loans other than first mortgages while the person remains an employee, and do not include more than the normal risk of collectibility or present other unfavorable features. As of June 30, 2003, all of these loans were current. No discounts are offered to directors.

Security Ownership of Certain Beneficial Owners and Management


         The following table sets forth, as of October ^ 31, 2003, the ownership of Synergy, MHC, the ownership of Synergy Financial Group, Inc.'s employee stock ownership plan and the ownership of all executive officers and directors of Synergy Financial Group, Inc., individually and as a group. Other than as set forth in the table, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at October ^ 31, 2003. Information regarding the planned purchases of common stock in the stock offering by directors and executive officers of Synergy Financial Group, Inc. (including in each case all "associates" of the directors and executive officers) is set forth under Proposed Stock Purchases by Management at page __. The business address of each owner shown below is 310 North Avenue East, Cranford, New Jersey 07016.




Name and Address                                                                           Percent of Shares of
of Beneficial Owner                                        Number of Shares(1)(2)        Common Stock Outstanding
-------------------                                        ----------------------        ------------------------
Synergy, MHC                                                               1,889,502                             56.5%

Synergy Financial Group, Inc. Bank Employee Stock
Ownership Plan Trust (the "ESOP")                                           116,380(3)              3.5%

Kenneth S. Kasper                                                            10,500                  -
Nancy A. Davis                                                                9,349                  -
Magdalena M. De Perez                                                         1,100                  -
John S. Fiore                                                                27,881                  -
David H. Gibbons, Jr.                                                        11,884                  -
Paul T. LaCorte                                                               5,750                  -
George Putvinski                                                              9,000                  -
W. Phillip Scott                                                              5,400                  -
Albert N. Stender                                                             9,700                  -
Kevin McCloskey                                                              47,171                 1.4
Kevin A. Wenthen                                                              7,676                  -
Ralph A. Fernandez                                                           10,835                  -
                                                                            -------                 --
All directors and executive officers                                        156,246                4.7%
  as a group (12 persons)


--------------------------
(1) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership. Excludes 115,657 shares held by the ESOP (116,380 shares less 723 shares allocated to executive officers).

(2) Does not include shares underlying options and shares of restricted stock. Such option shares and restricted stock do not become exercisable or vested within 60 days of October ^ 31, 2003. See 2003 Stock Awards at page _.
(3) These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the ESOP debt is repaid. As of October ^ 31, 2003, 3,879 shares have been allocated to ESOP participants. The Board of Directors appointed all non-employee directors to serve as ESOP Trustees and appointed John S. Fiore, president and chief executive officer, Kevin A. Wenthen, senior vice president, and Janice L. Ritz, a vice president of the Bank, as members of the ESOP Plan Committee. The ESOP Plan Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares.


Proposed Stock Purchases by Management

         The table below sets forth, for each of our directors and executive officers the following information:


         (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of Synergy Financial Group, Inc. common stock as of October ^ 31, 2003;

         (2)      the  proposed  purchases  of  subscription  shares,   assuming
                  sufficient    shares   are    available   to   satisfy   their
                  subscriptions; and

         (3) the total amount of our common stock to be held upon consummation of the conversion.

         In each case, it is assumed that ^ 4,792,963 shares are sold. ^ Certain of our directors and executive officers ^ will not be eligible to purchase additional stock in the offering or are limited as to the amount of stock they may purchase in the offering due to the purchase limitations and the number of shares held by such individuals prior to the conversion. See The Offering - Limitations on Common Stock Purchases at page __. The table does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans at page __.


                                                                         Proposed Total
                                                Proposed Purchases of   Common Stock Held
                                                Conversion Stock(1)     After the Offering
                                                -------------------     ------------------
                                    Number of
                                    Exchange       Number                Number
                                   Shares to be      of                    of
             Name                    Held(2)       Shares    Amount($)   Shares    % of Total^
------------------------------    -------------    ------    ---------   ------   ------------
Kenneth S. Kasper ^(3)                 26,630            -          -     26,630            -%
Nancy A. Davis ^(3)                    23,710            -          -     23,710            -
Magdalena M. De Perez                   2,789        2,500     25,000      5,289            -
John S. ^ Fiore(3)                     70,711            -          -     70,711            -
David H. Gibbons, ^ Jr.(3)             30,140            -          -     30,140            -
Paul T. LaCorte                        14,583        5,000     50,000     19,583            -
George Putvinski ^(3)                  22,825            -          -     22,825            -
W. Phillip Scott                       13,695        2,500     25,000     16,195            -
Albert N. Stender ^(3)                 24,601            -          -     24,601            -
Kevin ^ McCloskey(3)                  119,635            -          -    119,635          1.4
Kevin A. Wenthen                     ^ 19,467          500      5,000     19,967            -
Ralph A. Fernandez ^(3)                27,479            -          -     27,479            -
                                      -------       ------    -------    -------          ---
         Total                       ^396,265       10,500    105,000    406,765          4.8%
                                      =======       ======    =======    =======          ===


-------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the offering.
(2) Does not include shares underlying options and shares of restricted stock. Such option shares and restricted stock do not become exercisable or vested within 60 days of October ^ 31, 2003. See 2003 Stock Awards at page _.
(3)^ Such individuals will not be eligible to purchase additional stock in this offering due to the purchase limitations and the number of shares held by such individuals prior to the conversion. See The Offering - Limitations on Purchases of Common Stock at page __.


                                 THE CONVERSION

         The Board of Directors adopted the plan authorizing the conversion on July 26, 2003, subject to the approval of the OTS, members of Synergy, MHC, stockholders of Synergy Financial Group, Inc. and the satisfaction of certain other conditions. We received authorization from the OTS to conduct the conversion on November __, 2003. OTS authorization does not constitute a recommendation or endorsement of an investment in our stock by the OTS.

General

         On July 26, 2003, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended. In accordance with the plan, Synergy, MHC will convert from a mutual holding company to a full stock corporation. Public stockholders currently own 43.5% of Synergy Financial Group, Inc. and the remaining 56.5% is owned by Synergy, MHC. Upon consummation of the conversion, Synergy, MHC will cease to exist. The stock held by the public stockholders of Synergy Financial Group, Inc. will be converted into shares of a newly-formed New Jersey corporation, also named Synergy Financial Group, Inc. After the conversion, Synergy Bank and Synergy Financial Services, Inc. will be wholly-owned subsidiaries of the New Jersey corporation.

Share Exchange Ratio

         OTS regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders of Synergy Financial Group, Inc. will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. Each publicly-held share of Synergy Financial Group, Inc. common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The public stockholders of Synergy Financial Group, Inc. common stock will own the same percentage of our common stock after the conversion as they hold in Synergy Financial Group, Inc., subject to additional purchases, or the receipt of cash in lieu of fractional shares. The total number of shares held by the public stockholders of Synergy Financial Group, Inc. common stock after the conversion will also be affected by any purchases by these persons in the offering.

         Based on the independent valuation, the 56.5% of the outstanding shares of Synergy Financial Group, Inc. common stock held by Synergy, MHC as of the date of the independent valuation and the 43.5% public ownership interest of Synergy Financial Group, Inc., the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:

o the total number of subscription shares and exchange shares to be issued in the conversion;

o    the total shares of common stock outstanding after the conversion;

o    the exchange ratio; and

o the number of shares an owner of Synergy Financial Group, Inc. will receive in the exchange, adjusted for the number of shares sold in the offering.

                                                                                                                   100 Shares of
                                                           Shares of the New                                     Synergy Financial
                                                           Synergy Financial                                    Group, Inc. Would be
                                                           Group, Inc. to be                                     Exchanged for the
                                                             Exchanged for          Total Shares                 Following Number of
                                                           Existing Shares of        of Common                   Shares of the New
                               Shares to be Sold            Synergy Financial        Stock to be      Exchange    Synergy Financial
                                in the Offering                 Group, Inc.          Outstanding        Ratio        Group, Inc.
                            -----------------------  --------------------------  ----------------  ------------  -------------------
                               Amount       Percent       Amount        Percent
                               ------       -------       ------        -------

Minimum.................     4,074,120        56.5%    ^ 3,136,404        43.5%      ^ 7,210,125        2.1557%          215
Midpoint................     4,792,963        56.5     ^ 3,689,887        43.5       ^ 8,482,500        2.5362           253
Maximum.................     5,511,951        56.5     ^ 4,243,370        43.5       ^ 9,754,875        2.9166           291
Adjusted maximum........     6,338,729        56.5     ^ 4,879,876        43.5      ^ 11,218,106        3.3541           335


         Options to purchase shares of Synergy Financial Group, Inc. common stock will be converted into options to purchase our shares of common stock. Additionally, restricted stock awards of Synergy Financial Group, Inc. will also be converted into restricted shares of our common stock. At June 30, 2003 there were outstanding options to purchase 165,746 shares of Synergy Financial Group, Inc. common stock and there were 56,685 restricted stock awards of Synergy Financial Group, Inc. common stock outstanding, not including awards of restricted stock under the 2003 Stock Bonus Plan that are subject to stockholder ratification. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock awards will not be affected.

Effect of the Conversion on Minority Stockholders

         Effect on Stockholders' Equity Per Share of the Shares Exchanged. The conversion will increase the stockholders' equity of the public stockholders of Synergy Financial Group, Inc. common stock. At June 30, 2003, the stockholders' equity per share of Synergy Financial Group, Inc. common stock was $11.84, including shares held by Synergy, MHC. Based on the pro forma information set forth for June 30, 2003, under Pro Forma Data at page __, pro forma stockholders' equity per share following the conversion will be $11.19, $10.26, $9.57, and $8.97, respectively, at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

         Effect on Earnings per Share of the Shares Exchanged. The conversion will also affect the public stockholders of Synergy Financial Group, Inc. common stock pro forma earnings per share. For the six months ended June 30, 2003, basic and diluted earnings per share of Synergy Financial Group, Inc. common stock was $0.48, including shares held by Synergy, MHC. Based on the pro forma information set forth for the six months ended June 30, 2003 under Pro Forma Data at page __, earnings per share of common stock following the conversion will range from $0.27 to $0.18 for the minimum to the adjusted maximum of the offering range.

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         Dissenters' and Appraisal  Rights.  Under OTS regulations,  dissenters'
rights of appraisal are available to holders of common stock in connection with the conversion and reorganization.

Effects of the Conversion on Depositors, Borrowers and Members

         General. Each depositor in Synergy Bank has both a deposit account in Synergy Bank and a pro rata ownership interest in the net worth of Synergy, MHC based upon the balance in his or her account. This interest may only be realized in the event of a liquidation of Synergy, MHC and Synergy Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Synergy, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account, but nothing for his ownership interest in the net worth of Synergy, MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Synergy, MHC and Synergy Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Synergy, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Synergy Bank.

         Continuity. The stock offering will not have any effect on Synergy Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, Synergy Bank will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in Synergy Bank at the time of the stock offering will continue as an account holder in Synergy Bank after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from Synergy Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

         Voting Rights of Members. At present, all depositors of Synergy Bank are members of, and have voting rights in, Synergy, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of Synergy, MHC and will no longer be entitled to vote at meetings of Synergy, MHC. Upon completion of the conversion, the new Synergy Financial Group, Inc. will be the sole stockholder of Synergy Bank and have all voting rights in Synergy Bank. Stockholders of the new Synergy Financial Group, Inc. will have exclusive voting rights in such

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corporation.  Depositors  of Synergy Bank will not have voting  rights after the conversion except to the extent that they become our stockholders through the purchase of common stock.

         Tax Effects. Synergy Financial Group, Inc. has received an opinion from Malizia Spidi & Fisch, PC and an opinion from Grant Thornton LLP with regard to federal and state income taxation, respectively, to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to Synergy Financial Group, Inc., Synergy, MHC, the minority stockholders, members of Synergy, MHC, eligible account holders, supplemental eligible account holders or Synergy Bank. See Federal and State Tax Consequences of the Conversion at page __.

         Effect on Liquidation Rights. Each depositor in Synergy Bank has both a deposit account in Synergy Bank and a pro rata ownership interest in the net worth of Synergy, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Synergy, MHC and Synergy Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in Synergy, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Synergy, MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Synergy, MHC and Synergy Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Synergy, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

         In the unlikely event that Synergy Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the "liquidation account " to depositors as of March 31, 2002 and September 30, 2003 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to the new Synergy Financial Group, Inc. as the holder of Synergy Bank's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See Liquidation Rights at page __.

Federal and State Tax Consequences of the Conversion

         We have received opinions from Malizia Spidi & Fisch, PC, and from Grant Thornton LLP on the federal and New Jersey tax consequences, respectively, of the stock offering. The opinions have been filed as exhibits to the registration statement of which this prospectus is a part and cover those federal tax matters that are material to the transaction. The opinions are made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinions. The opinions provide that:

         The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A). Synergy, MHC, Synergy Financial Group, Inc., and Synergy Bank will be a party to a "reorganization" as defined in Code Section 368(b).

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

         o Synergy, MHC will not recognize any gain or loss on the transfer of its assets to Synergy Bank in exchange for Synergy Bank liquidation interests for the benefit of Synergy, MHC members who remain depositors of Synergy Bank.

         o No gain or loss will be recognized by Synergy Bank upon the receipt of the assets of Synergy, MHC in exchange for the transfer to the members of Synergy Bank liquidation interests.

         o No gain or loss will be recognized by Synergy Bank upon the receipt of the assets of Interim Bank #2 (Synergy Financial Group, Inc.) and Interim Bank #3 pursuant to the conversion.

         o No gain or loss will be recognized by Interim Bank #2 (Synergy Financial Group, Inc. following its conversion to a federal stock savings bank) pursuant to the conversion.

         o The reorganization of the new Synergy Financial Group, Inc. as the holding company of Synergy Bank qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, Synergy Bank, the new Synergy Financial Group, Inc., and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

         o No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to Synergy Bank pursuant to the conversion.

         o Members will recognize no gain or loss upon the receipt of Synergy Bank liquidation interests.

         o No gain or loss will be recognized by the new Synergy Financial Group, Inc. upon the receipt of Bank Stock solely in exchange for stock of the new Synergy Financial Group, Inc.

         o Current stockholders of Synergy Financial Group, Inc. will not recognize any gain or loss upon their exchange of common stock solely for shares of stock of the new Synergy Financial Group, Inc.

         o Each stockholder's aggregate basis in shares of stock of the new Synergy Financial Group, Inc. received in the exchange will be the same as the aggregate basis of common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

         o No gain or loss will be recognized by the new Synergy Financial Group, Inc. on the receipt of money in exchange for stock of the new Synergy Financial Group, Inc. sold in the offering.

         o No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock of the new Synergy Financial Group, Inc.

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

         The opinion in the last bullet above is predicated on representations from Synergy Bank, Synergy Financial Group, Inc. and Synergy, MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

         If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

         We are also subject to New Jersey income taxes and have received an opinion from Grant Thornton LLP that the stock offering will be treated for New Jersey state tax purposes similarly to the treatment of the stock offering for federal tax purposes.

         Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Liquidation Rights

         In the unlikely event of a complete liquidation of Synergy Financial Group, Inc. prior to the conversion, all claims of creditors of Synergy Financial Group, Inc., including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Synergy Financial Group, Inc. remaining, these assets would be distributed to stockholders, including Synergy, MHC. In the unlikely event that Synergy, MHC and Synergy Financial Group, Inc. are liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of Synergy, MHC remaining, members of Synergy, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Synergy Bank immediately prior to liquidation. In the unlikely event that Synergy Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the new Synergy Financial Group, Inc. as the holder of Synergy Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

         The  plan  of   conversion   and   reorganization   provides   for  the
establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and

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Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion and reorganization) in an amount equal to the greater of:

         (1) Synergy, MHC's ownership interest in the retained earnings of Synergy Financial Group, Inc. as of the date of its latest balance sheet contained in this prospectus; or
         (2) the retained earnings of Synergy Bank at the time that Synergy Bank reorganized into Synergy, MHC on March 1, 2001.

         The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Synergy Bank after the conversion with an interest in the unlikely event of the complete liquidation of Synergy Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Synergy Bank, would be entitled, on a complete liquidation of Synergy Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the new Synergy Financial Group, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, checking accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Synergy Bank on March 31, 2002, or September 30, 2003. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2002 or September 30, 2003 bears to the balance of all deposit accounts in Synergy Bank on such dates.

         If, however, on any December 31 annual closing date commencing after the completion of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2002 or September 30, 2003 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the new Synergy Financial Group, Inc. as the sole stockholder of Synergy Bank.


Amendment or Termination of the Plan of Conversion and Reorganization

         If deemed necessary or desirable by the Board of Directors, ^ the plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and stockholders to vote on the plan and at any time thereafter with the concurrence of the OTS. Any amendment to ^ the plan made after approval by the members and stockholders with the concurrence of the OTS shall not necessitate further approval by the members or stockholders unless otherwise required by the OTS. ^ The plan shall terminate if the sale of all shares of conversion stock is not completed within 24 months from the date of the special meeting of members. Prior to the earlier of the special meeting of members and the stockholders' meeting, ^ the plan may be terminated by the Board of Directors without approval of the OTS; after the special meeting or the stockholders' meeting, the Board of Directors may terminate ^ the plan only with the approval of the OTS.


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Conditions to the Conversion

         We cannot complete our conversion and our offering unless:


         (1)      We sell a minimum of ^ 4,074,120 shares of common stock;

         (2) The plan of conversion is approved by a majority ^ of the votes eligible to be cast by members of Synergy, MHC;

         (3) The plan of conversion is approved by ^ at least two-thirds ^ of the votes eligible to be cast by stockholders of Synergy Financial Group, Inc., including those shares held by Synergy, MHC; and

         (4) The plan of conversion is approved by a majority ^ of the votes eligible to be cast by stockholders of Synergy Financial Group, Inc., ^ excluding those shares held by Synergy, MHC.

         The plan of conversion must also be approved by the OTS, which ^ has given its conditional approval. If such conditions are not met before we complete the offering, all funds received will be promptly returned with interest at Synergy Bank's regular savings account rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

         Synergy, MHC intends to vote its 56.5% ownership interest in favor of the conversion. In addition, as of October ^ 31, 2003, directors and executive officers of Synergy Financial Group, Inc. and their associates beneficially own ^ 156,246 shares of Synergy Financial Group, Inc., or ^ 4.7% of the total outstanding shares ^. They intend to vote those shares in favor of the conversion. Certain directors who serve as the trustee committee for Synergy Financial Group, Inc.'s 2003 Restricted Stock Plan may direct the voting of 56,685 shares held in the plan trust. Additionally, certain directors and an executive officer who serve as employee stock ownership plan trustees may vote 112,501 unallocated shares of the Synergy Financial Group, Inc. employee stock ownership plan and may vote, in the trustees' fiduciary capacity, allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.


                               THE STOCK OFFERING

         The Board of Directors adopted the plan authorizing the conversion on July 26, 2003, subject to the approval of the OTS. We received authorization from the OTS to conduct the stock offering on November __, 2003. OTS authorization does not constitute a recommendation or endorsement of an investment in our stock by the OTS.

General

         On July 26, 2003, the Board of Directors adopted the plan of conversion and reorganization, which was subsequently amended, pursuant to which Synergy Financial Group, Inc. will sell shares of common stock to eligible depositors of Synergy Bank in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. After we receive the required authorization from the OTS, the stock will be issued. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.


         We are offering between a minimum of ^ 4,074,120 shares and an anticipated maximum of ^ 5,511,951 shares of common stock in the offering
(subject to adjustment to up to ^ 5,511,951 shares if our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, eastern time, on ___________, 2003, unless extended. See Deadlines for Purchasing Stock at page __. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the offering.
^

           In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Conduct of the Offering

         Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on March 31, 2002 with deposits of at least $50.00);

o    the employee stock ownership plan;

o Supplemental Eligible Account Holders (depositors at the close of business on September 30, 2003 with deposits of at least $50.00); and


o Other Members (depositors at the close of business on October ^ 31, 2003).


         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market, subject to any required regulatory approval.

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

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:


         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase, combined with shares received by existing stockholders pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., ^ 10,000 shares or ^ $100,000), (ii) one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on March 31, 2002, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in Synergy Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Eligibility Record Date.


         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering, subject to any required regulatory approval.


         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase, combined with shares received by existing stockholders pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., ^ 10,000 shares or ^ $100,000), (ii) one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible


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Account  Holders first so as to permit each  subscribing  Supplemental  Eligible
Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on September 30, 2003, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Supplemental Eligibility Record Date.


         Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of Synergy, MHC (depositor of Synergy Bank) on the voting record date of October ^ 31, 2003 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of ^ 10,000 shares of common stock or one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, subject to the overall purchase limitations. See Limitations on Common Stock Purchases at page __. If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.


         State Securities Laws. We, in our sole discretion, will make reasonable efforts to comply with the securities laws of any state in the United States in which Synergy Bank account holders at the eligibility record date or the supplemental eligibility record date reside, and will only offer the common stock in states in which the offers and sales comply with state securities laws. However, subject to our discretion, no person will be offered common stock if he or she resides in a foreign country or in a state of the United States with respect to which:

o a small number of persons otherwise eligible to purchase shares reside in that state; or

o the offer or sale of shares of common stock to these persons would require us or our employees to register, under the securities laws of that state, as a broker or dealer or to register or otherwise qualify its securities for sale in that state; or

o registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions on Transfer of Subscription Rights and Shares. The plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the offering.

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         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders that we determine involve the transfer of subscription rights.

Deadlines for Purchasing Stock

         The subscription offering will terminate at 12:00 noon, eastern time, on _____________, 2003. We may extend this expiration date without notice to you for up to 45 days, until _____________, 2004. Once submitted, your order is irrevocable unless the offering is extended beyond _____________, 2004. We may request permission from the Office of Thrift Supervision to extend the offering beyond _____________, 2004, and the Office of Thrift Supervision may grant one or more extensions of the offering of up to 90 days per extension, but in no event may the offering be extended beyond _______________. If the offering is extended beyond _____________, 2004, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at Synergy Bank's regular savings account rate. A community offering and a syndicated community offering, if such offerings are conducted, may terminate at any time without notice but no later than _____________, 2004.


         We may cancel the offering at any time prior to the special meeting of members of Synergy, MHC to vote on the plan of conversion and reorganization and the special meeting of stockholders of Synergy Financial Group, Inc. to vote on the plan of conversion and reorganization. If we do, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at Synergy Bank's regular savings account rate.


Community Offering and Syndicated Community Offering


         Community Offering. If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock at page __, is ^ 10,000 shares, or ^ $100,000. In the community offering, if any, shares will be available for purchase by the general public, and preference may be given first to existing stockholders, second to natural persons residing in counties in which Synergy Bank has branch offices, and third to natural persons residing in New Jersey. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

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         We, in our absolute discretion,  reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

         Syndicated Community Offering. If shares remain available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Sandler O'Neill in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.


         Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock on page __, to purchase more than ^ 10,000 shares, or ^ $100,000, of common stock in the syndicated community offering.

         The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond ______________, 2004, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at Synergy Bank's regular savings account rate to each purchaser unless he or she requests otherwise.

Limitations on Purchases of Common Stock

         The following additional limitations have been imposed on purchases of shares of common stock:


          1. The maximum number of shares which may be purchased in the offering by any individual (or individuals through a single account) shall not exceed ^ 10,000 shares, or ^ $100,000, including shares received by existing stockholders pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings.

          2. The maximum number of shares that may be purchased by any individual together with any associate or group of persons acting in concert is ^ 20,000 shares, or ^ $200,000, including shares received by existing stockholders pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.


          3. The maximum number of shares which may be purchased in all categories in the offering by our officers and directors and their associates in the aggregate shall not exceed 25% of the total number of shares issued in the offering.

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          4.   The minimum order is 25 shares, or $250.

          5. If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person separately).

          6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription up to 8% of the adjusted maximum (unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market);
               (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum unless the employee stock ownership plan elects to purchase stock subsequent to the offering in the open market); (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the Other Members level, to fill unfilled subscriptions of Other Members exclusive of the adjusted maximum;
               (e) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and (f) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, our directors are not

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               considered  to be  affiliates  or a group  acting in concert with other directors solely as a result of membership on our Board of Directors.

          11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

         The term "associate" of a person is defined in the plan of stock issuance to mean:

          (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

         For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "acting in concert" means:

         (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

         (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." These determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant, including joint account relationships or shared addresses on the records of Synergy Bank.

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         Each person  purchasing shares of the common stock in the offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see Restrictions on Transferability by Directors and Executive Officers at page __. In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements after the purchase.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

         If a stock order form:

o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;


o    is not received or is received after the applicable expiration date;


o    is not completed correctly or executed; or


o is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans, then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We will

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not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the offering. Payment for shares of common stock may be made:

o    in cash, if delivered in person;

o    by check or money order made payable to Synergy Bank; or

o for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with Synergy Bank.

         Payment for subscriptions of $25,000 or more must be paid by account withdrawal, certified or cashier's check, or money order. In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to Synergy Bank, and checks received by the Stock Information Center will be transmitted by noon of the following business day directly to the segregated deposit account at Synergy Bank established to hold funds received as payment for shares.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the regular savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by Synergy Bank at the regular savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

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         Owners  of  self-directed  IRAs may use the  assets  of  their  IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at Synergy Bank. Persons with IRAs maintained at Synergy Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at Synergy Bank can be obtained from the Stock Information Center. Depositors interested in using funds in a Synergy Bank IRA to purchase common stock should contact the Stock Information Center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit Synergy Bank from lending funds or extending credit to any person to purchase the common stock in the offering.

         Stock Information Center. Our Stock Information Center is located at 310 North Avenue East, Cranford, New Jersey 07016. The telephone number is (908) 956-4011. The Stock Information Center's hours of operation are 9:00 a.m. to 5:00 p.m., eastern time, Monday through Friday.

Exchange of Stock Certificates of Minority Stockholders

         The conversion of common stock into shares of the new Synergy Financial Group, Inc. common stock will occur automatically on the date of completion of the conversion. After such date, former holders of common stock will have no further equity interest in the old Synergy Financial Group, Inc., other than as stockholders of the new Synergy Financial Group, Inc., and there will be no further transfers of shares of the old Synergy Financial Group, Inc. common stock on the stock transfer records of the old Synergy Financial Group, Inc.

         As soon as practicable after the completion of the conversion, the exchange agent will send a transmittal form to each stockholder of the old Synergy Financial Group, Inc. The transmittal forms are expected to be mailed within five business days after the date of the completion of the conversion and will contain instructions with respect to the surrender of certificates representing the old Synergy Financial Group, Inc. common stock to be exchanged into the new common stock. It is expected that certificates for shares of the new common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. Stockholders should not forward their stock certificates to the exchange agent until they have received transmittal forms.

         Until the certificates representing the old common stock are surrendered for exchange after consummation of the conversion, in compliance with the terms of the transmittal form, holders of such certificates will not receive new shares. All shares of the new common stock issued upon exchange of shares of the old common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of the old common stock.

         No fractional shares of our common stock will be issued to any stockholder upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered old Synergy Financial Group, Inc. stock certificates.

         If a certificate for the old Synergy Financial Group, Inc. common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate

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

evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

Delivery of Stock Certificates of Conversion Stock

         Certificates representing common stock issued in the offering, to all persons other than minority stockholders of Synergy Financial Group, Inc., will be mailed to the persons entitled thereto at the address noted on the order form as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restrictions on Repurchase of Shares

         Generally, during the first year following the offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after the offering. After the first year following the offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

Stock Pricing and the Number of Shares to be Offered


         FinPro, Inc. which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an independent valuation of the estimated pro forma market value of the common stock (the "independent valuation"), as mandated by OTS regulations. This independent valuation ^ expresses our pro forma market value in terms of an aggregate dollar amount. The appraisal is an independent appraisal reviewed but not approved or otherwise determined by the Board of Directors. FinPro will receive fees of $32,000 for its appraisal services, including the independent valuation and any subsequent update, and assistance in preparation of our business plan, plus up to $3,000 for reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         The number of shares of common stock ^ being offered ^ is based on the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. FinPro has determined that as of ^ October 3, 2003, the estimated aggregate pro forma market value of Synergy Financial Group, Inc. was ^ $84.8 million. Pursuant to regulations, this estimate must be included within a range with a minimum of ^ $72.1 million and a maximum of ^ $97.5 million. Based on this valuation and Synergy, MHC's ownership of 56.5% of the common stock of Synergy Financial Group, Inc. currently outstanding, an offering range of between ^ $40,741,200 and $55,119,510 is being offered. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. The independent valuation contains an analysis of a number of factors, including but not limited to our financial condition and results of operations as of June 30, 2003, our operating trends, the competitive environment in which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions both nationally and in New Jersey that affect the operations of savings institutions, stock market


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

values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, FinPro considered the effect of the additional capital raised by the sale of the common stock on the estimated pro forma market value.


         We are offering a maximum of ^ 5,511,951 shares in the offering, subject to adjustment. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the OTS, to reflect any change in our estimated pro forma market value.

         Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than ^ 4,074,120 shares or more than ^ 6,338,729 shares being sold in the offering at the purchase price of $10.00, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than ^ 4,074,120 shares, at the discretion of the Board of Directors and subject to approval of the OTS, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the OTS.

         The independent valuation will be updated at the time of the completion of the offering, and the number of shares to be issued may increase or decrease to reflect the changes in market conditions, the results of the offering, or our estimated pro forma market value. If the updated independent valuation increases, we may increase the number of shares sold in the offering to up to ^ 6,338,729 shares. Subscribers will not be given the opportunity to change or withdraw their orders unless more than ^ 6,338,729 shares or fewer than ^ 4,074,120 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data. An increase in the total number of shares to be issued would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see Pro Forma Data at page __.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied on and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the consolidated financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The independent valuation considers us only as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price.

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         The following table compares Synergy Financial Group,  Inc.'s pro forma price to core earnings multiple and pro forma price to tangible book ratio at the minimum, midpoint and maximum of the offering range to the median price to core earnings multiple and price to tangible book ratio for the comparable publicly traded peer group companies identified in the valuation report. See Pro Forma Data at page __ for a description of the assumptions used in calculating the pro forma price to core earnings multiples and pro forma price to tangible book ratios for Synergy Financial Group, Inc.


                                                   Pro Forma         Pro Forma
                                                 Price to Core       Price to
                                                    Earnings         Tangible
                                                    Multiple        Book Ratio
                                                    --------        ----------
Synergy Financial Group, Inc.(1):

     Minimum ^(4,074,120 shares sold).........     ^ 27.03x           98.23%
     Midpoint ^(4,792,963 shares sold)........     ^ 32.26x          106.50%
     Maximum ^(5,511,951 shares sold).........     ^ 37.04x          113.38%

                                                 Price to Core       Price to
                                                    Earnings         Tangible
                                                    Multiple        Book Ratio
                                                    --------        ----------
Median for comparable peer group companies....       17.05x         146.02%

-----------
(1) The price/core earnings multiples shown here for Synergy Financial Group, Inc. are based on core earnings for the twelve months preceding June 30, 2003 as required by regulatory appraisal guidelines, while the information presented in the tables under Pro Forma Data on page ___ is based on net income for the six months preceding June 30, 2003 and the twelve months preceding December 31, 2002.

         A copy of the independent valuation report is available for your review at our main office. In addition, our Board of Directors does not make any recommendation as to whether or not the stock will be a good investment for you.


         No sale of shares of common stock may be completed unless FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value of the shares being offered to the public that is below ^ $40,741,200 or above ^ $63,387,290 would be subject to OTS approval. If confirmation from FinPro is not received, we may extend the offering, reopen or commence a new offering, request a new independent valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the OTS, or take other action as permitted by the OTS in order to complete the offering.

         FinPro is recognized as an expert conversion appraiser by the OTS and the FDIC. FinPro has acted as the appraiser in nine of the 38 completed second-step conversions to date, including all four of the second step conversions in New Jersey. In selecting FinPro as the independent appraiser, the Board of Directors took into account FinPro's qualifications as well as FinPro's prior work for Synergy.

         FinPro provided conversion appraisal and business planning services to Synergy Financial Group, Inc. as part of the first-step conversion completed in September 2002. The revenue derived from that engagement was immaterial relative to FinPro's annual gross revenue.


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Plan of Distribution/Marketing Arrangements


         Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O'Neill. All prospective purchasers are to send payment directly to Synergy Bank, where such funds will be held in a ^ separate escrow account earning interest at the savings account rate and not released until the offering is completed or terminated.

         We have engaged Sandler O'Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O'Neill will assist us in the offering as follows: (i) consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents; (ii) reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser's appraisal of the common stock; (iii) reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents); (iv) assisting in the design and implementation of a marketing strategy for the offering; (v)
assisting us in preparing for meetings with potential investors and broker-dealers; and (vi) providing such other general advice and assistance regarding financial and marketing aspects of the conversion. For these services, Sandler O'Neill will receive a fee of ^ $350,000 if the conversion is completed. We have made an advance payment of ^ $25,000 to Sandler O'Neill.

         To the extent any shares of the common stock remain available after the subscription and direct community offering, Sandler O'Neill, at our request, may seek to form a syndicate of registered broker-dealers to assist in the solicitation of orders of the common stock in a syndicated community offering, subject to the terms and conditions to be set forth in a selected dealer's agreement. Sandler O'Neill has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the syndicated community offering. Sandler O'Neill is not obligated to take or purchase any shares of our common stock in the offering. Sandler O'Neill has expressed no opinion as to the prices at which the common stock may trade nor has Sandler O'Neill provided any written report or opinion to us as to the fairness of the conversion. If there is a syndicated community offering, the total fees payable to Sandler O'Neill and other NASD member firms in the syndicated community offering shall not exceed ^ 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

         In addition, we have engaged Sandler O'Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O'Neill will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of proxy, order and/or request forms; (iii) organization and supervision of the conversion center; (iv) proxy solicitation and special meeting services; and (v) subscription services. For these services, Sandler O'Neill will receive a fee of ^ $25,000 and reimbursement for its reasonable out-of-pocket expenses. For these services, we have made an advance payment of ^ $5,000 to Sandler O'Neill.

         We also will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of ^ $50,000 (including legal fees and expenses). If the plan of conversion is terminated or if Sandler O'Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

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

         Our directors and executive officers will not participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to registered representatives of Sandler O'Neill. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.


         The  offering  will  comply  with  the   requirements   of  Rule  10b-9
promulgated under the Securities Exchange Act of 1934.


Restrictions on Transferability by Directors and Executive Officers

         Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Any shares issued to directors and executive officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the offering, our directors and executive officers and their associates may not, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions for more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

          RESTRICTIONS ON ACQUISITION OF SYNERGY FINANCIAL GROUP, INC.

General

         The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire Synergy Financial Group, Inc., Synergy Bank or their respective capital stock are described below. Also discussed are certain provisions in Synergy Financial Group, Inc.'s certificate of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire Synergy Financial Group, Inc.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Synergy Financial Group, Inc. or Synergy Bank without Office of Thrift Supervision approval.

Certificate of Incorporation and Bylaws of Synergy Financial Group, Inc.

         The following discussion is a summary of certain provisions of the certificate of incorporation and bylaws of Synergy Financial Group, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the certificate of incorporation and bylaws and refers to the newly-formed New Jersey incorporated company.

         Classified Board of Directors. The Board of Directors of Synergy Financial Group, Inc. is required by the certificate of incorporation to be divided into three staggered classes which are as equal in size as is possible. One class is required to be elected annually for three-year terms, and classes are elected in series. A classified board promotes continuity and stability of management of Synergy Financial Group, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, Synergy Financial Group, Inc. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock at page __. These shares could be used by the Board of Directors to make it more difficult or to discourage an attempt to obtain control of Synergy Financial Group, Inc. through a merger, tender offer, proxy contest or otherwise.

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

         Special Meetings of Stockholders. Synergy Financial Group, Inc.'s certificate of incorporation provides that special meetings of stockholders may be called only by Synergy Financial Group, Inc.'s President or by its Board of Directors, except as provided by the New Jersey Business Corporation Act.

         Prohibition on Cumulative Voting. Synergy Financial Group, Inc.'s certificate of incorporation provides that there will not be cumulative voting by stockholders for the election of Synergy Financial Group, Inc.'s directors. This could prevent minority stockholder representation on Synergy Financial Group, Inc.'s Board of Directors.

         Restrictions on Acquisition of Shares and Vote Sterilization. Synergy Financial Group, Inc.'s certificate of incorporation provides that for a period of five years from the date of completion of the conversion, no person may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Synergy Financial Group, Inc. In addition, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote.

         Procedures for Stockholder Nominations. Synergy Financial Group, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Synergy Financial Group, Inc. at least 60 days before the anniversary date of the prior year's annual meeting. The bylaws further provide that the Board of Directors may reject any nominations or proposals for new business that do not follow the prescribed procedures. Management believes that it is in the best interests of Synergy Financial Group, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

         Procedures for Business Combinations. Our certificate of incorporation prohibits any merger, consolidation, sale, liquidation, or dissolution (each, a business combination) of Synergy Financial Group, Inc. with any "interested stockholder" for a period of five years following the interested stockholder's stock acquisition date unless the business combination is approved by a two-thirds vote of the Board prior to the stock acquisition date. An interested stockholder is any person who, directly or indirectly, has the right to vote or to sell 10% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders.

         In addition, our certificate of incorporation requires that at least one of the following conditions be met to engage in a business combination with an interested stockholder: (i) approval by a vote of two-thirds of the Board prior to the interested stockholder's stock acquisition date and thereafter approved by stockholders; (ii) approval by the affirmative vote of the holders of at least 80% of the voting shares not beneficially owned by that interested stockholder at a meeting called for such purpose; or (iii) satisfaction of certain minimum price conditions, as set forth in our certificate of incorporation.

         In addition to the interested shareholder restrictions, our articles of incorporation also require the affirmative vote of at least 80% of the outstanding shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of us, unless the transaction is approved by two-thirds of our Board of Directors.

         Director Qualification Provisions. Synergy Financial Group, Inc.'s bylaws provide several qualification provisions applicable to members of its Board of Directors that serve to ensure the loyalty and professional integrity of each individual director. In particular, the bylaws provide that each director reside, at all times, within New Jersey in a county where Synergy Bank maintains an office, except that such provision does not apply to persons who were serving as director on December 31, 2001. In addition, the bylaws provide that each director be a shareholder of Synergy Financial Group, Inc. and, at all times, hold a minimum of one thousand shares of its stock.

         Synergy Financial Group, Inc.'s bylaws also prohibit persons from serving as director if that individual is currently serving as a management official of another depository institution or depository holding company, as those terms are defined by the regulations of the OTS. Further, to ensure the integrity and good character of Synergy Financial Group, Inc.'s directors, the bylaws prohibit, in part, an individual who has been subject to conviction for a criminal offense involving dishonesty or breach of trust or who has been subject to a cease and desist order for similar conduct, or who has been found by a regulatory agency or a court to have breached a fiduciary duty involving personal profit or to have committed certain willful violations of the law from serving as a director. Any nominations for director of Synergy Financial Group, Inc., in the manner set forth above, must be accompanied by the nominee's certification, under oath, before a notary public, that he or she meets the eligibility requirements of integrity and good character to be a director.

         In addition to discouraging a takeover attempt which a majority of our public stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to our certificate of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to preemptive rights; stockholder meetings; cumulative voting; proxies; stockholder proposals and nominations; directors; removal of directors; restrictions on the acquisition and voting of more than 10% of the common stock; approval of business combinations with interested stockholders; directors' and officers' liability; and indemnification of officers and directors; amendment of the bylaws; and amendment of the certificate of incorporation.

         Our bylaws may be amended by a two-thirds vote of our Board of Directors or by the holders of at least 80% of the shares.

                          DESCRIPTION OF CAPITAL STOCK

General

         Synergy Financial Group, Inc. is the newly-formed New Jersey incorporated company. It is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share and 5,000,000 shares of serial preferred stock, par value $0.10 per share. Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock.

Common Stock

         Distributions. Synergy Financial Group, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. See Dividend Policy at page __. The holders of common stock of Synergy Financial Group, Inc. will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Synergy Financial Group, Inc. out of funds legally available therefor. If
Synergy Financial Group, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in Synergy Financial Group, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of Synergy Financial Group, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Synergy Financial Group, Inc. (including all debts and liabilities of Synergy Bank and distribution of the balance in the special liquidation account of Synergy Bank to eligible account holders and supplemental eligible account holders), all assets of Synergy Financial Group, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares Synergy Financial Group, Inc. may issue, the Board of Directors may sell shares of capital stock of Synergy Financial Group, Inc. without first offering such shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. and Grant Thornton LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington D.C.

                                     EXPERTS

         The consolidated financial statements of Synergy Financial Group, Inc. at December 31, 2002 and for the year ended December 31, 2002 have been included in this prospectus in reliance upon the report of Grant Thornton LLP, Philadelphia, Pennsylvania, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Synergy Financial Group, Inc. at December 31, 2001 and for each of the years in the two year period ended December 31, 2001 have been included in this prospectus in reliance upon the report of Fontanella and Babitts, Certified Public Accountants, Totowa Boro, New Jersey, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         FinPro, Inc. has consented to the publication in this document of a summary of its letter to Synergy Financial Group, Inc. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We will not deregister the common stock under the Exchange Act for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including Synergy Financial Group, Inc., that file electronically with the SEC. The address for this web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         Copies of the plan of conversion and reorganization are also available without charge.

                          SYNERGY FINANCIAL GROUP, INC.


                   Index to Consolidated Financial Statements




Reports of Independent Certified Public Accountants

         Report of Grant Thornton LLP                                        F-1

         Report of Fontanella and Babitts, Certified Public Accountants      F-2

Consolidated Balance Sheets                                                  F-3

Consolidated Statements of Income                                            F-4

Consolidated Statements of Changes Stockholders' Equity                      F-5

Consolidated Statements of Cash Flows                                        F-6

Notes to Consolidated Financial Statements                                   F-7



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors
Synergy Financial Group, Inc.


We have audited the accompanying consolidated balance sheet of Synergy Financial Group, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statement of income, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Synergy Financial Group, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/Grant Thornton LLP


Philadelphia, Pennsylvania
February 15, 2003

                   REISSUED REPORT OF PREDECESSOR ACCOUNTANT
                   -----------------------------------------


Board of Directors
Synergy Financial Group, Inc.


We have audited the accompanying consolidated balance sheets of Synergy Financial Group, Inc. and subsidiaries, as of December 31, 2001 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synergy Financial Group, Inc. and subsidiaries, as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with generally accepted accounting principles.


                                         /s/Fontanella and Babitts


January 31, 2002

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                             (Dollars in thousands)

                                                                                                 December 31,
                                                                         June 30,       ------------------------------
                                                                           2003             2002              2001
                                                                       -----------       -----------       -----------
                                                                        (unaudited)
       ASSETS
Cash and amounts due from banks                                        $     3,816      $      3,064      $      2,027
Interest-bearing deposits with banks                                         3,081             4,822             1,681
                                                                        ----------       -----------       -----------
Cash and cash equivalents                                                    6,897             7,886             3,708
Investment securities available-for-sale, at fair value                    112,137            62,303            43,894
Investment securities held-to-maturity (fair value of $35,963,
    $17,689 and 7,230, respectively)                                        35,499            17,407             7,153
Federal Home Loan Bank of New York stock, at cost                            3,760             1,856             1,550
Mortgage loans held-for-sale                                                 2,307               -                 -
Loans receivable, net                                                      373,963           319,423           224,689
Accrued interest receivable                                                  2,008             1,533             1,151
Property and equipment, net                                                 18,049            17,647            11,639
Cash surrender value of officer life insurance                               2,250             2,110             2,051
Other assets                                                                 4,495             1,110             1,128
                                                                        ----------       -----------       -----------

          Total assets                                                 $   561,365      $    431,275      $    296,963
                                                                        ==========       ===========       ===========

       LIABILITIES
Deposits                                                               $   443,418      $    354,142      $    249,813
Federal Home Loan Bank advances                                             75,202            36,456            22,500
Advance payments by borrowers for taxes and insurance                        1,606             1,414             1,046
Accrued interest payable on advances                                           116               165               174
Other liabilities                                                            1,429             1,226             1,040
                                                                        ----------       -----------       -----------

          Total liabilities                                                521,771           393,403           274,573
                                                                        ----------       -----------       -----------

Commitments and contingencies                                                    -                 -                 -

       STOCKHOLDERS' EQUITY
Preferred stock; $0.10 par value, authorized 2,000,000 shares;
    none issued and outstanding                                                  -                 -                 -
Common stock; $0.10 par value, authorized 18,000,000 shares;
    issued June 30, 2003 - 3,344,252 (unaudited), December 31,
       2002 and 2001, 3,344,252 and 100, respectively                          334               334               -
Additional paid-in capital                                                  14,888            13,644               100
Retained earnings                                                           26,009            24,446            22,315
Unearned ESOP shares                                                        (1,067)           (1,125)              -
Unearned RSP compensation                                                   (1,130)              -                 -
Treasury stock acquired for the RSP                                           (103)              -                 -
Accumulated other comprehensive income (loss), net of taxes                    663               573               (25)
                                                                        ----------       -----------       -----------

          Total stockholders' equity                                        39,594            37,872            22,390
                                                                        ----------       -----------       -----------

          Total liabilities and stockholders' equity                   $   561,365      $    431,275      $    296,963
                                                                        ==========       ===========       ===========


The accompanying notes are an integral part of these statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                             (Dollars in thousands)


                                                   For the six months
                                                     ended June 30,               For the year ended December 31,
                                               ---------------------------   -----------------------------------------
                                                   2003           2002          2002           2001           2000
                                               ------------   ------------   -----------   ------------   ------------
                                                       (unaudited)
Interest income
    Loans, including fees                      $     12,544   $      9,340   $    20,191   $     15,989   $     14,247
    Investment securities                             2,275          1,558         2,950          2,595          2,689
    Other                                               108              4           218            487            184
                                                 ----------     ----------     ---------     ----------     ----------
          Total interest income                      14,927         10,902        23,359         19,071         17,120

Interest expense
    Deposits                                          4,497          3,244         7,322          7,463          5,827
    Borrowed funds                                      825            874         1,722          1,833          2,132
                                                 ----------     ----------     ---------     ----------     ----------
          Total interest expense                      5,322          4,118         9,044          9,296          7,959

          Net interest income before
              provision for loan losses               9,605          6,784        14,315          9,775          9,161
                                                 ----------     ----------     ---------     ----------     ----------

Provision for loan losses                               470            551         1,077            363            480
                                                 ----------     ----------     ---------     ----------     ----------

          Net interest income after
              provision for loan losses               9,135          6,233        13,238          9,412          8,681
                                                 ----------     ----------     ---------     ----------     ----------

Other income
    Service charges and other fees on
       deposit accounts                                 732            475         1,112            885            753
    Net gains on sales of mortgage loans                  -             52            52              -              -
    Net gains on sales of credit card loans               -             66            66            888              -
    Net (losses) gains on sales of investments            -             (6)           (6)             5              -
    Commissions                                          51             60           249            270            615
    Other                                               251            238           247            467            402
                                                 ----------     ----------     ---------     ----------     ----------
          Total other income                          1,034            885         1,720          2,515          1,770

Other expenses
    Salaries and employee benefits                    3,689          2,706         6,105          4,844          4,419
    Premises and equipment                            1,948          1,292         2,651          2,264          2,037
    Occupancy                                           964            558         1,291            903            746
    Professional services                               276            163           384            301            281
    Advertising                                         358            399           733            364            322
    Other operating                                     528            271           563            325            404
                                                 ----------     ----------     ---------     ----------     ----------
          Total other expenses                        7,763          5,389        11,727          9,001          8,209

    Income before income tax expense                  2,406          1,729         3,231          2,926          2,242
                                                 ----------     ----------     ---------     ----------     ----------

Income tax expense                                      843            600         1,200          1,024            712
                                                 ----------     ----------     ---------     ----------     ----------

          Net income                           $      1,563   $      1,129   $     2,031   $      1,902   $      1,530
                                                ===========    ===========    ==========    ===========    ===========

Per share of common stock
    Basic earnings per share                   $       0.48   $        N/M   $       N/M   $        -     $        -
                                                ===========    ===========    ==========    ===========    ===========

    Diluted earnings per share                 $       0.48   $        N/M   $       N/M   $        -     $        -
                                                ===========    ===========    ==========    ===========    ===========

The accompanying notes are an integral part of these statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
            Consolidated Statement of Changes in Stockholders' Equity
                (Dollars in thousands, except per share amounts)

                                              Common Stock
                                           -----------------    Additional              Unearned      Unearned
                                           Shares        Par     paid-in-   Retained      ESOP          RSP
                                           issued       value    capital    earnings     shares     compensa tion
TOTAL
------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                       -     $     -   $     -     $19,083    $     -       $     -
    Net income                                   -           -         -       1,530          -             -
    Other comprehensive income,
       net of reclassification
       adjustment of taxes                        -          -         -           -          -             -
------------------------------------------------------------------------------------------------------------------
Total comprehensive income
------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                      -          -         -      20,613          -             -
    Net income                                    -          -         -       1,902          -             -
    Other comprehensive income,
       net of reclassification
       adjustment and taxes                       -          -         -           -          -             -
------------------------------------------------------------------------------------------------------------------
Total comprehensive income
------------------------------------------------------------------------------------------------------------------
    Distribution to capitalize
       mutual holding company
       and stock holding company                100          -       100        (200)         -             -
BALANCE AT DECEMBER 31, 2001                    100          -       100      22,315          -             -
    Net Income                                    -          -         -       2,031          -             -
    Other comprehensive income,
       net of reclassification
       adjustment and taxes                       -          -         -           -          -             -
------------------------------------------------------------------------------------------------------------------
Total comprehensive income
------------------------------------------------------------------------------------------------------------------
    Net proceeds of stock offering
       and issuance of common stock       3,344,152        334    13,526         100          -             -
    Common stock acquired by
       ESOP (116,380 shares)                      -          -         -           -     (1,164)            -
    Common stock held by ESOP
       committed to be released
       (3,879 shares)                             -          -        18           -         39             -
------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002              3,344,252        334    13,644      24,446     (1,125)            -
    Net income for the six months
       ended June 30, 2003 (unaudited)            -          -         -       1,563          -             -
    Other comprehensive income, net
       of reclassification adjustment
       and taxes                                  -          -         -           -          -             -
------------------------------------------------------------------------------------------------------------------
Total comprehensive income
------------------------------------------------------------------------------------------------------------------
    Common stock held by ESOP committed
       to be released (5,818 shares)
       (unaudited)                                -          -        54           -         58             -
    Common stock awarded through
       RSP Plan (56,685 shares)
       (unaudited)                                -          -     1,190           -          -          (1,190)
    Compensation recognized under
       RSP Plan (unaudited)                       -          -         -           -          -              60
    Common stock held by RSP
       (5,000 shares) (unaudited)

BALANCE AT JUNE 30, 2003 (Unaudited)      3,344,252  $     334   $14,888     $26,009  $  (1,067)      $  (1,130)
==================================================================================================================

                                              Treasury      Accumulated
                                               stock          compre-
                                              acquired       hensive
                                              for the      income (loss),
                                                 RSP        net of taxes     TOTAL
TOTAL
-----------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                   $      -       $  (887)       $ 18,196
    Net income                                      -             -           1,530
    Other comprehensive income,
       net of reclassification
       adjustment of taxes                          -           636             636
-----------------------------------------------------------------------------------
Total comprehensive income                                                    2,166
-----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                        -          (251)         20,362
    Net income                                      -             -           1,902
    Other comprehensive income,
       net of reclassification
       adjustment and taxes                         -           226             226
-----------------------------------------------------------------------------------
Total comprehensive income                                                    2,128
-----------------------------------------------------------------------------------
    Distribution to capitalize
       mutual holding company
       and stock holding company                    -             -            (100)
BALANCE AT DECEMBER 31, 2001                        -           (25)         22,390
    Net Income                                      -             -           2,031
    Other comprehensive income,
       net of reclassification
       adjustment and taxes                         -           598             598
-----------------------------------------------------------------------------------
Total comprehensive income                                                    2,629
-----------------------------------------------------------------------------------
    Net proceeds of stock offering
       and issuance of common stock                 -             -          13,960
    Common stock acquired by
       ESOP (116,380 shares)                        -             -          (1,164)
    Common stock held by ESOP
       committed to be released
       (3,879 shares)                               -             -              57
-----------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                        -           573          37,872
    Net income for the six months
       ended June 30, 2003 (unaudited)              -             -           1,563
    Other comprehensive income, net
       of reclassification adjustment
       and taxes                                    -            90              90
-----------------------------------------------------------------------------------
Total comprehensive income                                                    1,653
-----------------------------------------------------------------------------------
    Common stock held by ESOP committed
       to be released (5,818 shares)
       (unaudited)                                  -             -             112
    Common stock awarded through
       RSP Plan (56,685 shares)
       (unaudited)                                  -             -               -
    Compensation recognized under
       RSP Plan (unaudited)                         -             -              60
    Common stock held by RSP
       (5,000 shares) (unaudited)                (103)                         (103)

BALANCE AT JUNE 30, 2003 (Unaudited)        $    (103)      $   663       $  39,594
===================================================================================

         The accompanying notes are an integral part of this statement.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                               For the six months
                                                                 ended June 30,       For the year ended December 31,
                                                              --------------------   ---------------------------------
                                                                2003        2002        2002       2001        2000
                                                              ---------   --------   ---------   ---------   ---------
                                                                   (unaudited)
Operating activities
    Net income                                                $   1,563   $  1,129   $   2,031   $   1,902   $   1,530
    Adjustments to reconcile net income to net cash
          provided by operating activities
       Depreciation and amortization                                756        388         944         736         682
       Provision for loan losses                                    470        551       1,077         363         480
       Deferred income taxes                                        (97)      (420)       (337)        (34)        (33)
       Amortization of deferred loan fees                            30         63          13        (123)       (201)
       Amortization of premiums on investment securities            747        119         338          83          39
       Net losses (gains) on sales of investment securities           -          6           6          (5)          -
       Mortgage loans originated for sale                         2,307      5,352       5,352           -             -
       Mortgage loan sales                                            -     (5,404)     (5,404)          -             -
       Net gains on sale of credit card loans                         -        (66)        (66)       (888)          -
       Release of ESOP shares                                       112          -          56           -             -
       Compensation under RSP plan                                   60          -           -           -           -
       Increase in accrued interest receivable                     (375)      (377)       (382)         (9)       (130)
       (Increase) decrease in other assets                       (1,625)       478          39        (165)        (35)
       (Decrease) increase in other liabilities                    (170)       (63)        188         283        (475)
       Increase in cash surrender value of officer life
         insurance                                                 (140)       (59)        (59)       (109)        (99)
       (Decrease) increase in accrued interest payable on
         advances                                                   (50)       (17)         (9)        (75)        121
                                                               --------    -------    --------    --------      ------
          Net cash provided by operating activities               3,588      1,680       3,787       1,959       1,879
                                                               --------    -------    --------    --------     -------

Investing activities
    Purchase of investment securities held-to-maturity          (10,650)       (11)    (15,217)     (6,000)          -
    Purchase of investment securities available-for-sale        (67,661)   (19,979)    (49,199)    (36,905)          -
    Maturity and principal repayments of investment
       securities held-to-maturity                                9,422          -       4,900      11,058       1,324
    Maturity and principal repayments of investment
       securities available-for-sale                             22,748     13,110      29,396      18,290       7,782
    Purchase of property and equipment                             (934)    (2,391)     (6,951)     (7,220)       (910)
    (Purchases) redemption of FHLB Stock                         (1,904)    (1,300)       (306)        435        (635)
    Proceeds from sale of investment securities available-
       for-sale                                                       -      2,026       2,036       1,010           -
    Loan originations, net of principal repayments              (36,956)   (52,326)    (82,000)    (48,323)    (23,193)
    Purchase of loans                                                 -    (13,717)    (13,717)     (3,998)     (3,011)
    Proceeds from sale of credit card loans                           -          -           -      17,379           -
    Cash consideration paid to acquire First Bank Central
       Jersey                                                    (2,269)         -           -           -           -
    Cash and equivalents acquired from First Bank Central
       Jersey                                                     7,773          -           -           -           -
                                                               --------    -------    --------    --------      ------
          Net cash used in investing activities                 (80,431)   (74,588)   (131,058)    (54,274)    (18,643)
                                                               --------    -------    --------    --------     -------

Financing activities
    Net increase in deposits                                     37,019     51,922     104,328      58,670      10,200
    Net advances from (repayments to) FHLB                       38,746     20,700      13,956      (9,000)      9,800
    Increase in advance payments by borrowers
       for taxes and insurance                                      192        404         369         315          13
    Net proceeds from issuance of common stock                        -          -      13,960           -           -
    Purchase of common stock for ESOP                                 -          -      (1,164)          -           -
    Capitalization of Mutual Holding Company                          -          -           -        (100)          -
    Purchase of treasury stock for the RSP Plan                    (103)         -           -           -           -
                                                               --------    -------     -------    --------     -------
          Net cash provided by financing activities              75,854     73,026     131,449      49,885      20,013
                                                               --------    -------    --------    --------     -------
          Net increase (decrease) in cash and cash
              equivalents                                          (989)       118       4,178      (2,430)      3,249
Cash and cash equivalents at beginning of year                    7,886      3,708       3,708       6,138       2,889
                                                               --------    -------    --------    --------     -------
Cash and cash equivalents at end of period                    $   6,897   $  3,826   $   7,886   $   3,708   $   6,138
                                                               ========    =======    ========    ========    ========

Supplemental disclosure of cash flow information
    Cash paid during the year for income taxes                $     907   $    720   $   1,529   $   1,058   $     918
                                                               ========    =======    ========    ========    ========
    Interest paid on deposits and borrowed funds              $   5,130   $  4,130   $   9,053   $   9,376   $   7,831
                                                               ========    =======    ========    ========    ========


The accompanying notes are an integral part of these statements.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

As part of a reorganization completed in 2001 and described more fully in note B, Synergy Financial Group, Inc. (the Company) was formed as a federally-chartered corporation and parent of Synergy Bank, formerly known as Synergy Federal Savings Bank (the Bank).

The Bank has eighteen office locations, including its main office and provides a range of financial services to individuals and corporate customers through its branch network located throughout Middlesex, Monmouth, Morris and Union counties in New Jersey. Although the Bank offers numerous services, its lending activity has concentrated primarily on residential and commercial real estate-secured loan located within New Jersey. Additionally, a moderate concentration of loans and deposits continue to be associated with employees of the Bank's former credit union sponsor organization, a pharmaceutical research and manufacturing company.

The Bank competes with other banking and financial institutions in its primary market communities. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for savings and time deposits and loans. Such institutions, as well as consumer financial and insurance companies, may be considered competitors of the Bank with respect to one or more of the services it renders.

The Bank is subject to regulations of certain federal agencies and, accordingly, it is periodically examined by those regulatory authorities. As a consequence of the regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by future federal legislation and regulations.

Basis of Financial Statement Presentation
-----------------------------------------

The  accounting   policies  followed  by  the  Company  conforms  to  accounting principles generally accepted in the United States of America and to predominant practice within the banking industry.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Synergy Financial Services, Inc.
(SFSI). All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial Statements for the six months ended June 30, 2003 and 2002, are unaudited, but in the opinion of management such financial statements have been presented on the same basis as the audited financial statement for the years ended December 31, 2002, 2001 and 2000. These financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for these periods. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The principal estimates that are susceptible to significant change in the near term relate to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way business enterprises report information about operating segments in annual financial statements. The Bank has one operating segment and, accordingly, has one reportable segment, "Community Banking." All of the Bank's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Bank supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Bank as one operating segment.

Cash and Cash Equivalents
-------------------------

The Company considers all cash on hand and in banks and highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment Securities
---------------------


Investment securities are classified as held to maturity when the Bank has the ability and intent to hold those securities to maturity. These investment securities are carried at cost, adjusted for amortization of premium and accretion of discount over the term of the security using the interest method. At the time of purchase, the Bank makes a determination as to whether or not it will hold the investment securities to maturity based upon an evaluation of the probability of the occurrence of future events.


Investment securities which are held for indefinite periods of time, which management intends to use as part of its asset/liability strategy, or which may be sold in response to changes in interest rates, changes in prepayment risk, increases in capital requirements, or other similar factors are classified as available for sale and are carried at fair value. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of shareholders' equity and excluded from determination of net income. Gains or losses on disposition are based on the net proceeds and cost of the securities sold, adjusted for amortization of premiums and accretion of discounts, using the specific identification method.


The Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended, as of January 1, 2001. The statement requires the Company to recognize all derivative instruments at fair value as either assets or liabilities. Financial derivatives are reported at fair value in other assets or other liabilities. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. The Bank does not have any derivative instruments at June 30, 2003 or December 31, 2002, 2001 or 2000.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Loans and Allowance for Loan Losses
-----------------------------------


Loans that management has the intent and ability to hold until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is calculated based upon the principal amount outstanding. The Company defers and amortizes certain origination and commitment fees, and certain direct loan origination costs over the contractual life of the related loans. This results in an adjustment of the related loan's yield. Generally, loans are placed on a non-accrual status when they are more than ninety days delinquent. Additionally, accrual of interest is stopped on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Bank accounts for its impaired loans in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Accordingly, a non-residential real estate loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller  balance  homogenous  loans  (residential  mortgages and consumer installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures. We evaluate these credits based on the pool approach and apply an allowance for loan losses based on the historical loss experience for the pool. Loss experience, which is usually determined by reviewing the historical loss (charge-off) rate for each pool over a designated time period, is adjusted for changes in trends and conditions.


The Bank accounts for its transfers and servicing financial assets in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. Transfers

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


of financial assets for which the Bank has surrendered control of the financial assets are accounted for as sales to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. Retained interests in a sale or securitization of financial assets are measured at the date of transfer by allocating the previous carrying amount between the assets transferred and based on their relative estimated fair values. The fair values of retained servicing rights and any other retained interests are determined based on the present value of expected future cash flows associated with those interests and by reference to market prices for similar assets. There were no transfers of financial assets to related or affiliated parties. At June 30, 2003 and 2002, December 31, 2002, 2001 and 2000, the Bank's servicing loan portfolio approximated $8.8 million, $15.7 million, 13.0 million, 18.0 million and $1.9 million, respectively. As of June 30, 2003, December 31, 2002 and 2001, the Bank has not recorded mortgage serving assets due to the immateriality of amount that would have been capitalized based upon the limited amount of assets secured by the Bank.


The Company adopted Financial Accounting  Standards Board (FASB)  Interpretation
(FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, on January 1, 2003. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. Financial letters of credit require the Company to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Company to make payments if the customer fails to perform certain non-financial contractual obligations. The Company previously did not record a liability when guaranteeing obligations unless it became probable that the Company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002. At June 30, 2003, the Company was not contingently liable for any financial and performance letters of credit. It is the Bank's practice to generally hold collateral and/or obtain personal guarantees supporting any outstanding letter of credit commitments. In the event that the Bank is required to fulfill its contingent liability under a standby letter of credit, it could liquidate the collateral held, if any, and enforce the personal guarantee(s) held, if any, to recover all or a portion of the amount paid under the letter of credit.

In 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and
Documentation Issues. SAB No. 102 provides guidance on the development, documentation and application of a systematic methodology for determining the allowance for loans and leases in accordance with US GAAP and is effective upon issuance. SAB No. 102 did not have a material impact on the Company's financial position or results of operations.

Concentration Risk
------------------

The lending activities are concentrated in loans secured by real estate located in the State of New Jersey. In addition, a moderate concentration of loans and deposits continue to be associated with employees of the Bank's former credit union sponsor organization, a pharmaceutical research and manufacturing company. At June 30, 2003, approximately 21.9% of the loan portfolio and 28.1% of total deposits were associated with individuals employed by this Company.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


Premises and Equipment
----------------------

Buildings, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization computed by the straight-line method over the estimated useful lives of the assets.

On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 retains the existing requirements to recognize and measure the impairment of long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 changes the requirements relating to reporting the effects of a disposal or discontinuation of a segment of a business. The adoption of this statement did not have an impact on the financial condition or results of operations of the Company.

Goodwill and Intangible Assets
------------------------------

The Company accounts for goodwill and intangible asset acquired in a business combination in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142 goodwill is not amortized; instead, the carrying value of goodwill is evaluated for impairment on an annual basis. Identifiable intangible assets are amortized over their useful lives and reviewed for impairment.


The Bank has recorded two types of intangible assets associated with the purchase of First Bank on January 10, 2003, a core deposit intangible of approximately $793,000 and goodwill of approximately $42,000 as of June 30, 2003.

The gross carrying value of the core deposit intangible was reduced by accumulated amortization of $55,000 as of June 30, 2003. The core deposit intangible is being amortized over approximately 8 years. Amortization expense for the six months ended June 30, 2003 was approximately $55,000 and the estimated amortization expense for the next five years is $111,000 in 2003, $111,000 in 2004, $111,000 in 2005, $111,000 in 2006 and $111,000 in 2007.

The carrying amount of goodwill as of June 30, 2003 was approximately $42,000. There was no change in the carrying value of goodwill from January 10, 2003 (date of acquisition of First Bank) and June 30, 2003.


On January 10, 2003, the Bank acquired all of the net assets of First Bank of Central Jersey (First Bank) for a cash purchase price of approximately $2.1 million plus expenses directly related to the acquisition. This transaction was accounted for under the purchase method. The acquisition resulted in the recording of approximately $42,000 of goodwill and approximately $668,000 of core deposit intangible, which is being amortized over approximately 8 years. Both of these amounts are included in other assets on the consolidated financial statements.


The following are the unaudited pro forma financial information of the Bank as if the First Bank acquisition occurred on the first date of the periods indicated. The pro forma information should be read in conjunction with the related historical information and is not necessarily indicative of the results that would have been attained had the transaction actually taken place. Earnings per share are not presented for the six months ended June 30, 2002 or for the years ended December 31, 2002, 2001 and 2000, as the earnings per share calculation for that period is not meaningful because the date of conversion to a stock company occurred on September 17, 2002. (dollars in thousands, except per share data):

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                      For the six              For the years ended December 31,
                                                      months ended        --------------------------------------------
                                                      June 30, 2002           2002            2001            2000
                                                      -------------       -----------     -----------     ------------
                                                                                (Unaudited)
    Interest income                                    $    12,894        $    26,963     $    23,847     $     21,297
    Interest expense                                         5,071             10,755          11,978           10,186
                                                         ---------          ---------       ---------       ----------
    Net interest income                                      7,823             16,208          11,869           11,111
    Net income (loss)                                          741              1,124          (2,295)           1,124
    Net income per share - basic                                NM                 NM              NM               NM
    Net income per share - diluted                              NM                 NM              NM               NM


Income Taxes
------------

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of differences between assets and liabilities for financial statement and tax return purposes are allowance for loan losses, deferred loan fees, deferred compensation and investment securities available for sale.

Other Real Estate Owned
-----------------------

Other real estate owned is recorded at the lower of cost or estimated fair market value less costs of disposal. When property is acquired, the excess, if any, of the loan balance over fair market value is charged to the allowance for possible loan losses. Periodically thereafter, the asset is reviewed for subsequent declines in the estimated fair market value. Subsequent declines, if any, and holding costs, as well as gains and losses on subsequent sale, are included in the consolidated statements of income.

Earnings Per Share
------------------

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or resulted in the issuance of common stock. These potentially dilutive shares would then be included in the weighted number of shares outstanding for the period using the treasury stock method. Shares issued and shares reacquired during any period are weighted for the portion of the period that they were outstanding.

In computing both basic and diluted earnings per share, the weighted average number of common shares outstanding includes all 1,889,502 shares issued to Synergy, MHC. Also included are the ESOP shares previously allocated to participants and shares committed to be released for the allocation to participants and RSP shares which have vested or have been allocated to participants. ESOP and RSP shares that have been purchased but not committed to be released have not been considered in computing basic and diluted earnings per share.

Earnings per share are not presented for the period from September 17, 2002 (the date of conversion to a stock company) though December 31, 2002 and for the six months ended June 30, 2002 as the earnings per share

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

calculation for that period is not meaningful. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computation for the six months ended June 30, 2003 (dollars in thousands, except per share data):

                                                                                    Weighted
                                                               Income            average shares              Per
                                                             (numerator)          (denominator)         share amount
                                                           ---------------      -----------------      ---------------
                                                                                   (Unaudited)
    Basic earnings per share
       Income available to common stockholders                $   1,563              3,233,946            $    0.48
       Effect of dilutive common stock equivalents                                         722                  -
                                                                                  ------------              -------

    Diluted earnings per share
    Income available to common stockholders
       plus assumed conversions                               $   1,563              3,234,668            $    0.48
                                                               ========           ============             ========

Stock-Based Compensation
------------------------

At the annual meeting held on April 22, 2003, stockholders' of the Company approved the 2003 Stock Option Plan and the 2003 Restricted Stock Plan. A total of 165,746 and 66,297 shares of common stock have been made available for granting under the Stock Option and Restricted Stock Plans (RSP), respectively. During the quarter, the Company granted 165,746 options to purchase common shares of the Company and issued 56,685 shares of restricted stock. Prior to April 22, 2003, the Company did not have a Stock Option Plan or a Restricted Stock Plan.

The Company's stock option plan and the restricted stock plan are accounted for in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and released Interpretations. Accordingly, no compensation expense has been recognized for the stock option plan. Expense for the restricted stock plan in the amount of the fair value of the common stock at the date of grant is recognized ratable over the vesting period.

Had an expense for the Company's stock option plan been determined based on the fair value at the grant date for the Company's stock options consistent with the method outline in SFAS No. 123, the Company's net income and earnings per share for all expenses related to stock options and stock granted in our restricted stock plan would have been reduced to the pro forma amounts that follow (in thousands, except per share data):

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                       For the six months ended
                                                                                       June 30, 2003 (unaudited)
                                                                                       ------------------------

    Net income, as reported                                                                   $   1,563
    Add expense recognized for the restricted stock plan,
       net of related tax effect                                                                     36
    Less total stock option and restricted stock plan expense, determined
       under the fair value method, net of related tax effect                                       (84)
                                                                                                -------

    Net income, pro forma                                                                     $   1,515
                                                                                               ========

    Basic earnings per share
       As reported                                                                            $    0.48
       Pro forma                                                                              $    0.47
    Diluted earnings per share
       As reported                                                                            $    0.48
       Pro forma                                                                              $    0.47

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options price model with the following weighted average assumptions used for grants in 2003: dividend yield of 0.00%; expected volatility of 29.44 %; risk-free interest rate of 3.01% and expected life of five years.

The Company has established an Employee Stock Ownership Plan (ESOP) covering eligible employees with one year of service, as defined by the ESOP. The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants' Statement of Position (SOP) No. 93-6, Employers' Accounting for Employee Stock Ownership Plans. SOP No. 93-6 addresses the accounting for shares of stock issued to employees by an ESOP. SOP No. 93-6 requires that the employer record compensation expense in the amount equal to the fair value of shares committed to be released from the ESOP to employees.

Compensation expense for the ESOP is recorded at an amount equal to the shares allocated by the ESOP multiplied by the average fair market value of the shares during the year. The Company recognizes compensation expense ratably over the year for the ESOP shares to be allocated based upon the Company's current estimate of the number of shares expected to be allocated by the ESOP during each calendar year. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital.

Advertising Costs
-----------------

It is the Company's policy to expense advertising costs in the period in which they are incurred.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Comprehensive Income
--------------------

The Company reports comprehensive income, which includes net income as well as certain other items, which results in a change to equity during the period. The income tax effects allocated to comprehensive income (loss) are as follows (in thousands):

                                                                                    For the six months ended
                                                                                          June 30, 2003
                                                                                          (unaudited)
                                                                           ---------------------------------------
                                                                             Before          Tax          Net of
                                                                               tax        (expense)        tax
                                                                             amount        benefit        amount
                                                                           ---------     -----------     --------
Unrealized gains on investment securities
    Unrealized holding gains arising during period                         $    156      $      (66)     $     90
    Less reclassification adjustment for losses
       realized in net income                                                     -               -             -
                                                                            -------       ---------       -------

    Other comprehensive income (loss), net                                $     156      $      (66)     $     90
                                                                           ========      ==========       =======

                                For the year ended             For the year ended             For the year ended
                                 December 31, 2002              December 31, 2001                December 2000
                           -----------------------------  ----------------------------- ------------------------------
                            Before      Tax      Net of    Before      Tax     Net of     Before      Tax       Net of
                              tax    (expense)    tax       tax     (expense)   tax        tax     (expense)     tax
                            amount    benefit    amount    amount    benefit   amount     amount    benefit     amount
                           --------- --------- ---------  --------  --------- --------- ---------  ----------  -------
Unrealized gains on
  investment securities

Unrealized holding  gains
  arising during period     $    918  $ (324)    $  594    $ 358     $ (129)   $ 229     $  993    $  (357)   $   636

Less reclassification
  adjustment for  losses
  realized in net income          (6)      2         (4)       5         (2)       3          -         -           -
                             -------   -----      -----     ----      -----     ----      -----     -----      ------

Other comprehensive
  income (loss), net        $    924  $ (326)    $  598    $ 353     $ (127)   $ 226     $  993    $  (357)   $   636
                             =======   =====      =====     ====      =====     ====      =====     ======     ======

Reclassifications
-----------------

Reclassifications of prior years amounts have been made to conform to the June 30, 2003 presentation.

NOTE B - MHC REORGANIZATION AND STOCK OFFERING
----------------------------------------------

The Company is a federally-chartered corporation that was organized in 2001 for the purpose of acquiring all of the capital stock of the Bank upon completion of the Bank's reorganization from a mutual savings bank into a mutual holding company (MHC) structure.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


The overall MHC reorganization was a change in legal organization and form, not a change in enterprise. Specifically, SFAS No. 141 excludes from the definition of business combination, any transfer by an enterprise of its net assets to a newly-formed corporate entity chartered by the existing enterprise and a transfer of net assets and an exchange of shares between enterprises under common control. Accordingly, absent classification as a business combination as defined under SFAS No. 141, the basis of MHC's assets and liabilities subsequent to the reorganization will remain unchanged from the Bank's pre-existing historical basis.

In 2002, the Company offered for sale 43.5% of the shares of its common stock in an offering fully subscribed for by eligible depositors of the Bank (the Offering). The remaining 56.5% of the Company's shares of common stock were issued to Synergy, MHC (MHC), a federally-chartered mutual holding company formed in 2001. The Offering was completed on September 17, 2002. Prior to that date, the Company had not engaged in any significant business. Completion of the Offering resulted in the issuance of 3,344,152 shares of common stock, 1,889,402 shares (56.5%) of which were issued to the MHC and 1,454,750 shares (43.5%) of which were sold to eligible depositors of the Bank at $10.00 per share. Costs related to the Offering (primarily marketing fees paid to an underwriting firm, professional fees, registration fees, and printing and mailing costs) aggregated approximately $687,000 and have been deducted to arrive at net proceeds of approximately $13,960,000 from the Offering. The Company contributed 43% of the net proceeds of the Offering to the Bank for general corporate use.

NOTE C - INVESTMENT SECURITIES
------------------------------

The amortized cost, gross unrealized gains and losses, and fair value of the Bank's investment securities available for sale and held to maturity are as follows (in thousands):

                                                                            June 30, 2003 (unaudited)
                                                          -----------------------------------------------------------
                                                                             Gross           Gross
                                                           Amortized       unrealized      unrealized        Fair
                                                             cost             gains          losses          value
                                                          -----------     -----------     -----------     ----------
    Available-for-sale
       U.S. government obligations                        $   3,543       $       20     $        -       $    3,563
       Mortgage-backed securities
          FHLMC                                               43,931             305              -           44,236
          FNMA                                                62,605             730              -           63,335
       Equity securities                                       1,017               1             15            1,003
                                                           ---------       ---------       --------       ----------

                 Total                                    $  111,096      $    1,056     $       15     $    112,137
                                                           =========       =========      =========      ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                            June 30, 2003 (unaudited)
                                                          -----------------------------------------------------------
                                                                             Gross           Gross
                                                           Amortized       unrealized      unrealized        Fair
                                                             cost             gains          losses          value
                                                          -----------     -----------     -----------     ----------
    Held-to-maturity
       Mortgage-backed securities
          FHLMC                                            $   5,403       $     22        $    -         $   5,425
          FNMA                                                19,827            266             -            20,093
          GNMA                                                10,259            187             -            10,446
       Other debt securities                                      10              -             -                10
                                                            --------        -------       -------          --------

                 Total                                     $  35,499       $    475     $       -         $  35,974
                                                            ========        =======      ========          ========
                                                                            December 31, 2002
                                                          -----------------------------------------------------------
                                                                             Gross           Gross
                                                           Amortized       unrealized      unrealized        Fair
                                                             cost             gains          losses          value
                                                          -----------     -----------     -----------     ----------

    Available-for-sale
       Mortgage-backed securities
          FHLMC                                            $  21,140      $     267         $     -         $ 21,407
          FNMA                                                40,267            619               -           40,886
       Equity securities                                          11              -               1               10
                                                            --------        -------          ------          -------

                 Total                                     $  61,418      $     886         $     1         $ 62,303
                                                            ========        =======          ======          =======

    Held-to-maturity
       Mortgage-backed securities
          FHLMC                                            $   3,249      $      19         $     -         $  3,268
          FNMA                                                11,395            124               -           11,519
          GNMA                                                 2,763            139               -            2,902
                                                            --------        -------          ------          -------
                 Total                                     $  17,407      $     282         $     -         $ 17,689
                                                           =========       ========         =======          =======

                                      F-17

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                            December 31, 2001
                                                          -----------------------------------------------------------
                                                                             Gross           Gross
                                                           Amortized       unrealized      unrealized        Fair
                                                             cost             gains          losses          value
                                                          -----------     -----------     -----------     ----------

    Available-for-sale
       Mortgage-backed securities
          FHLMC                                           $ 24,609        $   179          $   193         $  24,595
          FNMA                                              19,324            134              159            19,299
                                                           -------         ------           ------          --------

                 Total                                    $ 43,933        $   313          $   352         $  43,894
                                                           =======         ======           ======          ========


                                                                            December 31, 2001
                                                          -----------------------------------------------------------
                                                                             Gross           Gross
                                                           Amortized       unrealized      unrealized        Fair
                                                             cost             gains          losses          value
                                                          -----------     -----------     -----------     ----------
    Held-to-maturity
       Mortgage-backed securities
          FNMA                                            $  2,458        $    37          $     -         $   2,495
          GNMA                                               4,695             40                -             4,735
                                                           -------         ------           ------          --------
                 Total                                    $  7,153        $    77          $     -         $   7,230
                                                           =======         ======           ======          ========

The amortized cost and fair value of investment securities available-for-sale and held-to-maturity, by contractual maturity, at June 30, 2003 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Available-for-sale                Held-to-maturity
                                                          ---------------------------     ----------------------------
                                                           Amortized          Fair          Amortized         Fair
                                                             cost             value           cost            value
                                                          -----------     -----------     -----------     ------------
                                                                  (unaudited)                      (unaudited)

    Due in one year or less                               $       223     $       225     $         -     $          -
    Due after one through five years                           23,790          24,057           2,147            2,162
    Due after five through ten years                           12,762          13,107          10,756           10,917
    Due after ten years                                        73,303          73,745          22,586           22,885
    Marketable equity securities and other                      1,017           1,003              10               10
                                                            ---------       ---------       ---------       ----------

                                                          $   111,095     $   112,137     $    35,499     $     35,974
                                                              =======         =======      ==========      ===========

Proceeds from the sales of investment securities during the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were $-0-, $2,026,000, $2,036,000, $1,010,000 and $-0-,

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

respectively. Gross gains realized on those sales were $-0-, $-0-, $-0-, $5,000 and $-0- for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively, and gross losses were $-0-, $6,000, $6,000, $-0- and $-0- for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively. As of June 30, 2003 and December 31, 2002, investment securities with a book value of $4,209,000 and $291,000, respectively, were pledged to secure public deposits and for other purposes as provided by law.

NOTE D - LOANS RECEIVABLE
-------------------------

Major classifications of loans are as follows (in thousands):

                                                                                                   December 31,
                                                                            June 30,      ----------------------------
                                                                              2003            2002            2001
                                                                          -----------     -----------     ------------
                                                                          (unaudited)
    Mortgages
       Residential, 1-4 family                                            $   212,191     $   202,325     $    148,826
       Residential, multi-family                                               22,471          18,069            5,281
       Non-residential                                                         40,445          30,317           13,763
    Automobile                                                                 89,219          63,796           52,206
    Commercial                                                                  8,465           2,472              -
    Credit card                                                                    97             136               30
    Other loans                                                                 3,910           4,454            6,033
                                                                            ---------       ---------       ----------

                                                                              376,798         321,569          226,139
    Deferred loan fees and costs                                                  135              85              (78)
    Allowance for loan losses                                                  (2,970)         (2,231)          (1,372)
                                                                            ---------       ---------       ----------

                                                                          $   373,963     $   319,423     $    224,689
                                                                            =========      ==========      ===========

A summary of the activity in the allowance for loan losses is as follows (in thousands):

                                               Six months ended
                                                   June 30,                          Year ended December 31,
                                         ----------------------------     --------------------------------------------
                                             2003            2002             2002            2001            2000
                                         ------------     -----------     -----------     -----------     ------------
                                                  (unaudited)
    Balance, beginning of period         $      2,231     $     1,372     $     1,372     $     1,176     $        995
    Provision for loan losses                     470             551           1,077             363              480
    Acquisition of First Bank                     823             -               -               -                -
    Recoveries                                    219             118             216             250              196
    Loans charged-off                            (773)           (126)           (434)           (417)            (495)
                                           ----------       ---------       ---------       ---------       ----------

    Balance, end of period               $      2,970     $     1,915     $     2,231     $     1,372     $      1,176
                                          ===========      ==========      ==========      ==========      ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000



Loan balances on which the accrual of interest has been discontinued amounted to $533,000, $123,000, $449,000 and $71,000 at June 30, 2003 and 2002 and December
31, 2002 and 2001, respectively. If interest on these loans had been accrued, interest income would have increased by $9,000, $1,000, $17,000 and $2,000, respectively. As of the end of these periods, there were no loans past due 90 days or more, which are not on a non-accrual status. The Bank's allowance for loan losses is attributable to loans held-for-investment and not loans held-for-sale.

The Bank's policy is to consider nonaccrual loans as impaired. As defined, there were no impaired loans as of the periods noted.

In the normal course of business, the Company makes loans to certain officers, directors and their related interests. All loan transactions entered into between the Company and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at June 30, 2003 and December 31, 2002 was approximately $2,501,000 and $1,999,000. For the six months ended June 30, 2003, and the year ended December 31, 2002 new loans to these individuals amounted to approximately $975,000 and 1,562,000, respectively. There were no other loans to insiders other than those disclosed above.


NOTE E - PROPERTY AND EQUIPMENT
-------------------------------

Premises and equipment are summarized ad follows (in thousands):

                                                           Estimated        June 30,              December 31,
                                                                                          ----------------------------
                                                          useful life            2003            2002             2001
                                                          ----------------      ----------      ----------      -----------
                                                                          (unaudited)
    Land                                                  Indefinite      $     2,704     $     2,704     $        782
    Building and improvements                            3 to 40 years         11,190          10,986            2,230
    Furniture, equipment and automobiles                 3 to 12 years          6,672           5,596            4,284
    Leasehold improvements                               3 to 15 years          3,352           3,028            1,887
    Property held for future office sites                 Indefinite              319             375            6,554
                                                                            ---------       ---------       ----------
                                                                               24,237          22,689           15,737
    Less accumulated depreciation and amortization                             (6,188)         (5,042)          (4,098)
                                                                            ---------       ---------       ----------

                                                                          $    18,049     $    17,647     $     11,639
                                                                            =========       =========       ==========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


NOTE F - DEPOSITS
-----------------

Deposits are summarized as follows (in thousands):

                                                                            June 30,              December 31,
                                                                                          ----------------------------
                                                                              2003            2002            2001
                                                                          -----------     -----------     ------------
                                                                           (unaudited)
    Demand accounts
       Non-interest bearing                                               $    48,339     $    39,077     $     31,148
       Interest bearing                                                        63,517          47,917           40,811
                                                                            ---------       ---------       ----------
                                                                              111,856          86,994           71,959
    Savings and club accounts                                                  75,007          64,827           56,816
    Certificates of deposit under $100,000                                    203,281         131,463           88,718
    Certificates of deposit over $100,000                                      53,274          70,857           32,320
                                                                            ---------       ---------       ----------

                                                                          $   443,418     $   354,141     $    249,813
                                                                           ==========      ==========      ===========


Certificates of deposit over $100,000 are not insured by the Federal Deposit Insurance Corporation (FDIC).


The scheduled maturities of certificates of deposit at June 30, 2003 are as follows (in thousands and unaudited):

       2003                                       $   170,950
       2004                                            70,204
       2005                                            10,504
       2006                                             1,596
       2007                                             2,632
       Thereafter                                         669
                                                    ---------

                                                  $   256,555
                                                    =========


Interest expense on deposits is as follows (in thousands):

                                               Six months ended
                                                   June 30,                          Year ended December 31,
                                         ----------------------------     --------------------------------------------
                                             2003            2002             2002            2001            2000
                                         ------------     -----------     -----------     -----------     ------------
                                                  (unaudited)

    Demand                               $        454     $       383     $       784     $     1,038     $      1,131
    Savings                                       348             368             765             972            1,095
    Certificates of deposit                     3,695           2,493           5,773           5,453            3,601
                                           ----------       ---------       ---------       ---------       ----------

                                         $      4,497     $     3,244     $     7,322     $     7,463     $      5,827
                                          ===========      ==========      ==========      ==========      ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

NOTE G - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES
----------------------------------------------------

1.  Short-Term FHLB Advances
    ------------------------

Short-Term FHLB Advances generally have maturities of less than one year. The details of these advances are present below (in thousands, except percentages):

                                                        At or for the
                                                          six months                At or for the year ended
                                                             ended                      December 31,
                                                           June 30,       --------------------------------------------
                                                             2003             2002            2001            2000
                                                          -----------     -----------     -----------     ------------
                                                          (unaudited)
    Average balance outstanding                           $    21,526     $     7,053     $       -       $      4,173
    Maximum amount outstanding                            $    47,140     $    19,225     $       -       $     11,200
       at any month-end during the period
    Balance outstanding at period end                     $    47,140     $     2,500     $       -       $        -
    Weighted-average interest rate during the period            1.33%           1.98%              -%            6.69%
    Weighted-average interest rate at period end                1.21%           1.35%              -%               -%

2.  Long-Term FHLB Advances
    -----------------------

At June 30, 2003, advances from the Federal Home Loan Bank (FHLB) totaled $28,062. Advances consist of fixed-rate advances that will mature within one to eight years. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. These advances had a weighted average interest rate of 4.28%. Unused overnight lines of credit at the FHLB at June 30, 2003 were $-0-.

As of June 30, 2003 Long-term FHLB advances mature as follows (in thousands and unaudited):

       2004                                              8,000
       2005                                              6,062
       2006                                              3,000
       2007                                              2,000
       2008                                                  -
       Thereafter                                        9,000
                                                     ---------

                                                   $    28,062
                                                     =========

NOTE H - BENEFIT PLANS
----------------------

1.  Profit Sharing Retirement Plan
    ------------------------------

The Company had a profit sharing plan which covered eligible employees and included an employees' thrift savings plan established under the provisions of the Internal Revenue Code Section 401(k). Contributions to the

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

profit sharing plan were at the discretion of the Board of Directors. The Company's profit sharing retirement plan expense for the six months ended June 30, 2003 and June 30, 2002 and the years ended December 31, 2002, 2001 and 2000 were approximately $-0-, $81,000 and $216,000, $214,000 and $196,000,
respectively. This plan was replaced by the Board of Directors on September 21, 2002 with an Employee Stock Ownership Plan (ESOP).

2.  Supplemental Executive Retirement Plans
    ---------------------------------------


The Company established a Supplemental Executive Retirement Plan (SERP) for the benefit of its chief executive officer. In connection therewith, the Company purchased a life insurance policy to satisfy its benefit obligation there under. This policy is held within a rabbi trust. The cash surrender value of the life insurance policy related to the SERP was approximately $2,250,000 and $2,110,000 and $2,051,000, at June 30, 2003 and December 31, 2002 and 2001, respectively. Annual accruals for expense are paid to a trust for the benefit of the chief executive officer. The present value of future benefits is being accrued over the term of employment. SERP expense for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 were approximately $12,000, $11,000, $22,000, $20,000 and $17,000, respectively.


On January 1, 2002 the Company adopted an SERP for the benefit of other executive officers. This plan requires an annual accrual equal to ten percent of each participant's base salary to be credited to the plan reserve. Plan expense for the six months ended June 30, 2003 and 2002 and the year ended December 31, 2002 was approximately $19,000, $17,000 and $35,000, respectively.

3.  Phantom Stock Plan
    ------------------

Prior to the reorganization and stock offering as described in note B, the Company maintained a phantom stock and phantom option plan for the benefit of its chief executive officer. Under the plan, the chief executive was awarded phantom stock and options, the value of which is determined annually based upon a valuation of the Company assuming it was a stock company. Plan expense for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 was approximately $5,000, $6,000, $8,000, $11,000 and $11,000, respectively. The phantom stock and phantom option plan for the benefit of the chief executive officer was replaced by a Deferred Compensation Plan in September, 2002. The Plan expense for the six months ended June 30, 2003 and year ended December 31, 2002 was approximately $5,000.

4.  Employee Stock Ownership Plan
    -----------------------------

On September 24, 2002, the Board of Directors approved an Employee Stock Ownership Plan (ESOP) that became effective January 1, 2002. The Plan is designed to provide eligible employees the advantage of ownership of Company stock. Employees are eligible to participate in the Plan after reaching age twenty-one, completion of one year of service and working at least one thousand hours of consecutive service during the year. Contributions are allocated to eligible participants on the basis of compensation.

The ESOP borrowed $1,163,800 from the Company to finance the purchase of 116,380 shares in connection with the initial public offering. The loan is payable in annual installments over ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal with interest payable quarterly. The loan can be prepaid without penalty. Loan payments are principally funded by cash contributions from the Bank, subject to federal tax law limits.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees become fully vested in their ESOP account after five years of service. Dividends on unallocated shares are generally applied towards payment of the loan. ESOP shares committed to be released are considered outstanding in determining earnings per share.

At June 30, 2003, the ESOP held 106,682 unallocated shares at an aggregate cost of $1,067,000; the market value of such shares at that date was approximately $2,187,000. For the six months ended June 31, 2003, $113,000 was charged to compensation and employee benefits expense based on the commitment to release 5,819 shares to eligible employees.

5.  Stock-Based Compensation
    ------------------------

At the annual meeting held on April 22, 2003, stockholders' of the Company approved the Company's 2003 Stock Option Plan and the 2003 Restricted Stock Plan. A total of 165,746 and 66,297 shares of common stock have been made available for granting under the Stock Option and Restricted Stock Plans (RSP), respectively. During the quarter, the Company granted 165,746 options to purchase common shares of the Company and issued 56,685 shares of restricted stock. Prior to April 22, 2003, the Company did not have a Stock Option Plan or a Restricted Stock Plan.

The purpose of the RSP is to promote the growth and profitability of the Company by providing Directors, Officers and employees with an equity interest in the Company as an incentive to achieve corporate goals. Under the RSP, 66,297 shares of the Company's stock were reserved for issuance as restricted stock awards to officers, employees, and non-employee directors in recognition of prior service and as an incentive for such individuals to remain with the Company. A deferred compensation account for shares awarded under the RSP is recorded as a reduction of stockholders' equity. Shares issued upon vesting may be either authorized but unissued shares or reacquired shares held by the Company as treasury shares. Through June 30, 2003, the Company acquired 5,000 shares of stock that relates to the RSP; such shares are included in treasury stock. The restricted stock grants are generally held in a trust for the benefit of the award recipient until vested. Awards outstanding generally vest in five annual installments commencing one year from the date of the award. As of June 30, 2003, no shares were vested and no shares were forfeited under the RSP. Expense is recognized for shares awarded over the vesting period at the fair market value of the shares on the date they were awarded, or $21.00 per share. Compensation expense attributable to the RSP amounted to $60,000 for the six months ended June 30, 2003.

Under the Stock Option Plan, each stock option granted entitles the holder to purchase one share of the Company's common stock at an exercise price not less than the fair market value of a share of common stock at the date of grant. Options granted vest over a five year period from the date of grant and will expire no later than 10 years following the grant date. A summary of the status of the stock option plan as of June 30, 2003 and changes during the period ended on that date are presented below (unaudited):

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                Shares              Weighted-average exercise price
                                                            ------------            ------------------------------
    Outstanding, beginning of period                                -                      $        -
       Granted                                                  165,746                           20.80
       Exercised                                                    -                               -
       Forfeited                                                    -                               -
       Expired                                                      -
                                                             ----------

    Outstanding, end of period                                  165,746                    $      20.80
                                                            -----------

    Options exercisable at period end                               -                               -
    Weighted average fair value of options
       granted during the period                                                           $       9.66


At June 30, 2003, there were 165,746 options outstanding all with an exercise price of $20.80. The weighted average remaining contractual life was 10 years and there were no options exercisable under the plan. At June 30, 2003, there were no option shares available to grant under the 2003 option plan.

NOTE I - INCOME TAXES
---------------------

The components of income taxes are summarized as follows (in thousands):

                                               Six months ended
                                                   June 30,                          Year ended December 31,
                                         ----------------------------     --------------------------------------------
                                             2003            2002             2002            2001            2000
                                         ------------     -----------     -----------     -----------     ------------
                                                  (unaudited)
    Current tax expense
       Federal income                    $        828     $       780     $     1,203     $       965     $        668
       State income                               112             240             334              93               77
                                           ----------       ---------       ---------       ---------       ----------
                                                  940           1,020           1,537           1,058              745
                                           ----------       ---------       ---------       ---------       ----------

    Deferred tax (benefit) expense
       Federal income                             (69)           (285)           (223)            (27)             (30)
       State income                               (28)           (135)           (114)             (7)              (3)
                                           ----------       ---------       ---------       ---------       ----------

                                                  (97)           (420)           (337)            (34)             (33)
                                           ----------       ---------       ---------       ---------       ----------

                                         $        843     $       600     $     1,200     $     1,024     $        712
                                          ===========      ==========      ==========      ==========      ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

A reconciliation of income taxes computed at the statutory federal income tax rate (34%) to the reported income tax expense is as follows (in thousands):

                                               Six months ended
                                                   June 30,                          Year ended December 31,
                                         ----------------------------     --------------------------------------------
                                             2003            2002             2002            2001            2000
                                         ------------     -----------     -----------     -----------     ------------
                                                  (unaudited)
Expected federal income tax expense      $        819     $       588     $     1,099     $       995     $        763
    Increase (decrease) in federal
      income tax expense resulting
      from state income tax, net of
      federal income tax effect                    56              70             145              57               49
Tax exempt income                                 (47)              -               -               -                -
Other, net                                         15             (58)            (44)            (28)            (100)
                                           ----------       ---------       ---------       ---------       ----------

                                         $        843     $       600     $     1,200     $     1,024     $        712
                                          ===========      ==========      ==========      ==========      ===========

Deferred tax assets and (liabilities) consisted of the following (in thousands):

                                               Six months ended
                                                   June 30,                          Year ended December 31,
                                         ----------------------------     ------------------------------------------
                                             2003            2002             2002            2001            2000
                                         ------------     -----------     -----------     -----------     ----------
                                                  (unaudited)

Deferred loan fees, net of costs         $        -       $       -       $       -       $       -       $       20
Allowance for loan losses                       672             460             581             196              135
Depreciation                                    169             275             121             102               90
Net operating loss carry over                 1,456               -               -               -                -
Unrealized losses on available-
    for-sale investment securities                -               -               -              14              141
Other                                             -              17              10               6              -
                                          ---------       ---------       ---------       ---------       ----------
                                              2,297             752             712             318              386
Valuation allowance for deferred
    tax assets                                  776               -               -               -                -
                                          ---------       ---------       ---------       ---------       ----------

                                         $    1,521             752     $       712     $       318     $        386
                                          =========     ===========      ==========      ==========      ===========

Deferred loan fees, net of costs         $      112     $        55     $        98     $        27     $          -
Unrealized (gains) losses on available-
    for-sale investment securities              378             186             312               -                -
Other                                            17               -               -               -                1
                                          ---------       ---------       ---------       ---------       ----------
Deferred tax liabilities                 $      507     $       241     $       410     $        27     $          1
                                          =========      ==========      ==========      ==========      ===========

Net deferred tax asset                   $    1,014     $       511     $       302     $       291     $        385
                                          =========      ==========      ==========      ==========      ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


The Company has federal net operating loss carryovers acquired from First Bank of Central Jersey expiring as follows (in thousands):

          Expiring                                   Amount

            2018                                  $        83
            2021                                        1,833
            2022                                        2,517
            2023                                          150
                                                    ---------

                                                  $     4,583
                                                    =========


The Company has provided a valuation allowance against the deferred tax asset attributable to the net operating loss carryovers in order to adjust that deferred tax asset to the amount management believes to be realizable taking into consideration the annual limitation on usage of net operating loss carryovers following an ownership change and the carryover period currently permitted under federal tax law. The Company has no state net operating loss carryover.

NOTE J - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimates and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Bank using what management believes to be the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at June 30, 2003, December 31, 2002 and 2001 are set forth below.

For cash and due from banks and interest-bearing deposits with banks, the recorded book values of approximately $7,886,000, and $3,708,000 are deemed to approximate fair values at December 31, 2002 and 2001, respectively. The estimated fair values of investment and mortgage-backed securities are based on quoted market prices, if available. If quoted market prices are not available, the estimated fair values are based on quoted market prices of comparable instruments.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest is deemed to approximate fair value.

                                                                                  December 31,
                                                          -----------------------------------------------------------------
                                                                     2002                             2001
                                                          ---------------------------          ----------------------------
                                                           Carrying         Estimated           Carrying        Estimated
                                                            amount         fair value           amount          fair value
                                                          -----------     ----------------      ----------      -----------
                                                                                 (in thousands)
    Investment securities                                 $    78,826     $    79,972     $    51,047     $     51,125
    Federal Home Loan Bank stock                                1,856           1,856           1,550            1,550
    Loans receivable, net                                     321,654         332,740         226,061          226,290
    Cash surrender value of officer life insurance              2,110           2,110           2,051            2,051

The estimated fair values of demand deposits (i.e., interest- and non-interest-bearing checking accounts, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                                                  December 31,
                                                          -----------------------------------------------------------------
                                                                     2002                                   2001
                                                          ---------------------------           ---------------------------
                                                           Carrying         Estimated           Carrying        Estimated
                                                            amount         fair value            amount         fair value
                                                          -----------     -----------           ---------      -----------
                                                                                 (in thousands)
    Time deposits                                         $   202,320     $   206,047     $   121,038     $    122,531
    FHLB advances                                              36,456          36,456          22,500           22,500

The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.

NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
----------------------------------------------------------

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and unused lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and unused lines of credit are represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

               SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

The Bank had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk (in thousands):

                                                                                                  December 31,
                                                                            June 30,      ----------------------------
                                                                              2003            2002            2001
                                                                          -----------     -----------     ------------
                                                                           (unaudited)

    Commitments to grant loans                                            $    51,652     $    31,456     $     38,948
    Unfunded commitments under lines of credit                                 18,324          12,898            8,767
                                                                           ----------       ---------       ----------

                                                                          $    69,976     $    44,354     $     47,715
                                                                           ==========      ==========      ===========


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but primarily includes residential real estate located in New Jersey and the New York metropolitan area. At June 30, 2003, commitments to fund fixed rate loans amounted to $41.6 million with interest rates between 5.0% and 6.875%.


NOTE L - COMMITMENTS AND CONTINGENT LIABILITIES
-----------------------------------------------

1.  Lease Commitments
    -----------------
Future approximate lease payments under non-cancelable operating leases at June 30, 2003 are due as follows (in thousands and unaudited):

       2004                               $       409
       2005                                       597
       2006                                       590
       2007                                       555
       2008                                       484
       Thereafter                               2,545
                                            ---------

                                          $     5,180
                                            =========

Total rent expense was approximately $289,000, $202,000, $426,000, $376,000 and $332,000 for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000, respectively.


The Company maintains six office locations within the corporate facilities of the Company's former credit union sponsor organization. The Company makes no rental payments for these branch locations. Each office is an average of 280 square feet with no public access and therefore very limited use. Management has evaluated the

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


fair value of the annual rent which is not considered to have a material impact of the Bank's financial condition or results of operation. The locations are occupied pursuant to a written agreement that provides for two-year terms that are automatically renewed upon expiration unless written notice of termination is given by either party.


2.  Other
    -----

In the normal course of business, the Company and the Bank have been named as defendants in certain lawsuits. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that the resolutions of such suits will not have a material adverse effect on the consolidated financial position or results of operation of the Company.

NOTE M - CONDENSED FINANCIAL INFORMATION - PARENT CORPORATION ONLY
------------------------------------------------------------------

Condensed financial information for Synergy Financial Group, Inc. (Parent Corporation only) follows (in thousands):

                            CONDENSED BALANCE SHEETS

                                                                                                 December 31,
                                                                                        ------------------------------
                                                                                            2002              2001
                                                                                        ------------      ------------
    ASSETS
       Cash and cash equivalents                                                        $      8,610      $        100
       Investment in subsidiaries, at equity                                                  30,956            22,295
       Other assets                                                                               98                23
                                                                                          ----------        ----------

          Total assets                                                                  $     39,664      $     22,418
                                                                                         ===========       ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY
       Loan payable to Bank for ESOP                                                    $      1,135      $        -
       RSP obligation                                                                            -                 -
       Other liabilities                                                                         657                28
       Stockholders' equity                                                                   37,872            22,390
                                                                                        ------------        ----------

          Total liabilities and stockholders' equity                                    $     39,664      $     22,418
                                                                                         ===========       ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                         CONDENSED STATEMENTS OF INCOME

                                                                                            Year ended December 31,
                                                                                        ------------------------------
                                                                                            2002              2001
                                                                                        ------------      ------------
    INCOME
       Equity in undistributed net earnings of subsidiaries                             $      2,068      $      1,907
                                                                                         -----------       -----------

          Total income                                                                         2,068             1,907
                                                                                          ----------        ----------

    EXPENSES
       Other expenses                                                                             37                 5
                                                                                          ----------        ----------

          Total expenses                                                                          37                 5
                                                                                          ----------        ----------

          NET INCOME                                                                    $      2,031      $      1,902
                                                                                         ===========       ===========

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                            Year ended December 31,
                                                                                            2002              2001
                                                                                        ------------      ------------
    OPERATING ACTIVITIES
       Net income                                                                       $      2,031      $      1,902
       Adjustments to reconcile net income to net cash provided by operating activities
       Equity in undistributed income of subsidiary                                           (2,068)           (1,907)
       Amortization, depreciation and other                                                       73                 -
       Increase in other assets                                                                  (75)              (23)
       Increase in other liabilities                                                             629                28
                                                                                        ------------        ----------

          Net cash provided by operating activities                                              590                 -
                                                                                        ------------        ----------

    INVESTING ACTIVITIES
       Additional investment in subsidiaries                                                  (6,000)                -
                                                                                          ----------        ----------

          Net cash (used in) provided by investing activities                                 (6,000)                -
                                                                                          ----------        ----------

    FINANCING ACTIVITIES
       Net proceeds from issuance of common stock                                             13,960               100
       Increase in RSP Obligation                                                                  -                 -
       Repayments of Bank loan for ESOP                                                          (29)                -
       Purchase of investment securities available for sale                                      (11)                -
                                                                                          ----------        ----------

          Net cash provided by financing activities                                           13,920               100
                                                                                          ----------        ----------

    NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  8,510               100

    Cash and cash equivalents at beginning of year                                               100               -
                                                                                          ----------        ----------

    Cash and cash equivalents at end of year                                            $      8,610      $        100
                                                                                         ===========       ===========

NOTE N - REGULATORY MATTERS
---------------------------

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications under the prompt corrective action guidelines are also subject to the qualitative judgments by the regulators about

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital (as defined) to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2003, the Bank is considered well-capitalized under regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events that management believes have changed the institution's prompt corrective action category.


The following table presents a reconciliation of capital per GAAP and regulatory capital at the dates indicated for the Bank:

                                                                            June 30,              December 31,
                                                                                          ----------------------------
                                                                              2003            2002            2001
                                                                          -----------     -----------     ------------
    GAAP capital                                                          $    37,680     $    30,879     $     22,196
    Unrealized (losses) gains on investment securities                           (663)           (573)              25
    Less: goodwill and other intangible assets                                    768               -                -
                                                                            ---------       ---------       ----------
       Core and tangible capital                                               36,249          30,306           22,221
    Add: general allowance for loan losses                                      2,970           2,231            1,372
                                                                            ---------       ---------       ----------

       Total regulatory capital                                           $    39,219     $    32,537     $     23,593
                                                                           ==========      ==========      ===========


The Bank's actual capital amounts and ratios are as follows (in thousands, except percentages):

                                                                         OTS Requirements
                                           ----------------------------------------------------------------------------
                                                                                                      Regulatory
                                                                              Minimum            for classification as
                                                  Bank actual            capital adequacy          well capitalized
                                           -----------------------   ------------------------   -----------------------
                                              Amount        Ratio       Amount        Ratio       Amount         Ratio
                                           ------------   --------   ------------   ---------   -----------   ---------
As of June 30, 2003 (unaudited):

    Total risk-based capital
       (to risk-weighted assets)           $     39,219     10.77%   $     29,137       8.00%   $    36,421      10.00%
    Tier I capital
       (to risk-weighted assets)                 36,249      9.95%            N/A         N/A        21,853       6.00%
    Tier I capital
       (to adjusted total assets)                36,249      6.46%         22,434       4.00%           N/A         N/A
    Tangible capital
       (to adjusted total assets)                36,249      6.46%          8,413       1.50%           N/A         N/A


                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                         OTS Requirements
                                           ----------------------------------------------------------------------------
                                                                                                      Regulatory
                                                                              Minimum            for classification as
                                                  Bank actual            capital adequacy          well capitalized
                                           -----------------------   ------------------------   -----------------------
                                              Amount        Ratio       Amount        Ratio       Amount         Ratio
                                           ------------   --------   ------------   ---------   -----------   ---------
As of December 31, 2002:

    Total risk-based capital
       (to risk-weighted assets)           $     32,537     11.17%   $     23,294       8.00%   $    29,118      10.00%
    Tier I capital
       (to risk-weighted assets)                 30,306     10.41%            N/A         N/A        17,471       6.00%
    Tier I capital
       (to adjusted total assets)                30,306      7.01%         17,286       4.00%           N/A         N/A
    Tangible capital
       (to adjusted total assets)                30,306      7.01%          6,482       1.50%           N/A         N/A

As of December 31, 2001:

    Total risk-based capital
       (to risk-weighted assets)           $     23,593     12.00%   $     15,731       8.00%   $    19,663      10.00%
    Tier I capital
       (to risk-weighted assets)                 22,221     11.30%            N/A         N/A        11,798       6.00%
    Tier I capital
       (to adjusted total assets)                22,221      7.48%         11,883       4.00%        14,853       5.00%
    Tangible capital
       (to adjusted total assets)                22,221      7.48%          4,456       1.50%           N/A         N/A

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


NOTE O - SELECTED QUARTERLY FINANCIAL DATA
------------------------------------------

Unaudited quarterly financial data is as follows (in thousands, except share data):

                                                                                               Six months ended
                                                                                           June 30, 2003 (unaudited)
                                                                                         ------------------------------
                                                                                            First              Second
                                                                                           quarter            quarter
                                                                                          ----------        -----------
    Interest income                                                                     $      7,508      $      7,419
    Interest expense                                                                           2,702             2,620
                                                                                          ----------        ----------
    Net interest income                                                                        4,806             4,799
    Provision for losses                                                                         118               352
                                                                                          ----------        ----------
    Net interest income after provision for losses                                             4,688             4,447
    Non-interest income                                                                          382               652
    Non-interest expense                                                                       3,742             4,021
                                                                                          ----------        ----------
    Income before taxes                                                                        1,328             1,078
    Provision for income taxes                                                                   492               351
                                                                                          ----------        ----------

    Net income                                                                          $        836      $        727
                                                                                         ===========       ===========

    Basic earnings per share                                                            $       0.26      $       0.22
                                                                                         ===========       ===========
    Diluted earnings per share                                                          $       0.26      $       0.22
                                                                                         ===========       ===========

                                   Year ended December 31, 2002                   Year ended December 31, 2001
                           --------------------------------------------   --------------------------------------------
                             First      Second       Third     Fourth       First     Second      Third       Fourth
                            quarter     quarter     quarter    quarter      quarter   quarter    quarter      quarter
                            -------     -------     -------    --------     -------   --------   -------      --------
Interest income            $   5,115   $  5,787   $   6,029   $   6,428   $  4,426   $   4,665   $   4,921   $   5,059
Interest expense               1,979      2,139       2,460       2,466      2,134       2,405       2,461       2,297
Net interest income            3,136      3,648       3,569       3,962      2,293       2,260       2,460       2,762
Provision for losses             270        281         209         317         45         150         179         (11)
Net interest income after
    provision for losses       2,866      3,367       3,360       3,645      2,248       2,110       2,281       2,773

Non-interest income              319        566         488         347        427         531         429       1,128
Non-interest expense           2,411      2,979       3,074       3,262      2,316       2,250       2,134       2,302

Income before taxes              774        954         774         730        359         392         576       1,599
Provision for income taxes       266        334         325         276        121         134         200         569

Net income                 $     508   $    620   $     449   $     454   $    238   $     258   $     376   $   1,030

Basic earnings per share          NM         NM          NM          NM         NM          NM          NM          NM
Diluted earnings per share        NM         NM          NM          NM         NM          NM          NM          NM

                 SYNERGY FINANCIAL GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

NOTE P - REORGANIZATION AND STOCK OFFERING
------------------------------------------

The Board of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the Plan) on July 26, 2003. Pursuant to the Plan, the MHC will convert from the mutual to the stock form of organization and Synergy Financial Group, Inc., a newly formed New Jersey corporation will offer common stock representing the ownership interest in the Company now owned by the MHC. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of the new Synergy Financial Group, Inc. The exchange ratio will ensure that immediately after the reorganization and the share exchange, the public stockholders of the Company will own the same aggregate percentage of the new Synergy Financial Group, Inc. common stock that they owned immediately prior to the reorganization. Following the completion of the reorganization, the Corporation will hold all of the capital stock of the Bank.


The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit accounts of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.

The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirement in section 567.2 of the Rules and Regulations of the OTS.

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of June 30, 2003, there were no costs associated with the conversion that have been deferred and presented as other assets.

You should rely only on the information contained in this document or to that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Synergy Financial Group, Inc. and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.


                                [GRAPHIC OMITTED]



                          Synergy Financial Group, Inc.
 Proposed Holding Company for Synergy Bank and Synergy Financial Services, Inc.




                    Up to ^ 5,511,951 Shares of Common Stock
                (Subject to Increase to up to ^ 6,338,729 Shares)






                        --------------------------------

                                   PROSPECTUS

                        --------------------------------



                        Sandler O'Neill & Partners, L.P.


                               November ___, 2003



Until the later of December__, 2003, or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of the dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

         The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

            (a)   Exhibits:

            1     Form  of  Sales  Agency   Agreement  with  Sandler  O'Neill  &
                  Partners, L.P.
            2     Plan of Conversion and Reorganization
            3(i) Certificate of Incorporation of Synergy Financial Group, Inc.* 3(ii) Bylaws of Synergy Financial Group, Inc.*
            4     Specimen Stock Certificate of Synergy Financial Group, Inc.*
            5     Opinion of Malizia  Spidi & Fisch,  PC  regarding  legality of securities registered
            8.1   Federal Tax Opinion of Malizia Spidi & Fisch, PC*
            8.2   State Tax Opinion of Grant Thornton LLP*
            10.1  Employment Agreement between Synergy Bank and John S. Fiore**
            10.2  Supplemental Executive Retirement Income Agreement for John S.
                  Fiore**
            10.3  Synergy Federal Savings Bank Supplemental Executive Retirement
                  Plan for the Benefit of Senior Officers**
            10.4  Synergy Financial Group, Inc. 2003 Restricted Stock Plan***
            10.5  Synergy Financial Group, Inc. 2003 Stock Option Plan***
            10.6  Change in Control Severance Agreement between Synergy Bank and
                  Kevin M. McCloskey*
            10.7  Change in Control Severance Agreement between Synergy Bank and
                  Kevin A. Wenthen*
            10.8  Change in Control Severance Agreement between Synergy Bank and
                  Ralph A. Fernandez*
            10.9  Directors Change in Control Severance Plan*
            16    Letter of Fontanella and Babitts regarding change in auditor
            23.1  Consent of Grant Thornton LLP
            23.2  Consent of Fontanella and Babitts
            23.3  Consent of FinPro, Inc.
            23.4  Consent  of  Malizia  Spidi  &  Fisch,  PC  (contained  in its opinions filed as Exhibits 5.1, 8.1 and 8.2)
            24    Power of Attorney (set forth on the signature page)
            99.1  Prospectus Supplement for Interests in the 401(K) Savings Plan
                  and Trust*
            99.2  Opinion  of  FinPro,  Inc.  as to the  value  of  subscription rights*
            99.3  Conversion  Valuation  Appraisal  Report  prepared  by FinPro,
                  Inc.****
            99.4  Marketing Materials
            99.5  Stock Order Form
            99.6  Proxy Statement for Special Meeting of Stockholders of Synergy
                  Financial Group, Inc.*****

---------------------------------------------
            *     Previously filed.
            ** Incorporated by reference to the Registration Statement of Synergy Financial Group, Inc. on Form SB-2 (File No. 333-89384; filed with the SEC on May 30, 2002).
            *** Incorporated by reference to the Definitive Proxy Statement of Synergy Financial Group, Inc. for the 2003 Annual Meeting of Stockholders (File No. 00049980; filed with the SEC on March 18, 2003).

            **** Portions thereof omitted in accordance with Rule 202 of Regulation S-T.
            ***** Incorporated by reference to the  Preliminary  Proxy Statement of Synergy Financial Group, Inc. for the Special Meeting of Stockholders (File No. 00049980; filed with the SEC on September 17, 2003 and amended on October 31, 2003).

            (b)   Financial Statement Schedules:

                  No  financial   statement  schedules  are  filed  because  the
required information is not applicable or is included in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation for the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement.

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Act,  and  is  therefore,   unenforceable.   In
the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranford, New Jersey on October 31, 2003.

                                   SYNERGY FINANCIAL GROUP, INC.


                                   By:     /s/ John S. Fiore
                                           -------------------------------------
                                           John S. Fiore
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)


    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on October 31, 2003.


/s/ Kenneth S. Kasper*                       /s/ John S. Fiore
------------------------------------------   -----------------------------------
Kenneth S. Kasper                            John S. Fiore
Chairman and Director                        President, Chief Executive Officer
                                              and Director
                                              (Principal Executive Officer)


/s/ Ralph A. Fernandez                       /s/ Paul T. LaCorte*
------------------------------------------   -----------------------------------
Ralph A. Fernandez                           Paul T. LaCorte
Vice President and Chief Financial Officer   Director
(Principal Accounting Officer)


/s/ Nancy A. Davis*                          /s/ George Putvinski*
------------------------------------------   -----------------------------------
Nancy A. Davis                               George Putvinski
Director                                     Director


/s/ W. Phillip Scott*                        /s/ Albert N. Stender*
------------------------------------------   -----------------------------------
W. Phillip Scott                             Albert N. Stender
Director                                     Director


/s/ David H. Gibbons, Jr.*                   /s/ Magdalena M. De Perez*
------------------------------------------   -----------------------------------
David H. Gibbons, Jr.                        Magdalena M. De Perez
Director                                     Director


----------------
* Signed pursuant to a Power of Attorney.